                                  EXHIBIT 10.1



                                                                  Conformed Copy
                                                           As of August 20, 1999











                       JOINT VENTURE AGREEMENT FOR EUROPE

                            DATED AS OF JUNE 14, 1999

                                  BY AND AMONG

                       THE GOODYEAR TIRE & RUBBER COMPANY,
                      GOODYEAR S.A., A FRENCH CORPORATION,
                    GOODYEAR S.A., A LUXEMBOURG CORPORATION,
                              GOODYEAR CANADA INC.,
                        SUMITOMO RUBBER INDUSTRIES, LTD.,
                                       AND
                           SUMITOMO RUBBER EUROPE B.V.















                                    X-10.1-1

                                TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------
                                    ARTICLE I

                                   DEFINITIONS
                                   -----------


Article 1.1    Definitions...........................................      1

Article 1.2    Definitions Can be Substantive........................      8

Article 1.3    Definitions Not in Article I..........................      8

Article 1.4    Non-Working Day Performance...........................      8

Article 1.5    Calculation of Day Periods............................      8

Article 1.6    Tire and Non-Tire Assets..............................      8



                           ARTICLE II

                AGREEMENTS OF THE PARTIES HERETO
                --------------------------------
               WITH RESPECT TO THE ORGANIZATION OF
               -----------------------------------
                    THE JOINT VENTURE COMPANY
                    -------------------------


Article 2.1    Reorganizations.......................................      9

Article 2.2    Organization of the Joint Venture Company.............      9

Article 2.3    Acquisition of SRE Stock..............................      9

Article 2.4    Exchange for Solely Europe JVC Voting Stock...........      9

Article 2.5    Completion of Closing.................................      9

Article 2.6    Post-Closing Adjustments..............................     10


                           ARTICLE III

             INCLUDED ASSETS AND INCLUDED LIABILITIES
             ----------------------------------------


Article 3.1    Goodyear Business Assets and SRI Business Assets......     11

Article 3.2    Liabilities of the Goodyear JV Companies and SRI JV        16
               Companies............................................


                                    X-10.1-2

                           ARTICLE IV

             EXCLUDED ASSETS AND EXCLUDED LIABILITIES
             ----------------------------------------


Article 4.1    Goodyear Excluded Assets.............................      17

Article 4.2    SRI Excluded Assets..................................      18

Article 4.3    Goodyear Excluded Liabilities........................      18

Article 4.4    SRI Excluded Liabilities.............................      18


                            ARTICLE V

                 REPRESENTATIONS AND WARRANTIES
                 ------------------------------


Article 5.1    Corporate Organization, etc..........................      18

Article 5.2    Authority; Execution and Enforceability..............      19

Article 5.3    Ownership of Stock; Corporate Structure..............      19

Article 5.4    No Violation or Breach...............................      20

Article 5.5    Brokers and Finders..................................      21

Article 5.6    Financial Statements; Liabilities....................      22

Article 5.7    Quiet Enjoyment......................................      23

Article 5.8    Consents; Filings....................................      23

Article 5.9    Actions and Proceedings..............................      24

Article 5.10   Taxes and Tax Returns................................      24

Article 5.11   Title to Property; Condition; Sufficiency............      25

Article 5.12   Intellectual Property................................      28

Article 5.13   Software.............................................      34

Article 5.14   Compliance with Legal Requirements...................      35

Article 5.15   Outstanding Commitments..............................      36

Article 5.16   Employment Matters...................................      37

Article 5.17   Environment, Health and Safety.......................      39

Article 5.18   Insurance............................................      41

Article 5.19   Accounts Receivables.................................      41

                                    X-10.1-3

Article 5.20   Guarantees............................................     41

Article 5.21   Subsidies.............................................     42

Article 5.22   Year 2000.............................................     42

Article 5.23   Undisclosed Liabilities, etc..........................     42

Article 5.24   Absence of Certain Changes or Events..................     43

Article 5.25   Survival Period.......................................     45


                           ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES
                 ------------------------------


Article 6.1    Corporate Organization, etc...........................     45

Article 6.2    Authority; Execution and Enforceability...............     46

Article 6.3    Ownership of Stock; Corporate Structure...............     46

Article 6.4    No Violation or Breach................................     47

Article 6.5    Brokers and Finders...................................     48

Article 6.6    Financial Statements; Liabilities.....................     48

Article 6.7    Quiet Enjoyment.......................................     50

Article 6.8    Consents; Filings.....................................     50

Article 6.9    Actions and Proceedings...............................     50

Article 6.10   Taxes and Tax Returns.................................     51

Article 6.11   Title to Property; Condition; Sufficiency.............     52

Article 6.12   Intellectual Property.................................     54

Article 6.13   Software..............................................     61

Article 6.14   Compliance with Legal Requirements....................     62

Article 6.15   Outstanding Commitments...............................     63

Article 6.16   Employment Matters....................................     64

Article 6.17   Environment, Health and Safety........................     67

Article 6.18   Insurance.............................................     68

Article 6.19   Accounts Receivables..................................     69

Article 6.20   Guarantees............................................     69

Article 6.21   Subsidies.............................................     69

Article 6.22   Year 2000.............................................     69

                                    X-10.1-4

Article 6.23   Undisclosed Liabilities, etc..........................     70

Article 6.24   Absence of Certain Changes or Events..................     70

Article 6.25   Survival Period.......................................     72


                           ARTICLE VII

               MAINTENANCE OF BUSINESS AND ASSETS
               ----------------------------------



Article 7.1    Maintenance of Business and Assets....................     73


                          ARTICLE VIII

               CONDITIONS TO PARTIES' OBLIGATIONS
               ----------------------------------



Article 8.1  ........................................................     73


                           ARTICLE IX

                      NAMES AND TRADEMARKS
                      --------------------


Article 9.1  ........................................................     73

Article 9.2  ........................................................     73

Article 9.3  ........................................................     73

Article 9.4  ........................................................     74

Article 9.5  ........................................................     74

                            ARTICLE X

                       R&D REORGANIZATION
                       ------------------


Article 10.1 ........................................................     76

                                    X-10.1-5

                           ARTICLE XI

                       TECHNOLOGY MATTERS
                       ------------------


Article 11.1 ........................................................     77


                           ARTICLE XII

                        EMPLOYEE MATTERS
                        ----------------


Article 12.1 ........................................................     77

Article 12.2 ........................................................     77

Article 12.3 ........................................................     78

Article 12.4 ........................................................     78


                          ARTICLE XIII

                         INDEMNIFICATION
                         ---------------


Article 13.1 ........................................................     78

                           ARTICLE XIV

                         SHARED SERVICES
                         ---------------


Article 14.1 ........................................................     79

Article 14.2 ........................................................     79

Article 14.3 ........................................................     79


                           ARTICLE XV

                  NON TIRE REAL PROPERTY LEASES
                  -----------------------------


Article 15.1 ........................................................      79

Article 15.2 ........................................................      80

                                    X-10.1-6

Article 15.3 ........................................................     80



                           ARTICLE XVI
                   [Intentionally left blank]


                          ARTICLE XVII

                        WARRANTY SERVICES
                        -----------------



Article 17.1   Warranty Services.....................................     80


                          ARTICLE XVIII

                 INSURANCE AND PRODUCT LIABILITY
                 -------------------------------



Article 18.1   Insurance.............................................     81

Article 18.2   SRI Product Liability/Completed Operations...........      81

Article 18.3   Goodyear Product Liability/Completed Operations......      82


                           ARTICLE XIX

              TERM OF JV AGREEMENT; EFFECTIVE DATE
              ------------------------------------


Article 19.1   Term of Agreement....................................      83

Article 19.2   Effective Date.......................................      83


                           ARTICLE XX

                    MISCELLANEOUS PROVISIONS
                    ------------------------


Article 20.1     Amendments.........................................      84

Article 20.2     Waivers............................................      84

                                    X-10.1-7

Article 20.3     Assignability......................................      84

Article 20.4     Severability.......................................      84

Article 20.5     Notices............................................      84

Article 20.6     Governing Law, Disputes and Language...............      86

Article 20.7     Termination Prior to Closing.......................      87

Article 20.8     Third Parties......................................      87

Article 20.9     Titles to Articles and Subparts....................      87

Article 20.10    Counterparts.......................................      87

Article 20.11    Singular and Plural; Gender........................      87

Article 20.12    Incorporation......................................      87

                                    X-10.1-8

                            SCHEDULES AND EXHIBITS TO
                       JOINT VENTURE AGREEMENT FOR EUROPE

                                    SCHEDULES
                                    ---------


SCHEDULE      SUBJECT                                         ARTICLE
--------      -------                                         -------

1.1(a)        Goodyear JV Companies                            1.1

1.1(b)        SRI JV Companies                                 1.1

2.1(a)        Goodyear Reorganization                          2.1
2.1(b)        SRI Reorganization                               2.1
2.3           Closing Transactions - Share Purchase            2.3
2.4           Closing Transactions - Share Exchange            2.4
2.5           Example of Allocation of Voting Rights           2.5
2.6           Example of Share Reallocation                    2.6
                Mechanism

4.1           Goodyear Excluded Assets                         4.1
4.2           SRI Excluded Assets                              4.2
4.3           Goodyear Excluded Liabilities                    4.3
4.4           SRI Excluded Liabilities                         4.4
5.1           Companies Whose Shares Must                      5.1
                Be Owned by the Europe JVC and
                its Affiliates
5.2           Authority; Execution and Enforceability          5.2
5.3(a)        SRI JV Companies' Stock and                      5.3(a)
                Corporate Structure
5.3(b)        No Commitment to Acquire                         5.3(b)
                Other Company
5.3(d)        SRI JV Companies Which are Not Solvent           5.3(d)
5.4           No Violation or Breach                           5.4

5.6(a)        Financial Statements                             5.6(a)
5.6(c)        SRE Financial Statements                         5.6(c)
5.6(d)        SRI Major European Companies' Liabilities        5.6(d)
5.6(e)        Ordinary Course of Business                      5.6(e)
5.6(f)        No Material Intercompany Transactions            5.6(f)
                or Arrangements
5.7           Quiet Enjoyment                                  5.7
5.8           Consents and Filings                             5.8
5.9(a)        Actions and Proceedings                          5.9(a)

                                X-10.1-9

                        SCHEDULES AND EXHIBITS TO
                   JOINT VENTURE AGREEMENT FOR EUROPE

SCHEDULE      SUBJECT                                          ARTICLE
--------      --------                                         -------


5.9(c)        No Action Pending or Threatened                  5.9(c)
5.10(b)       Threatened Audits or Investigations              5.10(b)
                Relating to Taxes
5.10(c)       Tax Withholding Payments                         5.10(c)
5.10(e)       Preferential Tax Treatment                       5.10(e)
5.10(f)       Permanent Establishment                          5.10(f)
5.10(g)       Tax Liability                                    5.10(g)
5.11(a)       Real Property Owned by SRI                       3.1,5.11(a),
                JV Companies                                   5.11(b)
5.11(b)       Real Property Leased by                          3.1,5.11(b)
              SRI JV Companies
5.11(c)       SRI Business Assets                              5.11(c)
5.11(d)       Leases of Tangible                               5.11(d)
                Personal Property Leased by
                or from SRI JV Companies
5.12(a)       All Patents and Patent                           5.12
                Applications Owned by the SRI
                JV Companies or Licensed from Third
                Parties
5.12(b)(ii)   Infringement Proceedings                         5.12
5.12(c)(i)    All Patent License Agreements to                 5.12
                Third Parties
5.12(c)(ii)   All Patents and Know-How                         5.12
                Licensed from Competitors
5.12(d)       All Trademarks, Service Marks                    5.12
                and Trade Names
5.12(e)       No Infringement of Trademark Rights;             5.12
                 No Trademark Assignments
5.12(f)       Rights to Manufacture and Sell                   5.12
5.12(g)       Restrictions on Copyrights                       5.12
5.12(h)       No Infringement of Copyrights                    5.12
5.13(c)       Licenses for Software Granted                    5.13(c)
                to Third Parties
5.13(d)       Assignments of Copyrights                        5.13(d)
5.14          Compliance With Legal                            5.14(b),(c)
                Requirements

                                   X-10.1-10

                            SCHEDULES AND EXHIBITS TO
                       JOINT VENTURE AGREEMENT FOR EUROPE

SCHEDULE      SUBJECT                                         ARTICLE
--------      -------                                         -------

5.15(a)       Outstanding Commitments                         5.15(a),(b),
                                                              (c),(d)
5.16(a)       Collective Rules                                5.15(a), 5.16
5.16(b)       Employment, Consulting,                         5.15(d), 5.16
                Severance, Termination or Compensation
                Contracts
5.16(d)       Compliance with Labor and Social Security       5.16(d)
                Laws, Collective Rules and SRI JV
                Employment Agreements
5.16(f)       Changes to Benefit Plans                        5.16(f)
5.16(g)       SRI JV Companies Labor Actions                  5.16(g)
5.17(a)       Environmental, Health, and                      5.17(a)
                Safety Compliance
5.17(b)       Liabilities for Environmental,                  5.17(b)
                Health & Safety
5.18          Insurance                                       5.18
5.19          SRI JV Companies' Accounts Receivables          5.19
5.20          Guarantees                                      5.20
5.21          Subsidies                                       5.21

5.23          Undisclosed Liabilities                         5.23
5.24          Absence of Certain Changes                      5.24
                or Events
6.1           Companies Whose Shares Must Be Owned            6.1
                by Europe JVC and its Affiliates
6.2           Authorized Execution and                        6.2
                Enforceability
6.3(a)        Goodyear JV Companies' Stock and                6.3(a)
                 Corporate Structure
6.3(b)        No Commitment to Acquire Other Company          6.3(b)
6.3(d)        Goodyear JV Companies Which are Not Solvent     6.3(d)
6.4           No Violation or Breach                          6.4

                                   X-10.1-11

                            SCHEDULES AND EXHIBITS TO
                       JOINT VENTURE AGREEMENT FOR EUROPE

SCHEDULE          SUBJECT                                         ARTICLE
--------          -------                                         -------

6.6(a)            Financial Statement                             6.6(a)
6.6(d)            Ordinary Course of Business                     6.6(d)
6.6(e)            No Material Intercompany                        6.6(e)
                    Transactions or Arrangements
6.7               Quiet Enjoyment                                 6.7
6.8               Consents and Filings                            6.8
6.9(a)            Actions and Proceedings                         6.9(a)
6.9(c)            No Action Pending or Threatened                 6.9(c)
6.10(b)           Threatened Audits or Investigations             6.10
                    Relating to Taxes
6.10(g)           Tax Liability                                   6.10(g)
6.11(a)           Real Property Owned by                          3.1, 6.11(a),
                    Goodyear JV Companies                         6.11(b)
6.11(b)           Real Property Leased by                         3.1, 6.11(b)
                    Goodyear JV Companies
6.11(c)             Goodyear Business Assets                      6.11(c)
6.11(d)           Leases of Tangible Personal                     6.11(d)
                    Property Leased by or from
                    Goodyear JV Companies

6.12(a)           All Patents and Patent Applications             6.12
                    Owned by Goodyear JV Companies
                    or Licensed from Third Parties
6.12(b)(ii)       Infringement Proceedings                        6.12
6.12(c)(i)        All Patent License Agreements to Third          6.12
                    Parties
6.12(c)(ii)       All Patents and Know-How Licensed               6.12
                    from Competitors
6.12(d)           All Trademarks, Service                         6.12(d)
                    Marks and Trade Names

                                   X-10.1-12

                            SCHEDULES AND EXHIBITS TO
                       JOINT VENTURE AGREEMENT FOR EUROPE

SCHEDULE          SUBJECT                                       ARTICLE
--------          -------                                       -------


6.12(d)(ii)       Restrictions on Use of Goodyear                6.12
                    Trademarks
6.12(d)(iii)      Goodyear Trademarks Licensed                   6.12
                    to Other Parties
6.12(d)(iv)       Goodyear Trademarks Licensed                   6.12
                    from Third Parties
6.12(d)(v)        Encumbrances Affecting Goodyear                6.12
                    Trademarks
6.12(d)(vi)       Agreements Terminated by Change                6.12
                   of Control
6.12(d)(vii)      OE Export Agreements                           6.12
6.12(d)(viii)     Company Names                                  6.12
6.12(e)           No Infringement of Trademark                   6.12
                    Rights; No Trademark Assignments
6.12(f)           Rights to Manufacture and Sell                 6.12
6.12(g)           Restrictions on Copyrights                     6.12
6.12(h)           No Infringement of Copyrights                  6.12
6.13(c)           Licenses for Software Granted
                    to Third Parties                             6.13(c)
6.13(d)           Assignment of  Copyrights                      6.13(d)
6.14              Compliance With Legal                          6.14(b), (c)
                    Requirements
6.15              Outstanding Commitments                        6.15(a), (b),
                                                                 (c), (d)
6.16(a)           Collective Rules                               6.15(a), 6.16

                                   X-10.1-13

                            SCHEDULES AND EXHIBITS TO
                       JOINT VENTURE AGREEMENT FOR EUROPE

SCHEDULE           SUBJECT                                       ARTICLE
--------           -------                                       -------

6.16(b)       Employment, Consulting, Severance,                 6.15(d), 6.16
                    Termination or Compensation
              Contracts

6.16(f)       Changes to  Benefit Plans                          6.16(f)
6.16(g)       Goodyear JV Companies Labor Actions                6.16
6.17(a)       Environmental, Health and Safety Compliance        6.17(a)
6.17(b)       Liabilities for Environmental, Health and          6.17(b)
                Safety
6.18          Insurance                                          6.18

6.20          Guarantees                                         6.20

6.21          Subsidies                                          6.21

6.23          Undisclosed Liabilities                            6.23

6.24          Absence of Certain Changes                         6.24
                or Events

                                   X-10.1-14

                       JOINT VENTURE AGREEMENT FOR EUROPE


         This Joint Venture Agreement for Europe dated as of June 14, 1999 (this "JV Agreement") by and among The Goodyear Tire & Rubber Company, a company organized and existing under the laws of the State of Ohio of The United States of America ("Goodyear"), Goodyear S. A., a company organized and existing under the laws of the Republic of France ("Goodyear Fra"), Goodyear S. A., a company organized and existing under the laws of the Grand Duchy of Luxembourg ("Goodyear Lux"), Goodyear Canada Inc., a company organized and existing under the laws of the Province of Ontario of Canada ("Goodyear Canada"), Sumitomo Rubber Europe B. V., a company organized and existing under the laws of The Netherlands ("SRE") and Sumitomo Rubber Industries, Ltd., a company organized and existing under the laws of Japan ("SRI").

                                   WITNESSETH:

         WHEREAS, Goodyear and SRI have entered into an agreement of even date herewith (the "Umbrella Agreement") which envisages that this JV Agreement would be entered into by the above recited parties; and

         WHEREAS, the Umbrella Agreement sets forth the framework for the formation of a strategic alliance for the research and development, manufacture, distribution and sale of tires.


                    NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

1.1 DEFINITIONS. In this JV Agreement the terms used herein which are also defined in the Umbrella Agreement shall have the meaning set forth in Article
1.01 of the Umbrella Agreement unless otherwise defined in this JV Agreement. In addition, the following terms shall, unless the context otherwise requires, have the following respective meanings:

                  "Affiliate" shall mean, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person; provided that the term "Affiliate" as used herein and in the other Alliance Agreements, shall not include any direct or indirect shareholder of Goodyear or SRI or other Persons controlled

                                   X-10.1-15
by those shareholders, unless such shareholders or other Persons are expressly included. For this purpose, the term control (including its use in the terms "controlled by" and "under direct or indirect common control with") shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of such Person. The term "Affiliates" when used in conjunction with Goodyear and its Affiliates shall also include South Pacific Tyres, in which Goodyear has a fifty percent (50%) interest, provided, however, that the arrangements contemplated in the Alliance Agreements shall not result in an amendment of the financial and other terms of any existing license agreements between SRI (or its Affiliates) and Pacific Dunlop Limited (or its Subsidiaries) relating to South Pacific Tyres or its Subsidiaries with respect to any product types or tread designs already in production in South Pacific Tyres or its Subsidiaries. The Parties agree that Nakata Engineering Co., Ltd. is not included within the definition of "Affiliates" in the Alliance Agreements, notwithstanding SRI's control thereof.

                  "Alliance" means the strategic alliance for the research and development, manufacture, distribution and sale of tires between Goodyear, SRI and their Affiliates.

                  "Allowed Debt" means the sum of the Goodyear Allowed Debt and the SRI Allowed Debt.

                  "Cash" means cash and cash equivalents as reported under US GAAP. "Cash" excludes those amounts of cash contributed by a Party prior to Closing in order to prefund an obligation of such Party under the Alliance Agreements which would otherwise be owed by such Party to the Europe JVC or Affiliates controlled by it after Closing including without limitation the cash contributions referred to in Article 3.03(b)(iv), 3.04(b) and (d) of the Umbrella Agreement. "Cash equivalents" means short term securities held for the primary purpose of general liquidity which normally mature within three months from the date of acquisition, however, it does not include trade bills of exchange on hand.

                  "Code" means the United States Internal Revenue Code of 1986, as amended.

                  "Closing" means the closing of the Transactions pursuant to the terms of the Alliance Agreements, subject to the satisfaction or waiver of all the conditions thereto set forth therein.

                  "Closing Date" shall have the meaning specified in Article
5.01 of the Umbrella Agreement.

                  "Debt" means interest bearing liabilities owed to third parties, including SRI and Goodyear (and their respective Affiliates (other than any JVC)); other non-interest bearing liabilities (in the nature of indebtedness) owed to

                                   X-10.1-16

Affiliates (other than any JVC); capital lease liabilities and other liabilities which are otherwise in the nature of financing; preference shares, debenture stock and other capital instruments bearing interest; interest bearing off-balance sheet liabilities and net liability of off balance sheet derivative contracts, but excluding trade liabilities to Affiliates and third parties, operational lease liabilities, pension liabilities and other employee related liabilities. Each item included in this definition of the term "Debt" is determined in accordance with US GAAP.

                  "Eastern Europe" shall have the meaning specified in Article
9.5 of the Shareholders Agreement for the Europe JVC.

                  "Encumbrance" means any lien, mortgage, charge, security interest, pledge, voting agreement, option or encumbrance of any similar kind.

                  "Environmental Claim" means any notice (written or oral) by any Person alleging actual or potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs (past, present or future), governmental response costs (past, present or future), natural resources damages (past, present or future), property damages, personal injuries, fines or penalties) arising out of, based on or resulting from circumstances forming the basis of any violation, or alleged violation of any Environmental Law.

                  "Environmental Laws" means statutes, codes, directives, ordinances, rules, regulations, permits, consents, approvals, licenses, judgments, orders, writs, decrees, injunctions, or other authorizations or mandates of any Authority existing at the date hereof or that become effective prior to the Closing Date relating to human health, the environment or to emissions, controls, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including without limitation ambient air, surface water, ground water, sewers or land, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up of or remediation thereof.

                  "Equity Capital" shall have the meaning specified in Article
1.1 of the Shareholders Agreement for the Europe JVC.


                  "ERISA" means the United States Retirement Income Security Act of 1974, as amended.

                  "Europe JVC" means the company to be organized in accordance with Article 2.2 of this JV Agreement.

                                   X-10.1-17

                  "European Territory" shall have the meaning specified in
Article 9.5 of the Shareholders Agreement for the Europe JVC.

                  "Excluded Liabilities" means both the Goodyear Excluded Liabilities and the SRI Excluded Liabilities.

                  "Extended Products" shall have the meaning specified in
Article 9.3.

                  "Extended Services" shall have the meaning specified in
Article 9.3.

                  "Goodyear" shall have the meaning specified in the introductory paragraph hereof.

                  "Goodyear Allowed Debt" has the meaning specified on Schedule 4.3.

                  "Goodyear Business Assets" means all of the assets, properties or rights (real, personal or mixed, tangible or intangible) which are and will be as of the Closing Date owned or held by, or leased or licensed to the Goodyear JV Companies and which were used in the Goodyear Businesses on December 31, 1998 including without limitation, those assets, properties and rights described in Article 3.1 hereof, (i) excluding those assets that are cancelled, expired, retired or sold and including those acquired, in each case, in the Ordinary Course of Business in the period beginning on December 31, 1998 and ending on the Closing Date, inclusive, and (ii) excluding the Goodyear Excluded Assets.

                  "Goodyear Businesses" means the tire manufacturing, distribution and sales businesses and operations and related activities of the Goodyear JV Companies and a 50% interest in Dackia Partners AB in the European Territory, as of December 31, 1998 taking account of changes in the Ordinary Course of Business in the period beginning on December 31, 1998 and ending on the Closing Date, inclusive, including retail chains, if any, and retreading operations, but excluding the Goodyear Excluded Assets.

                  "Goodyear Canada" shall have the meaning specified in the introductory paragraph hereof.

                  "Goodyear Fra" shall have the meaning specified in the introductory paragraph hereof.

                  "Goodyear JV Companies" means those companies listed in
Schedule 1.1(a). Any one of the Goodyear JV Companies is a "Goodyear JV
Company".

                  "Goodyear JV Employees" means the employees employed by any of the Goodyear JV Companies in the Goodyear Businesses immediately prior to the Closing Date and after the Goodyear Reorganization and such other employees of

                                   X-10.1-18

Goodyear, Goodyear Lux and Goodyear Fra and Affiliates controlled by them whom the Parties agree on or before the Closing Date should be offered employment by the Europe JVC and/or Affiliates controlled by it.

                  "Goodyear JV Liabilities" has the meaning specified in
Article 3.2(b).

                  "Goodyear Lux" shall have the meaning specified in the introductory paragraph hereof.

                  "Hazardous Materials" means any toxic, ignitable, reactive, corrosive, radioactive, caustic or regulated hazardous substance, hazardous waste or hazardous material whether solid, liquid or gaseous, including without limitation petroleum and its derivatives and by-products; other hydrocarbons; metals; asbestos; PCBs; and any substance having any constituent elements displaying any of the foregoing characteristics which is regulated under Environmental Laws, health or safety laws, regulations, orders, codes, directives, rules and ordinances.

                  "Joint Venture Company" means in this JV Agreement the company to be organized in accordance with Article 2.2 of this JV Agreement.

                  "JV Agreement" shall have the meaning specified in the introductory paragraph hereof.

                  "Licensed Products" shall have the meaning specified in
Article 9.3.

                  "Material Adverse Effect" shall have the meaning specified in
Article 1.01 of the Umbrella Agreement.

                  "Material Goodyear JV Companies" means Deutsche Goodyear GmbH, Gummiwerke Fulda GmbH, Goodyear Great Britain Limited, Goodyear France S.A., the Goodyear Business portion of Goodyear Lux, Goodyear Italiana SpA, S.A.Goodyear, N.V., Goodyear (Nederland) B.V., Goodyear Svenska AB, The Goodyear Tire & Rubber Co A/S, Goodyear Gesellschaft M.B.H., Goodyear (Suisse) S.A., Goodyear Espanola S.A., Goodyear Portuguesa, Limitada, Goodyear Hellas SAIC and Deutsche Goodyear Holding GmbH, each of such companies considered alone without its Affiliates controlled by it.

                  "Material SRI JV Companies" means Dunlop GmbH, Pneumant Reifen GmbH, Holert Konz GmbH, Dunlop Banden B.V., Dunlop Tyres Limited, Dunlop France S.A., SIPAR, COFIDI, CLARO PNEUS, Pneu Holding, K-DIS Distribution, VULCO Nord, VULCO Sud, VULCO Armorique, DUNLOP TYRES NV/SA, DUNLOP PNEUMATICI S.p.A., DUNLOP NEUMATICOS S.A., each of such companies considered alone without its Affiliates controlled by it.

                                   X-10.1-19

                  "MOU" means the Memorandum of Understanding signed by SRI and Goodyear on February 3, 1999.

                  "Ordinary Course of Business" shall have the meaning described in Article 4.03 of the Umbrella Agreement.

                  "Part 6 countries" means Israel, Turkey and Morocco.

                  "Parties" means Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada, SRI and SRE and "Party" means one of the Parties, which Party may be a specific one of the Parties as indicated by the context in which the word Party is used.

                  "Permitted Encumbrances" means (i) liens for Taxes not yet due, (ii) warehousemen's, mechanics', carriers', landlords', employees', repairmen's or similar liens imposed by law, created in the Ordinary Course of Business and for amounts not yet due and payable, and (iii) minor imperfections of title or minor encumbrances, if any, which in the aggregate do not materially detract from the value of the property subject thereto or impair in any material respect the continued use by a SRI JV Company or a Goodyear JV Company of the property subject thereto for the use being made thereof.

                  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, entity, incorporated organization or government.

                  "Reorganizations" means both the Goodyear Reorganization and the SRI Reorganization (each as described in Article II) including, for the avoidance of doubt, all corporate actions reasonably required in respect thereof.

                  "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction for which such Person's property would constitute an unreasonably small capital.

                  "SRE" shall have the meaning specified in the introductory paragraph hereof.

                  "SRI" shall have the meaning specified in the introductory paragraph hereof.

                                   X-10.1-20

                  "SRI Allowed Debt" has the meaning specified on Schedule 4.4.

                  "SRI Business Assets" means all of the assets, properties or rights (real, personal or mixed, tangible or intangible) which are and will be as of the Closing Date owned or held by or leased or licensed to the SRI JV Companies and which were used in the SRI Businesses on December 31, 1998 including without limitation, those assets, properties and rights described in
Article 3.1 hereof, (i) excluding those assets that are cancelled, expired, retired or sold and including those acquired, in each case, in the Ordinary Course of Business in the period beginning on December 31, 1998 and ending on the Closing Date, inclusive, and (ii) excluding the SRI Excluded Assets.

                  "SRI Businesses" means the tire manufacturing, distribution and sales and air springs businesses and operations and related activities of the SRI JV Companies in the European Territory, as of December 31, 1998, taking account of changes in the Ordinary Course of Business in the period beginning on December 31, 1998 and ending on the Closing Date, inclusive, including mold facilities, interests in and rights to certain test tracks and test facilities in Germany and the United Kingdom, the air springs division of Dunlop France S.A., and retail chains, but excluding the SRI Excluded Assets.

                  "SRI JV Companies" means SRE and those companies listed in
Schedule 1.1(b). Any one of the SRI JV Companies is an "SRI JV Company".

                  "SRI JV Employees" means the employees employed by any of the SRI JV Companies in the SRI Businesses immediately prior to the Closing Date and after the SRI Reorganization and such other employees of SRI, SRE and Affiliates controlled by them whom the Parties agree on or before the Closing Date should be offered employment by the Europe JVC and/or Affiliates controlled by it.

                  "SRI JV Liabilities" shall have the meaning specified in
Article 3.2(a) hereof.

                  "Tax" and "Taxes" shall mean (i) all taxes, assessments, levies, imposts, duties, fees, withholdings, or other similar mandatory charges or collections, including, without limitation, income taxes, receipts taxes, value added taxes, franchise taxes, net worth taxes, transfer taxes, stamp taxes, transaction taxes, stock transfer taxes, excise taxes, custom duties, trade taxes, capital taxes, capital contribution taxes, ad valorem taxes, sales, use, real and personal property taxes, intangible assets taxes, waste tire taxes, withholding taxes, minimum taxes and payroll and employee charges or contributions, fees or other taxes which a Person is required to collect and pay over to any Authority,

                                   X-10.1-21
and (ii) any interest, penalties, fines or additions to tax imposed on a Tax described in clause (i) hereof, imposed by any Authority.

                  "Tire Goods" shall have the meaning specified in Article 9.3.

                  "Umbrella Agreement" shall have the meaning specified in the first recital hereof.

                  "Western Europe" shall have the meaning specified in Article
9.5 of the Shareholders Agreement for the Europe JVC.

1.2 DEFINITIONS CAN BE SUBSTANTIVE. If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition Article, effect shall be given to it as if it were a substantive provision of this JV Agreement.

1.3 DEFINITIONS NOT IN ARTICLE I. Where any term is defined within the context of any particular article, section or clause in this JV Agreement, the term so defined, unless it is clear from the context in question that the term so defined has limited application to the relevant article, section or clause, shall bear the meaning ascribed to it for all purposes in terms of this JV Agreement, notwithstanding that that term has not been defined in this Article.

1.4 NON-WORKING DAY PERFORMANCE. Where any payment falls due or any other obligation is to be performed on a day which is not a working day in the jurisdiction where such payment is to be made or such obligation is to be performed, then such payment shall be made or such obligation performed on the next succeeding working day.

1.5 CALCULATION OF DAY PERIODS. Except as otherwise specifically provided in this JV Agreement, where in this JV Agreement any number of days is prescribed in relation to the doing of a particular thing or in respect of a period of time, those days will be calculated exclusive of the first day and inclusive of the last day.

1.6 TIRE AND NON-TIRE ASSETS. The Parties agree that the parenthetical phrase "(insofar as such assets are comprised in the SRI Businesses)" or "(insofar as such assets are comprised in the Goodyear Businesses)", as the case may be, shall not exclude any assets from the term "assets" except as a result of the Reorganization obligations under Article 2.1 intended to separate out non-tire assets from tire assets or except as a result of the application of the definition of SRI Business Assets or Goodyear Business Assets, as the case may be.

                                   X-10.1-22

                                   ARTICLE II
                        AGREEMENTS OF THE PARTIES HERETO
                        --------------------------------
                       WITH RESPECT TO THE ORGANIZATION OF
                       -----------------------------------
                            THE JOINT VENTURE COMPANY
                            -------------------------


2.1 REORGANIZATIONS. Goodyear agrees to, and to cause its Affiliates to, carry out the transactions described in Schedule 2.1(a) together with any other transactions reasonably incidental thereto and to contribute or transfer, or cause its Affiliates to contribute or transfer, the Goodyear Business Assets to the Goodyear JV Companies (the "Goodyear Reorganization"). SRI agrees to, and to cause its Affiliates to, carry out the transactions described in Schedule 2.1(b) together with any other transactions reasonably incidental thereto and to contribute or transfer, or cause its Affiliates to contribute or transfer, the SRI Business Assets to the SRI JV Companies (the "SRI Reorganization"). The Parties agree, and agree to cause their respective Affiliates, in good faith to perform the various transactions contemplated by such reorganizations in a sequence and by such dates as will accommodate their completion on or prior to the Closing. The Parties agree to discuss or meet from time to time to review the progress towards completing the Reorganizations.

2.2 ORGANIZATION OF THE JOINT VENTURE COMPANY. On or prior to the Closing, SRI and SRE hereby agree (i) to take all necessary action to cause the articles of association of SRE to be amended, restated or changed as contemplated in the Shareholders Agreement for the Europe JVC, or as the Parties may otherwise agree, and (ii) simultaneously therewith or as soon thereafter as practicable, to change the name of SRE to Goodyear Dunlop Tires Europe B.V. (hereafter sometimes called the "Europe JVC").

2.3  ACQUISITION OF SRE STOCK. Simultaneously with the transactions described in
Article 2.4, Goodyear Fra and Goodyear Canada shall make such respective cash transfers to SRI, in consideration for the transfer of shares of voting stock of SRE, free and clear of all Encumbrances and, in each case, in the respective ownership interests and voting rights as set forth in Schedule 2.3.

2.4 EXCHANGE FOR SOLELY EUROPE JVC VOTING STOCK. The Parties hereto agree that at the Closing, in return for the simultaneous transfer of shares of certain of the Goodyear JV Companies by Goodyear, Goodyear Fra and Goodyear Lux, free and clear of all Encumbrances, SRE shall exchange shares of solely voting stock of SRE to be issued by SRE to Goodyear, Goodyear Fra and Goodyear Lux, free and clear of all Encumbrances and, in each case, in the respective ownership interests and voting rights as set forth in Schedule 2.4.

2.5 COMPLETION OF CLOSING. Immediately following completion of the Reorganizations and the Closing, the issued Equity Capital of the Europe JVC

                                   X-10.1-23
will be owned, on the one hand, seventy-five percent (75%) by Goodyear, Goodyear Fra, Goodyear Lux and Goodyear Canada, consisting of shares having seventy percent (70%) of the voting rights of the Europe JVC as well as class specific share premium on these shares, and, on the other hand, owned twenty-five percent (25%) by SRI, consisting of shares owned by SRI having thirty percent (30%) of the voting rights of the Europe JVC. Schedule 2.5 sets out an illustrative example of how this allocation of rights may be achieved.

2.6 POST-CLOSING ADJUSTMENTS. (a) The Parties agree that where a Party shall be obliged to make a capital contribution to SRE as provided in Article 3.02(d)(i) and (iii) of the Umbrella Agreement, such contribution shall be made to the Europe JVC's general reserves and simultaneously SRI on the one hand and a Party from among Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada on the other hand, shall subscribe to the lowest possible number of newly issued shares in proportion to SRI's shareholding on the one hand and the aggregate shareholding of Goodyear, Goodyear Fra, Goodyear Lux, and Goodyear Canada on the other hand, respectively, in SRE as of that time, in order to preserve their relative voting rights and shall pay in such amount of additional class specific share premium as needed in order to preserve their relative economic interest in the Europe JVC. Schedule 2.6 sets out an illustrative example of the calculations for such an adjustment.

         (b) If the sum of the adjustments to the Europe JVC Balancing Payment as provided in Articles 3.02(d)(ii) and (iii) and 3.03 of the Umbrella Agreement results in:

                  (i) AN INCREASE IN THE EUROPE JVC BALANCING PAYMENT, the amount of the additional Europe JVC Balancing Payment shall be paid to SRI by Goodyear Canada or Goodyear Fra. In the event that Goodyear Canada or Goodyear Fra fail to pay on or before the due date specified in the Umbrella Agreement, Goodyear will transfer funds to SRI immediately upon notice from SRI, or

                  (ii) A DECREASE IN THE EUROPE JVC BALANCING PAYMENT, the amount of the decrease in the Europe JVC Balancing Payment shall be reimbursed by SRI to Goodyear Canada.

         (c) SHARE REALLOCATION. In order for Goodyear and its Affiliates that are shareholders of SRE to allocate their seventy-five percent (75%) ownership and seventy percent (70%) voting interest between each other in proportion to the fair market value of the consideration they contributed or paid, the following is agreed:

                                   X-10.1-24

After the closing balance sheets are prepared as provided in Article 3.01 of the Umbrella Agreement and after adjustments made pursuant to Articles 3.02(d)(ii) and 3.03 of the Umbrella Agreement, Goodyear, Goodyear Canada, Goodyear Fra and Goodyear Lux shall reallocate shares among themselves in order to make their respective voting rights and their respective shares in the Equity Capital proportionate to the fair market value of their respective contributions and payments. The Parties shall cause SRE to record such reallocation in its share ledger. An illustration of such reallocation is set forth in Schedule 2.6.

                                   ARTICLE III
                    INCLUDED ASSETS AND INCLUDED LIABILITIES
                    ----------------------------------------

3.1 (a) GOODYEAR BUSINESS ASSETS AND SRI BUSINESS ASSETS. Subject to the application of the provisions of Articles 3.1(b) and (c) and Articles 4.1 and 4.2, as the case may be, the Goodyear Business Assets and the SRI Business Assets shall include, without limitation, all of the following types of assets (insofar as such assets are comprised in the Goodyear Businesses or the SRI Businesses):

                  (i) REAL PROPERTY AND REAL PROPERTY LEASES. All real property, owned or leased, including, but not limited to, factories, warehouses, office buildings, test tracks and test facilities together with all buildings, fixtures and improvements thereon and all appurtenant rights, easements and privileges belonging or relating thereto and all right, title and interest to all leases for such property. Said property shall include, but not be limited to, those properties set forth on Schedules 5.11(a), 5.11(b), 6.11(a) and 6.11(b);

                  (ii) TANGIBLE PERSONAL PROPERTY AND TANGIBLE PERSONAL PROPERTY LEASES. (A) All machinery, equipment (including, without limitation, office equipment, laboratory equipment, manufacturing totes, furnishings, furniture, vehicles, forklifts, trailers, tools, parts, operating supplies, consumables and other tangible personal property (together with all spare and maintenance parts)), whether owned or leased, together with all right, title and interest to all leases for such property;

                           (B) All merchandising equipment, including, without limitation, dispensing equipment, controlling equipment, displays, racks, mounting equipment, repair equipment and other similar devices installed or located at any customer or third party location and which are owned on the one hand by any Goodyear JV Companies or on the other hand, by any SRI JV Companies, as the case may be; and

                                   X-10.1-25

                           (C) All inventory of goods, merchandise, merchandising equipment, raw materials, work-in-process, stock-in-trade and supplies, including, without limitation, inventory in transit or in storage and rights in inventory on consignment;

                  (iii) CONTRACT RIGHTS. All rights and incidents of interest in and to all contracts, licenses, franchises, sales and purchase orders, commitments, undertakings, quotations, executory commitments, agency and commission contracts, guarantees and indemnifications and other arrangements and all warranties, claims and causes of action against third parties and under insurance policies, whether oral or written;

                  (iv) ACCOUNTS RECEIVABLE. All notes and accounts receivable, deposits, advances, manufacturer and supplier rebates, and all other receivables;

                  (v) RESTRICTIONS ON COMPETITION AND OBLIGATIONS REGARDING CONFIDENTIALITY. All rights with respect to all restrictions on competition in so far as capable of continuing to be held following a change of control and obligations regarding confidentiality imposed on third parties and present and former employees;

                  (vi) GOVERNMENTAL LICENSES, PERMITS AND APPROVALS. All governmental licenses, permits, concessions, authorizations, consents, approvals and product registrations;

                  (vii) INTELLECTUAL PROPERTY AND RIGHTS. All technology, trademarks, trade secrets, inventions, patents, patent applications, know-how, copyrights, software and other intellectual property and rights used on the one hand in the Goodyear JV Companies or, on the other hand in the SRI JV Companies, including those rights granted by Article 3.1(d), as the case may be, except such properties and rights as are owned or licensed by Goodyear, SRI or their Affiliates (other than the Goodyear JV Companies or the SRI JV Companies) or by unaffiliated third parties, unless otherwise agreed in writing;

                  (viii) CASH AND INVESTMENTS. Cash on hand or on deposit together with interest accrued thereon and investments and shares in other companies except as otherwise agreed;

                                   X-10.1-26

                  (ix) COMMUNICATION AND ADDRESS NUMBERS. All telephone, telex, telecopy and electronic mail address numbers, uniform resource locator file names (URLs), mailing addresses, and bank account lock box numbers or addresses, associated with the Goodyear Businesses and the SRI Businesses wherever located to the extent they are transferable;

                  (x) BOOKS AND RECORDS. All sales literature, promotional signs and literature and other selling material, records, files, invoices, credit and sales records, tax records, personnel records, employee handbooks, manufacturing and technical records or specifications, customer lists, distributor lists, permits or approvals, and accounting books and records (whether stored in physical form, on computer, on microfilm or otherwise) that pertain to items (i) to and including (ix) above and the Goodyear Business Assets and the SRI Business Assets; and

                  (xi) GOODWILL. The value and goodwill of each of the Goodyear Businesses and SRI Businesses as a going concern above and beyond the separate and identifiable assets and rights listed or described above, if any.

Any assets of the type described in this article or otherwise which are allocated, transferred or returned to either the Goodyear Business Assets or the SRI Business Assets, as the case may be, under Articles 3.1(b) or (c) shall be included within the definition of such assets for all purposes under this JV Agreement or other Alliance Agreements referencing such term, except as otherwise stated.

         (b) TREATMENT OF ASSETS USED IN MORE THAN ONE BUSINESS. The Parties recognize that certain assets used in or associated with the Goodyear Businesses or the SRI Businesses, as the case may be, are also used in or associated with other Goodyear businesses or activities or SRI businesses or activities not included within the Goodyear Businesses or the SRI Businesses ("Dual Use Assets"). The Parties agree that Dual Use Assets will, pursuant to the Reorganizations, be included with and belong to the businesses in which such Dual Use Assets are predominantly used. For this purpose, the term predominantly used will be determined by a reasonable review of the facts and circumstances surrounding each asset's use.

In the event it is not clear in which business a Dual Use Asset is predominantly used, the Parties agree that such Dual Use Asset will be included in the respective Goodyear Businesses or SRI Businesses.

The Parties agree that the Dual Use Assets which are predominantly used by Goodyear businesses or SRI businesses outside the Europe JVC and Affiliates

                                   X-10.1-27
controlled by it will continue to be made available to the JVC which shared the use of such Dual Use Assets prior to Closing, at cost or upon such commercial terms in each case, as are agreed between Goodyear and SRI. Further, Dual Use Assets included in the Goodyear Businesses or the SRI Businesses will continue to be made available, at cost, or upon such other commercial terms, in each case, as are agreed between Goodyear and SRI, to Goodyear, SRI or their Affiliates which shared the use of such Dual Use Assets prior to the Closing to the extent it does not interfere with the best interest of the Europe JVC and Affiliates controlled by it.

The Parties acknowledge that certain Dual Use Assets not intended to be included within the Goodyear Business Assets or the SRI Business Assets may be disposed of by Goodyear or SRI or their respective Affiliates to third parties instead of to Goodyear or SRI or their respective Affiliates (other than the Goodyear JV Companies or the SRI JV Companies) as the case may be and that, in such event, the above arrangements shall apply after such disposal, and that such disposal shall proceed only if such third party shall also agree to accept and abide by the above arrangements regarding use by the Europe JVC or its Affiliates controlled by it with respect to such assets.


         (c)      REALLOCATION OF ASSETS.

                  (i) Otherwise than as provided in Article III of the Umbrella Agreement, in the event that, subsequent to the Closing, any of the Parties hereto identifies any assets, rights or contractual arrangements, (except Excluded Assets), or at any time receives cash proceeds in respect of accounts receivable transferred pursuant to this JV Agreement, in either case which should, pursuant to the Alliance Agreements, have been but were not transferred (through inadvertence or otherwise) to the Europe JVC or the appropriate Goodyear JV Company or SRI JV Company, the Parties hereto shall cause such assets, rights or contractual arrangements or such cash proceeds to be transferred to such company as soon as possible at no charge and for no more than nominal consideration, on the same terms, and subject to the same conditions, as would have applied had such assets, rights or contractual arrangements or such cash proceeds been so transferred at Closing.

                  (ii) In the event that subsequent to the Closing, assets, rights or contractual arrangements or such cash proceeds are identified which have been transferred to the Europe JVC or a Goodyear JV Company or a SRI JV Company as part of the

                                   X-10.1-28
                           consummation of the Transactions, but which should not have been transferred to such company pursuant to the Alliance Agreements, the Parties hereto shall cause such company to return such assets, rights or contractual arrangements or such cash proceeds as soon as possible to such company as Goodyear or SRI, as the case may be, shall designate.

                  (iii) The Parties agree that such reallocation will be done in a manner or will use a mechanism so as to leave the affected Party or Parties and each of its Affiliates in the same tax position or with the same net tax liability as if the relevant assets, rights, contractual arrangements or cash proceeds had, pursuant to the Alliance Agreements, been properly allocated at Closing. In the event that such reallocation would result in a tax liability or tax position that is not the same as if the relevant assets, rights, contractual arrangements or cash proceeds had, pursuant to the Alliance Agreements, been properly allocated at Closing, then the Parties agree to make an adjustment pursuant to Article 2.6.

         (d) CERTAIN RETAINED TECHNOLOGY RIGHTS. (i) Notwithstanding any exception to the property or rights granted under Article 3.1(a)(vii), and excepting any rights covered under any technology license contemplated by this JV Agreement or the Umbrella Agreement, and subject to any rights held by or the terms of any bona fide agreement with any third party, with effect from Closing, the Goodyear JV Companies and the SRI JV Companies will retain and/or will be granted, by the Parties or their Affiliates (the Parties to cause such Affiliates to make this grant) as the case may be, an unrestricted, unlimited, paid up, non-exclusive license to use in the Goodyear Businesses or the SRI Businesses as the case may be any technology, know-how, processes, trade secret or software of Goodyear, SRI or their Affiliates (other than the Goodyear JV Companies or SRI JV Companies), which has applications in both the Goodyear Businesses or SRI Businesses, on the one hand and in any businesses of Goodyear, SRI or their Affiliates (other than the Goodyear JV Companies or SRI JV Companies) on the other hand as the same is used at Closing.

(ii) Subject to any rights held by or the terms of any bona fide agreement with any third party, with effect from Closing, the Parties and the Europe JVC shall cause the Goodyear JV Companies and the SRI JV Companies to grant the Parties or their Affiliates, as the case may be, an unrestricted, unlimited, paid up, non-exclusive license to use in the business of the Parties or their Affiliates any technology, know-how, processes, trade secret or software of the Goodyear JV Companies or SRI JV Companies which has applications in both the Goodyear Businesses or SRI Businesses, on the one hand and in any business of Goodyear, SRI or their Affiliates (other than the Goodyear JV Companies or SRI JV Companies) on the other hand as the same is used at Closing.

                                   X-10.1-29

3.2 LIABILITIES OF THE GOODYEAR JV COMPANIES AND SRI JV COMPANIES. (a) As at the Closing, and without prejudice to any rights or obligations of indemnification otherwise provided in the Alliance Agreements, and subject to the provisions of Article 4.4, and except as otherwise provided in this JV Agreement, the SRI JV Companies shall continue to be liable for any debt, obligation, commitment, responsibility or liability arising from or in connection with the SRI Business Assets or the SRI Businesses of any kind, character or description, whether accrued, fixed, absolute, known or unknown, determined or undetermined, contingent or otherwise, whether previously, now or hereafter arising, such debts, obligations, commitments, responsibilities or liabilities applicable to the SRI JV Companies herein called the "SRI JV Liabilities." As at the Closing, SRE shall, directly or indirectly, have no debts, obligations, commitments, responsibilities or liabilities other than as follows:

                (i)      obligations under the Alliance Agreements; and
                (ii)     the SRI JV Liabilities.

         (b) As at the Closing, and without prejudice to any rights or obligations of indemnification otherwise provided in the Alliance Agreements, and subject to the provisions of Article 4.3, and except as otherwise provided in this JV Agreement, the Goodyear JV Companies shall continue to be liable for any debt, obligation, commitment, responsibility or liability arising from or in connection with the Goodyear Business Assets or the Goodyear Businesses of any kind, character or description, whether accrued, fixed, absolute, known or unknown, determined or undetermined, contingent or otherwise, whether previously, now or hereafter arising, such debts, obligations, commitments, responsibilities or liabilities applicable to Goodyear JV Companies herein called the "Goodyear JV Liabilities".

         (c)      REALLOCATION OF LIABILITIES.

                  (i) Otherwise than as provided in Article III of the Umbrella Agreement, in the event that, subsequent to the Closing, any of the Parties hereto identifies any debts, obligations, commitments, responsibilities or liabilities, (except Excluded Liabilities), which should, pursuant to the Alliance Agreements, have been but were not (through inadvertence or otherwise) assumed by the Europe JVC or the appropriate Goodyear JV Company or SRI JV Company, the Parties hereto shall cause such debts, obligations, commitments, responsibilities or liabilities to be assumed by such company as soon as possible at no charge and for no more than a nominal consideration, on the same terms, and subject to the same conditions, as would have applied had such debts,

                                   X-10.1-30
                           obligations, commitments, responsibilities or liabilities been so assumed at Closing.

                  (ii) In the event that subsequent to the Closing, debts, obligations, commitments, responsibilities or liabilities are identified which have been assumed by the Europe JVC or a Goodyear JV Company or a SRI JV Company as part of the consummation of the Transactions, but which should not have been assumed by such company pursuant to the Alliance Agreements, the Parties hereto shall cause such company as Goodyear or SRI, as the case may be, shall designate to assume such debts, obligations, commitments, responsibilities or liabilities as soon as possible.

                  (iii) The Parties agree that such reallocation will be done in a manner or will use a mechanism so as to leave the affected Party or Parties and each of its Affiliates in the same tax position or with the same net tax liability as if the relevant debts, obligations, commitments, responsibilities or liabilities had, pursuant to the Alliance Agreements, been properly allocated at Closing. In the event that such reallocation would result in a tax liability or tax position that is not the same as if the relevant debts, obligations, commitments, responsibilities or liabilities had, pursuant to the Alliance Agreements, been properly allocated at Closing, then the Parties agree to make an adjustment pursuant to Article 2.6.

                  (iv) The Parties hereto shall, or shall cause the relevant company assuming a liability under Article 3.2(c) (i) or (ii) above (the "Transferee"), to indemnify, defend and hold harmless the company from which such liability is assumed from and against any failure by the Transferee to comply with its obligations under the contractual arrangements governing the liability so assumed.


                                   ARTICLE IV
                    EXCLUDED ASSETS AND EXCLUDED LIABILITIES
                    ----------------------------------------

4.1 GOODYEAR EXCLUDED ASSETS. Anything herein to the contrary notwithstanding, the Parties agree that all the assets, rights or contractual arrangements or cash proceeds listed or described in Schedule 4.1 (the "Goodyear Excluded Assets"), except as otherwise separately agreed in writing, shall not be a part of the Goodyear Business Assets.

                                   X-10.1-31

4.2 SRI EXCLUDED ASSETS. Anything herein to the contrary notwithstanding, the Parties agree that all the assets, rights or contractual arrangements or cash proceeds listed or described in Schedule 4.2 (the "SRI Excluded Assets") (the Goodyear Excluded Assets and the SRI Excluded Assets collectively called the "Excluded Assets"), except as otherwise separately agreed in writing, shall not be a part of the SRI Business Assets.

4.3 GOODYEAR EXCLUDED LIABILITIES. The items listed on Schedule 4.3 shall be excluded from the Goodyear JV Liabilities.

4.4 SRI EXCLUDED LIABILITIES. The items listed on Schedule 4.4 shall be excluded from the SRI JV Liabilities.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     The Parties hereby agree that SRI shall be deemed to know and possess all the knowledge and information known to or possessed by SRE and each of the other SRI JV Companies. SRI hereby represents and warrants to Goodyear, Goodyear Fra, Goodyear Lux and Goodyear Canada (including any successor corporations as the case may be) as of the date hereof except as otherwise stated herein, as follows:


5.1 CORPORATE ORGANIZATION, ETC. (a) Schedule 5.1 hereto lists all the companies, one hundred per cent (100%) of the shares of which, except as otherwise indicated on such schedule, must be owned by the Europe JVC and its Affiliates controlled by it in order that the Europe JVC and its Affiliates controlled by it will be able to conduct the SRI Businesses as contemplated in the Alliance Agreements.

     (b) Each of the SRI JV Companies, is a corporation or limited liability company duly organized and validly existing and, in good standing under the laws of its jurisdiction of incorporation or organization and each has all requisite corporate power and authority to own, lease, convey and operate its respective part of the SRI Businesses as now conducted, and is qualified to do business in each jurisdiction where the nature of its properties, assets or business requires such qualification, other than where the failure to be so qualified would not have a Material Adverse Effect on the business and assets of such corporation or company. Complete and correct copies of the Constituent Documents, duly updated, of each of the SRI JV Companies have previously been delivered to Goodyear or will be made available upon request. The minute books or similar records of each of the SRI JV Companies contain a materially accurate record of all meetings and other corporate action of its stockholders, board of directors or

                                   X-10.1-32
other governing bodies (and any committees thereof). Except as described and contemplated by this JV Agreement, there has been no proposal made or resolution adopted by the competent corporate body or bodies of any of the SRI JV Companies for the dissolution, liquidation, merger or split-up of any of them and, to their best knowledge, no circumstances exist which might result in the dissolution, liquidation, merger or split-up of any such corporation or company.

5.2 AUTHORITY; EXECUTION AND ENFORCEABILITY. Except as set forth on Schedule 5.2, SRE and each of the other SRI JV Companies has the requisite power and authority to execute, deliver and carry out the terms and provisions of the Alliance Agreements to be executed, delivered and (save in respect of corporate actions concerning the Reorganizations) carried out by each of them, if any, to which each of them is a party and to consummate the Transactions to which each of them is a party, and has taken all necessary corporate action to authorize the execution, delivery and performance of such Alliance Agreements, and no other act or proceeding, corporate or otherwise, on the part of SRE or any of the other SRI JV Companies is necessary to authorize the execution of the Alliance Agreements or the consummation of any of the Transactions. SRI has the power and authority to cause the SRI JV Companies to enter into and, prior to Closing, to carry out the obligations under the Alliance Agreements to which such companies are a party, and, to the extent applicable, to carry out the SRI Reorganization, in each case so as to be bound to the obligations thereunder. This JV Agreement has been duly executed by each of SRI and SRE and constitutes and the other Alliance Agreements when duly executed by them and the SRI JV Companies will constitute, a legal, valid and binding obligation of each of SRI, SRE and the other SRI JV Companies as the case may be, enforceable against each in accordance with its terms except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought. Except as described and contemplated by this JV Agreement, all corporate actions required from the SRI JV Companies in connection with the consummation of the Transactions have been duly performed.

5.3  OWNERSHIP OF STOCK; CORPORATE STRUCTURE.

     (a) Schedule 5.3 (a) sets forth for each of the SRI JV Companies as of the date hereof which will be supplemented by an accurate and complete list, as required by Article 8.03 of the Umbrella Agreement, the authorized capital, the issued capital, the number and, where applicable, the par value of the shares comprising such capital, the names of the shareholders thereof and the number of shares held by each such shareholder. All of the issued and outstanding shares of capital stock of each of the SRI JV Companies have been duly

                                   X-10.1-33
authorized and are validly issued, have been credited as fully paid and are clear of any Encumbrances, and, as of the date hereof are held of record and owned beneficially by the Persons indicated on Schedule 5.3(a). There are no preemptive rights with respect to the capital stock indicated on Schedule 5.3(a) of any of the SRI JV Companies. Except as set forth on Schedule 5.3(a), at the Closing, the Europe JVC will own, directly or indirectly, 100% of the capital stock of all the other SRI JV Companies. Except in the Ordinary Course of Business or as part of the SRI Reorganization, no repayment or reduction of the stated capital of the SRI JV Companies has been made.

      (b) Except as set forth in Schedule 5.3(b) and except for their respective ownership interests in the SRI JV Companies or pursuant to the Transactions, neither SRI or any SRI JV Company own, nor have they committed to acquire, directly or indirectly, any interest in any Person which manufactures, distributes or sells tires in the European Territory.

      (c) Except as provided in Article 2 hereof, there are not authorized or outstanding, any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating (i) any of SRI, or the SRI JV Companies to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of the capital stock or any securities convertible into or exchangeable for shares of capital stock, of any of the SRI JV Companies (ii) any Person to repurchase or redeem the capital stock of any SRI JV Company, or
(iii) any of such Persons to grant, extend or enter into any such agreement or commitment.

      (d) Except as indicated on Schedule 5.3(d), each of the SRI JV Companies is Solvent.

5.4 NO VIOLATION OR BREACH. Except as set forth in Schedule 5.4, neither the execution and delivery by SRI, SRE or the other SRI JV Companies of the Alliance Agreements to which such companies are a party nor the consummation of the Transactions, does or will:

      (a) conflict with, result in the breach of any terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party or result in the creation or imposition of any Encumbrance except for Permitted Encumbrances on any of the SRI Business Assets, under the Constituent Documents of any of the SRI JV Companies, any applicable law, rule or regulation or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which any of the SRI JV Companies is a party or by which any of the SRI JV Companies or any of their properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which any of the SRI JV Companies or any of their properties is subject, the effect of any of which, either individually or in the aggregate
(i) would impair the ability of any of the SRI

                                   X-10.1-34

JV Companies to perform its or their material obligations under the Alliance Agreements or have a Material Adverse Effect on any of the Material SRI JV Companies or (ii) would materially diminish the benefits intended to be afforded to any of the parties to the Alliance Agreements;

     (b) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to accelerate, renegotiate or terminate or receive any payment, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any contracts, agreements, commitments or other binding undertakings ("Contracts") or any permits, authorizations, approvals, registrations or licenses granted by or obtained from any Authority ("Permits") to which any of SRI or the SRI JV Companies is a party or by which any of them (or any of the securities, properties or businesses of any of them) are bound, the effect of any of which would have a Material Adverse Effect on any of the Material SRI JV Companies;

     (c) result in the creation of any Encumbrances except Permitted Encumbrances upon the SRI Business Assets of any of the SRI JV Companies, the effect of which would have a Material Adverse Effect on any of the Material SRI JV Companies; or

     (d) constitute a violation by SRI or any of the SRI JV Companies of (i) any laws, treaties, ordinances, orders, rulings or regulations of any Authority ("Laws") or any judgments, orders, rulings, awards or administrative acts of any court, arbitrator or other judicial authority or any Authority ("Judgments") but only those violations of Laws or Judgments the violation of which may give rise to criminal penalties or punishments or (ii) any Laws or Judgments the violation of which may not give rise to criminal penalties or punishments, the effect of any of which in (ii) hereof would have a Material Adverse Effect on any of the Material SRI JV Companies.

5.5 BROKERS AND FINDERS. All negotiations relating to the Alliance Agreements and the Transactions have been carried on without the participation of any Person acting on behalf of SRI or any of the SRI JV Companies, in such manner as would give rise to any broker's fee (including without limitation investment banker's fees) or finder's fees or commissions that will be for the account of, or impose a liability on, Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada, any of the Goodyear JV Companies or any of the SRI JV Companies (including any successor corporations thereof).

                                   X-10.1-35

5.6  FINANCIAL STATEMENTS; LIABILITIES.

     (a) Schedule 5.6(a) contains complete and correct copies of the audited statements of assets and liabilities to be contributed to the Europe JVC (as described in the MOU, modified as stated in note 1 to the relevant Financial Statements), including the reports of the independent accountants of the SRI JV Companies with respect thereto, in the English language, stated in each case as of December 31, 1998, of each of:

          (i)     Dunlop GmbH and its subsidiaries on a consolidated basis;
          (ii) Dunlop Tyres Ltd. and its subsidiaries on a consolidated basis; and
          (iii) Dunlop France S.A. and its subsidiaries on a consolidated basis

(each of such three companies and its respective subsidiaries being herein called a "SRI European Operating Company") and each such statement together referred to as is being herein called a "SRI European Operating Company Year End Financial Statement"). The SRI European Operating Companies and SRE together will be hereinafter referred to as the "SRI Major European Companies".

      (b) Each of the SRI European Operating Company Year End Financial Statements gives a true and accurate account in all material respects of, and fairly presents, in conformity with accounting principles generally accepted in the United States of America ("US GAAP"), the assets and liabilities of the relevant SRI European Operating Company as of December 31, 1998 which are to be contributed to the Europe JVC (as described in the MOU, modified as stated in note 1 to the relevant Financial Statements).

      Each of the SRI European Operating Company Year End Financial Statements has been certified without qualification by the relevant independent accountants.

      (c) Schedule 5.6(c) contains a complete and correct copy of an audited special purpose balance sheet of SRE as of December 31, 1998, including the notes thereto (together, the "SRE balance sheet") and a report thereon by the independent accountants. The SRE balance sheet has been prepared on the basis set out in the notes thereto and contains the assets and liabilities of SRE as of December 31, 1998 which are to be contributed to the Europe JVC. The SRE balance sheet has been certified without qualification by the independent accountants of SRE. The SRE balance sheet and each of the SRI European Operating Company Year End Financial Statements together will be hereinafter referred to as the "SRI Major European Companies Year End Financial Statements."

                                   X-10.1-36

     (d) Except as disclosed on Schedule 5.6(d), as of December 31, 1998 none of the SRI Major European Companies had any liabilities or obligations of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due (for the purposes of Article 5.6 or 6.6 only, collectively, "Liabilities" and individually, a "Liability") which are to be contributed to the Europe JVC and which (i) were required by US GAAP, as applicable, as applied on a consistent basis, to be reflected in financial statements and (ii) individually or in the aggregate would have had a Material Adverse Effect on the financial condition of any of the relevant SRI Major European Companies, and that, in either case, were not reflected or expressly reserved against in the SRI Major European Companies Year End Financial Statements or specifically disclosed or provided for in the notes thereto.

     (e) Except as disclosed on Schedule 5.6(e) and except as otherwise conducted as a result of the Transactions, since December 31, 1998 each SRI Major European Company has conducted its businesses only in the Ordinary Course of Business and the SRI Major European Company has not undergone or suffered any change in its financial condition, income, properties (other than as expressly required by this JV Agreement), Liabilities, operations or prospects which has had, individually or in the aggregate, a Material Adverse Effect on any SRI Major European Company.

     (f) Except as disclosed on Schedule 5.6(f), there have been no material intercompany transactions or arrangements relating to the SRI Businesses between or among any of the SRI JV Companies and SRI and its Affiliates during the periods covered by the SRI Major European Companies Year End Financial Statements which have not been fully and accurately reflected on the SRI Major European Companies Year End Financial Statements.

5.7 QUIET ENJOYMENT. Except as set forth on Schedule 5.7 or as a result of the Transactions, each of the SRI JV Companies is entitled to carry on its respective part of the SRI Businesses and enjoy the goodwill of those respective businesses as going concerns free and clear of any and all Encumbrances, other than Permitted Encumbrances.

5.8 CONSENTS; FILINGS. Except as set forth on Schedule 5.8 and except as provided in Articles 8.04(a), (b) and (c) and Schedule 8.04(d) of the Umbrella Agreement,, no consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, any other Person or Authority ("Consent"), is required to be made or obtained by any of SRI or the SRI JV Companies in connection with (i) the execution, delivery or enforceability of the Alliance Agreements to which such companies are a party or
(ii) the consummation of any of the Transactions except, in either case, where the failure to make or obtain a Consent would not have a Material Adverse Effect on any of the Material SRI JV Companies.

                                   X-10.1-37

5.9   ACTIONS AND PROCEEDINGS.

      (a) Except as set forth on Schedule 5.9(a), there is no action or suit or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation (in each case, whether or not the defense thereof or liability in respect thereof is covered by policies of insurance) (each, a "Proceeding" and collectively, "Proceedings") pending nor, to the best knowledge of SRI, is any Proceeding or claim threatened, to which any of the SRI JV Companies is, or would be, a party, nor is any Judgment outstanding against any of the SRI JV Companies, in each case, the effect of which would have a Material Adverse Effect on any of the Material SRI JV Companies.

      (b) No Proceeding is pending or, to the best knowledge of SRI, threatened, before any arbitrator or Authority to restrain or prohibit, or to obtain damages or other relief in connection with, entry into the Alliance Agreements or the Closing of the Transactions.

      (c) Except as set forth on Schedule 5.9(c), no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or, to the best knowledge of SRI, involuntary proceedings in bankruptcy or actions pursuant to any other debtor relief laws or actions by any Authority having jurisdiction over any of the SRI JV Companies are pending, or to the best knowledge of SRI, threatened, against any of the SRI JV Companies.

5.10  TAXES AND TAX RETURNS.

      (a) Each of the SRI JV Companies has filed on a timely basis (or within any applicable extension) all returns and reports of all Taxes required to be filed by it and has timely given and delivered all Tax notices and accounts required to be given by it in respect of Taxes for which such company is liable. All information provided in such returns, reports, notices and accounts was, when filed or given, complete and accurate. All Taxes previously assessed or that will be assessed upon any of the SRI JV Companies for any period prior to January 1, 1999 have been paid. Adequate provisions in accordance with US GAAP, as applicable, have been made in the SRI Major European Companies Year End Financial Statements for the payment of all Taxes for which each of the SRI JV Companies will be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

      (b) Except as set forth on Schedule 5.10(b), there are no pending, or to the best knowledge of SRI, threatened audits or investigations relating to any Taxes for which any of the SRI JV Companies is liable. No deficiencies for any Taxes have been proposed, asserted or assessed against any of the SRI JV

                                   X-10.1-38

Companies. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Taxes for which any of the SRI JV Companies is liable and no written requests for any such agreements are pending.

      (c) Except as set forth in Schedule 5.10(c), each of the SRI JV Companies has withheld from its employees and timely paid to the appropriate Authority proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of all applicable Laws.

      (d) SRI and SRE have furnished or made available or will make available upon request to Goodyear complete and accurate copies of all returns and reports of all Taxes filed by any of the SRI JV Companies or on their behalf on or prior to the date hereof for each of the preceding three (3) fiscal years.

      (e) Except as set forth in Schedule 5.10(e), none of the SRI JV Companies has elected, or has otherwise been granted, any preferential tax treatment or made any sort of commitment vis-a-vis any Tax Authorities (whether in connection with a reorganization or otherwise) which (i) are applicable in whole or in part to any time period that includes a date on or after the date of this JV Agreement and (ii) would have a Material Adverse Effect on any of the SRI JV Companies.

      (f) Except as set forth in Schedule 5.10(f), each of the SRI JV Companies is resident only in the jurisdiction in which it is incorporated for tax purposes and does not have a permanent establishment or other taxable presence in any other jurisdiction.

      (g) Except as set forth on Schedule 5.10(g), none of the SRI JV Companies is liable for any Taxes for which SRI or any Affiliate of SRI, other than the SRI JV Companies, is liable.

5.11  TITLE TO PROPERTY; CONDITION; SUFFICIENCY.

      (a) Schedule 5.11(a) sets forth an accurate and complete list of each parcel of real property which was owned by any of the SRI JV Companies as part of the SRI Businesses on December 31, 1998 of the following description:

            (i) all factories, warehouses, distribution facilities, retail stores, office buildings, test tracks, test facilities, technical centers, dump sites and landfills and also any real property over which environmental concerns can reasonably be expected;

            (ii) all other parcels of real property in excess of the fair market value of US$250,000; and

                                   X-10.1-39

            (iii) any parcels of real property owned by any of the SRI JV
                  Companies, leased or subleased to Persons other than Affiliates controlled by SRE for a term exceeding three (3) years.

Such list will be supplemented by an accurate and complete list, as required by
Article 8.03 of the Umbrella Agreement, of each parcel of such real property as of the Closing Date. Except as indicated on Schedule 5.11(a) as so supplemented, as of the Closing Date, the SRI JV Companies will own all of the parcels of real property so listed and supplemented, free and clear of all Encumbrances, except Permitted Encumbrances.

      (b) Schedule 5.11(b) sets forth an accurate and complete list of all the real property leased by any of the SRI JV Companies as part of the SRI Businesses on December 31, 1998 of the following description:

            (i) all factories, warehouses, distribution facilities, retail stores, office buildings, test tracks, test facilities, technical centers, dump sites and landfills and also any real property over which environmental concerns can reasonably be expected;

            (ii) all other parcels of real property leased to any of the SRI JV Companies with an annual rent of US$100,000 or more per annum; and

            (iii) any parcels of real property leased by any of the SRI JV
                  Companies, or subleased to Persons other than Affiliates controlled by SRE for a term exceeding three (3) years.

Such list will be supplemented by an accurate and complete list, as required by
Article 8.03 of the Umbrella Agreement, of (A) all such real property leased by any of the SRI JV Companies (the Schedule 5.11(b) leases as supplemented being called the "SRI JV Major Real Property Leases") and (B) all real property leases with SRI and/or any Affiliate of SRI (the "SRI Non Tire Real Property Leases"),
(A) and (B) being as of the Closing Date. SRI and SRE have made and will make all such Schedule 5.11(b) leases above available to Goodyear upon request as soon as practicable for review. The SRI JV Major Real Property Leases and all other leases to which any of the SRI JV Companies is a party (except the SRI Non Tire Real Property Leases) are collectively hereinafter called the "SRI JV Real Property Leases". With respect to the SRI JV Real Property Leases, each SRI JV Company which is a party to such leases has a valid and subsisting right to use the premises, in accordance with the terms of those leases, in each instance free and clear of all Encumbrances other than Permitted Encumbrances. There is no default under any SRI JV Real Property Leases and no event has occurred that with the lapse of time or giving of notice would constitute a default thereunder, which would for the SRI JV Real Property Leases, except for the SRI JV Major Real Property Leases, have a Material Adverse Effect on any of the Material SRI JV Companies. There does not exist with respect to the SRI JV Real Property

                                   X-10.1-40

Leases and, as of the Closing Date with respect to the SRI Non-Tire Real Property Leases, any violation of any building, zoning, health, safety, environmental or other license, ordinance, code, regulation or law, the effect of which would have a Material Adverse Effect on any SRI JV Company.

The Parties agree that, notwithstanding the identification of real property on Schedules 5.11(a) and 5.11(b) by reference to an assessment of a reasonable expectation of environmental concern, a claim against SRI for breach by a SRI JV Company of Environmental Laws may only be brought pursuant to Article 5.17.

      (c) Except as set forth on Schedule 5.11(c), the SRI JV Companies, as the case may be, have good title to the SRI Business Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

      (d) Schedule 5.11(d) sets forth an accurate and complete list of all leases of tangible personal property leased by or from any of the SRI JV Companies relating to or used in the conduct of the SRI Businesses, which will be supplemented by an accurate and complete list, as required by Article 8.03 of the Umbrella Agreement, of all such leases on the Closing Date, which in each case require lease payments equal to or exceeding the equivalent of US$ 50,000 per annum (the "SRI JV Major Personal Property Leases") and SRI and SRE have made and will make all such Schedule 5.11(d) leases available to Goodyear upon request as soon as practicable for review. The SRI JV Major Personal Property Leases and all other tangible personal property leases pursuant to which any of the SRI JV Companies leases tangible personal property are collectively hereinafter called the "SRI JV Personal Property Leases". With respect to each SRI JV Personal Property Lease, each SRI JV Company which is party to any such lease has a valid and subsisting lease, in each instance free and clear of all Encumbrances other than Permitted Encumbrances. There is no default under any SRI JV Personal Property Lease and no event has occurred that with the lapse of time or giving of notice would constitute a default thereunder, which would for the SRI JV Personal Property Leases, except for the SRI JV Major Personal Property Leases, have a Material Adverse Effect on any of the SRI JV Companies.

      (e) The SRI Business Assets and the assets, properties and rights to be transferred and/or granted to the SRI JV Companies pursuant to the Alliance Agreements at or prior to Closing, constitute all assets, properties and rights necessary for the conduct of the SRI Businesses.

      (f) The SRI Business Assets are in all material respects in normal operating condition and suitable for their intended purposes, ordinary wear and tear excepted, and adequate in all material respects for the conduct of their respective part of the SRI Businesses and ancillary activities as currently conducted. No material change in the nature or method of use will occur prior to

                                   X-10.1-41

Closing (other than normal lease expirations) and no lease assets will be disposed of in each case outside the Ordinary Course of Business.

5.12  INTELLECTUAL PROPERTY.

      (a) Schedule 5.12(a) sets forth an accurate and complete list (as at the date in 1999 indicated at the top of each article) in all material respects of all patents and patent applications owned by the SRI JV Companies or (to the extent that SRI is permitted to disclose the same) licensed by them from a third party ("SRI Patents") indicating for each such SRI Patent whether it is owned or licensed from a third party and whether such SRI Patent is licensed to any third party. Except as set forth on Schedule 5.12(a), each of the SRI JV Companies has all of the patents, patent licenses and know-how licenses necessary for the conduct of the SRI Businesses as conducted by the SRI JV Companies as of the Closing Date and the consummation of the transactions contemplated hereby will not alter or impair any such rights, save as expressly stated in or contemplated by the Alliance Agreements. Schedule 5.12(a) also includes an update of all material and substantive changes to the information contained in the above list which changes occurred after the date indicated on the top of the list and before the date of this JV Agreement.

      (b) To the best of SRI and SRI's Affiliates knowledge and belief (having made all proper inquiries) save as specified in Schedule 5.12(b)(ii):


            (i) the manufacture, use, or sale of the products of the SRI Businesses, and the SRI JV Companies' respective use of processes and equipment in the manufacture or sale of such products, do not infringe the patent rights of any third party; and

            (ii) other than those claims identified in Schedule 5.12(b)(ii), there is no claim of any third party or any proceeding pending or threatened, or any investigations for which the SRI JV Companies have procured a written legal opinion, internally or externally, during any of the last six years, which relate to infringement of a third party's patent rights in the conduct of the SRI Businesses, nor are there any written notices or challenges to the validity or enforceability of such rights.

      (c) Schedule 5.12(c) sets forth one or more lists which cumulatively provide an accurate and complete record (as at the date in 1999 indicated at the top of each article) in all material respects of the following (in so far as SRI is permitted to disclose the same):

            (i) All license agreements whereunder the SRI JV Companies have licensed patents and know-how relating to the SRI

                                   X-10.1-42

                  Businesses exclusively to third parties indicating for each, the identity of the licensee, the identity of the patents, the identity of the licensed subject matter, as well as the term of the license, the licensed territory, the type of exclusivity and whether the exclusivity relates to manufacture, use or sale; and

            (ii) All patents, patent applications and know-how licensed directly, or indirectly under a sub-license, from competitors of SRI and SRI JV Companies, indicating the details of said license, as described above and details of all the products, processes and equipment used by SRI JV Companies which fall within one or more claims of such patents.

Schedule 5.12(c) also includes an update of all material and substantive changes to the information contained in the above lists which changes occurred after the date indicated on those lists. Complete and accurate copies of all the license agreements under (i) and (ii) above which SRI is permitted to disclose have been provided to Goodyear.

      (d) Schedule 5.12(d) sets forth one or more lists which cumulatively provide an accurate and complete record (as at the date in 1999 indicated at the top of each article) in all material respects of:

            (i) all trademarks, service marks (and applications and registrations for such trademarks and service marks), used or held by or licensed to SRI and the SRI JV Companies, or to which they are entitled, relating to "SRI Goods" (namely: tires, inner tubes for tires, tire repair kits, pre-cured treads for tires, air springs, and tire retail chains, none of the aforesaid relating to aircraft or solid polyurethane industrial tires) in the Greater European Territory, including but not limited to the trademarks DUNLOP, D Device, SP and PNEUMANT (but excluding SPAX, PERFORMA, SUMITOMO, Sumitomo Device and trademarks owned and licensed by Sumitomo Corporation or The Ohtsu Tire and Rubber Co. Ltd.) (together called the "SRI European Trademarks"), indicating for each the full name of the registered proprietor, the name of the current proprietor (if different) or if SRI is unaware whether a known change of proprietor has been recorded then the names of the former proprietor and the new proprietor and the date and nature of the transaction giving rise to the change, the country/ies and general nature of the goods/services for which such are registered/pending and the general nature of the goods/services for which such are used; and

                                   X-10.1-43

            (ii)  (A)   in respect of DUNLOP, D Device, PNEUMANT, SP (whether
                        or not registered) and all registrations and pending applications to register said trademarks or a similar trademark or a variation thereof or a combination containing any of said trademarks in the Greater
                        European Territory (hereinafter the "D Marks"), all and any material restrictions on use of the D Marks in relation to the SRI Goods in the Greater European
                        Territory including but not limited to all agreements, arrangements, conflicts or threatened conflicts between SRI or any of the SRI JV Companies and a third party which restrict use of one or more of the D Marks in relation to the SRI Goods or affect the scope of or validity of the D Marks including the names of parties and details (or copy documentation to be provided concurrently); and

                  (B) in respect of all other registrations and pending applications to register any SRI European Trademark (hereinafter "SRI Registrations-2"), all and any material restrictions on use and registration of the SRI Registrations-2 in relation to the SRI Goods in all countries where said are registered or pending, including but not limited to all agreements, arrangements, conflicts or threatened conflicts between SRI or any of the SRI JV Companies and a third party which restrict use of one or more of the SRI Registrations-2 in relation to the SRI Goods in all countries where said are registered or pending, or affect the scope of or validity of the SRI Registrations-2 in said countries including the names of parties and details (or copy documentation to be provided concurrently), and all restrictions on registration of the SRI Registrations-2 in the Greater European Territory in relation to SRI Goods of which SRI or any of the SRI JV Companies are aware, including but not limited to all agreements, arrangements, conflicts or threatened conflicts between SRI or any of the SRI JV Companies and a third party which restrict registration of one or more of the SRI Registrations-2 in relation to the SRI Goods including the names of parties and details (or copy documentation to be provided concurrently); and

                                   X-10.1-44

                     (C) in respect of SRI European Trademarks which are used but not registered (or the subject of a pending application) in any country/ies for any goods/services falling within SRI Goods in relation to which they are used (hereinafter "SRI CL Marks"), all and any material restrictions on use of the SRI CL Marks in relation to the SRI Goods in said countries including but not limited to all agreements, arrangements, conflicts or threatened conflicts between SRI or any of the SRI JV Companies and a third party which restrict use of one or more of the SRI CL Marks in relation to the SRI Goods or affect the scope of or validity of the SRI CL Marks including the names of parties and details (or copy documentation to be provided concurrently); and

                     (D) all other restrictions on use of the SRI European Trademarks in relation to the SRI Goods in the Greater European Territory of which SRI or any of the SRI JV Companies are aware; and

              (iii) all licenses under which SRI European Trademarks are licensed to another party, with the name and address of the licensee/s, and details of said licenses (or a copy thereof to be provided concurrently); and

              (iv) all licenses under which SRI European Trademarks are licensed from a third party, with the name and address of the licensor/s, the name and address of the owner (if different), and details of said license/s (or a copy thereof to be provided concurrently); and

              (v) details of each and every Encumbrance (other than a Permitted Encumbrance) created by SRI or any of the SRI JV Companies on any of the SRI European Trademarks (or a copy thereof to be provided concurrently); and

              (vi) all agreements or arrangements relating to the SRI European Trademarks which may be terminated in the event of a change of control of the SRI JV Companies or which require approval to grant sub-licenses in a separate list in Schedule 5.12(d) (details shall be included); and

              (vii) all OE export arrangements or agreements relating to Licensed Products bearing SRI European Trademarks fitted as original

                                   X-10.1-45
                     equipment to vehicles exported from any country within the Greater European Territory; and

              (viii) all company names of SRI or the SRI JV Companies
                     incorporated in the Greater European Territory.

Schedule 5.12(d) includes an update of all material and substantive changes to the information contained in the above lists which changes occurred after the date indicated on those lists but before the date of this Agreement.

         (e) To the best of SRI's knowledge and belief (having made all proper inquiries), save as specified in Schedule 5.12(e) the use or other exploitation by SRI and the SRI JV Companies of the following, does not infringe the rights of any third party:

              (i) the D Marks in relation to the SRI Goods in the Greater European Territory;

              (ii) the SRI Registrations-2 in relation to the SRI Goods in countries where they are registered or pending; and

              (iii) the SRI CL Marks in relation to the goods/services falling within the SRI Goods for which they are used in the countries in which they are used.

Other than those identified in Schedule 5.12(e), there is no claim of any third party or any proceeding pending or to the best knowledge of SRI, threatened, or any investigations by SRI or the SRI JV Companies, which relate to infringement or other violation by SRI or any of the SRI JV Companies (or so far as they are aware, any users authorized by them) of a third party's trademark rights in the conduct of the Business in the Greater European Territory, nor are there any written notices or challenges to the validity or enforceability of the rights of SRI and/or the SRI JV Companies in the SRI European Trademarks. To the best of the knowledge and belief of SRI and the SRI JV Companies, no person is infringing the rights of any of SRI and the SRI JV Companies with respect to such SRI European Trademarks, other than those identified in Schedule 5.12(e). Other than as specified in Schedule 5.12(e), no Trademarks relating to the SRI Goods in the Greater European Territory have been assigned or transferred, and no rights which would restrict use of the SRI European Trademarks in relation to the SRI Goods have been granted by SRI or the SRI JV Companies within the last 12 months.

       (f) Except as set forth on Schedule 5.12(f), each of SRI and the SRI JV Companies cumulatively have:

                                   X-10.1-46

              (i)    the right to manufacture under:

                     (A)    the D Marks in relation to the SRI Goods,

                     (B) the SRI Registrations-2 in relation to the SRI Goods in countries where they are registered or pending, and

                     (C) the SRI CL Marks in relation to the goods for which they are used,

              in the Greater European Territory; and

              (ii) the right to sell and provide the goods and services referred to in (f) (i) above under the respective trademarks referred to in (f) (i) above in the Greater European Territory; and

              (iii) in relation to the SRI JV Companies, the right to use said trademarks in connection with OE exports of said goods to jurisdictions other than the country in which the said goods are fitted to the vehicle;

and have all the trademark rights and licenses necessary for the conduct of the SRI Businesses as conducted by the SRI JV Companies as of the Closing Date, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, save as expressly stated in or contemplated by the Alliance Agreements.

         (g) Schedule 5.12(g) also sets forth:


              (i) Any and all material restrictions on use by the SRI JV Companies of all copyright rights and other rights in drawings of tires and parts thereof and other products of the SRI Businesses and all designs applicable to the appearance or shape of tires and other products of the SRI Businesses (including but not limited to tread designs) owned by SRI, SRI's Affiliates or the SRI JV Companies or licensed from a third party in the European Territory (hereinafter "the Works") and the consummation of the Transactions contemplated hereby will not alter or impair any of the SRI JV Companies' rights in or their ability to use the Works save as expressly stated in or contemplated by the Alliance Agreements; and

              (ii) All current conflicts or threatened conflicts (of which SRI is aware) or validity challenges relating to the Works.

                                   X-10.1-47

       (h) To the best knowledge and belief of SRI, the use or other exploitation by the SRI JV Companies of the Works in relation to the SRI Businesses does not infringe the rights of any third party. Other than those identified in Schedule 5.12(h), there is no claim of any third party or any Proceeding pending or to the best knowledge of SRI, threatened, or any investigations by SRI or the SRI JV Companies, which relate to infringement or other violation of a third party's rights in the Works in the conduct of the SRI Businesses, nor are there any written notices or challenges to the validity or enforceability of the rights of SRI, SRI's Affiliates or the SRI JV Companies in the Works. To the best of the knowledge and belief of SRI, no person is infringing the rights of any of SRI, SRI's Affiliates or the SRI JV Companies with respect to such Works, other than those identified in Schedule 5.12(h).

       (i) The Parties agree that the information provided pursuant to all parts of this Article 5.12 and in Schedules 5.12(a) through (h) shall be supplemented by an accurate and complete list, as required by Article 8.03 of the Umbrella Agreement as at the Closing Date.

5.13   SOFTWARE.

       (a) The SRI JV Companies have entered into, have valid rights under and have maintained all material computer programs, computer data bases or other computer software used or owned by any of the SRI JV Companies (insofar as they are comprised in the SRI Businesses) ("Software").

       (b) The SRI JV Companies have received no claim of any third party nor is any Proceeding or any investigation pending or, to the best of the knowledge of SRI, threatened, which relates to infringement or other violation of the rights of third parties arising out of the use of the Software. There are no written notices or challenges to the validity or enforceability of the rights of any of the SRI JV Companies to use the Software. To the best of the knowledge of SRI, no Person is infringing the rights of any of the SRI JV Companies with respect to the Software.

       (c) The SRI JV Companies have granted to the third parties listed on
Schedule 5.13(c) the licenses or authorizations identified thereon relating to the use of the Software owned or licensed by the SRI JV Companies.

       (d) Except as set forth on Schedule 5.13(d), each of the SRI JV Companies' consultants, contractors and subcontractors who have participated in the creation, design or development of the Software owned or used but not licensed by any of the SRI JV Companies has entered into a written agreement assigning the copyright (or any other right arising under any applicable Law) in the Software (including the related documentation) to the relevant SRI JV Company and each employee of a SRI JV Company who has participated in the creation, design or development of the Software owned or used by any of the SRI JV Companies, have under the law of the relevant jurisdictions automatically

                                   X-10.1-48
assigned the copyright (or any other right arising under any applicable Law) in the Software (including the related documentation) to the relevant SRI JV Company.

5.14   COMPLIANCE WITH LEGAL REQUIREMENTS.

       (a) The SRI JV Companies are currently conducting, and have at all times for which the applicable statute of limitation has not expired, conducted their respective part of the SRI Businesses and are currently maintaining and have at all times for which the applicable statute of limitation has not expired maintained their ownership and possession of their respective SRI Business Assets, in compliance with all applicable Laws, Judgments and Permits, except to the extent that the failure to so conduct their respective part of the SRI Businesses and maintain their respective SRI Business Assets would not have a Material Adverse Effect on any of the Material SRI JV Companies.

       (b) Except as set forth on Schedule 5.14, the SRI JV Companies possess, and upon consummation of the Transactions will continue to possess all Permits necessary to conduct their respective part of the SRI Businesses, as they are currently being conducted, and all such Permits are in full force and effect, except to the extent the failure to so possess or maintain in full force and effect would not have a Material Adverse Effect on any of the Material SRI JV Companies or impair the SRI JV Companies ability to perform their material obligations under the Alliance Agreements. Except as set forth in Schedule 5.14, all such Permits, to the extent such Permits need to be assigned or transferred pursuant to the Transactions, are fully and freely assignable or transferable (except to the extent that the failure to so assign or transfer is due solely to the discretionary act or acts of an Authority and not based upon the acts or omissions of SRI or any of the SRI JV Companies) to the applicable SRI JV Company. No proceeding to modify, suspend, terminate or otherwise limit any such Permit is pending or, to the best knowledge of SRI, threatened.

       (c) Except as set forth in Schedule 5.14, none of the SRI JV Companies has received any notice in any form (including any citations, notices of violations, complaints, consent orders or inspection reports) which would indicate that any such company was not at the time of such notice or is not currently in compliance with all such applicable Laws, Judgments and Permits except where the failure to not be in compliance would not have a Material Adverse Effect on any of the Material SRI JV Companies.

       (d) None of the SRI JV Companies has made any illegal payment to any officer or employee of any governmental or regulatory authority, engaged in any illegal reciprocal agreements with competitors, customers or suppliers or made any illegal payment to any supplier or purchasing agent.

                                   X-10.1-49

5.15   OUTSTANDING COMMITMENTS.

       (a) Schedule 5.15(a) contains an accurate and complete list of all Contracts (insofar as such Contracts are comprised in the SRI Businesses other than Contracts covered in Article 5.16(b)) to which any of the SRI JV Companies is a party or by which any of their assets or operations are bound or affected and which (i) involve the obligation (including contingent obligations) by or to any of the SRI JV Companies to pay amounts in excess of the equivalent of US$1,000,000 in any fiscal year, (ii) are Contracts whose term exceeds one (1) year or is unlimited (with the exception of labor agreements) and which may not be terminated by the relevant SRI JV Company on less than six (6) months' notice without the payment of a penalty in the equivalent amount of US$100,000 or more, (iii) are Contracts under whose terms one or more of the SRI JV Companies is bound to materially refrain from carrying out or to materially restrict certain normal business activities as such activities are conducted in the Ordinary Course of Business, or to refrain from competing with any third party, (iv) are Contracts with SRI or any Affiliate thereof (except any of the SRI JV Companies) in the equivalent amount of US$100,000 or more or any director or employee thereof (v) are Contracts for the purchase or resale of tires, retread materials, accessory parts and air springs in excess of the equivalent of US$2,000,000 per annum ("Dealer Contracts"), or (vi) were not entered into in the Ordinary Course of Business.

       (b) All Contracts listed on Schedule 5.15(a) are valid, binding and enforceable by one or more of the SRI JV Companies in accordance with their respective terms and none of the SRI JV Companies is in default or has waived any material right under any of such Contracts, nor does there exist any event or condition, which upon the giving of notice or the lapse of time or both, would (i) constitute a default or event of default thereunder or (ii) entitle any other party thereto to terminate such Contract, and which would in any case, have a Material Adverse Effect on any of the Material SRI JV Companies. To the best knowledge of SRI, the obligations of each counterparty to any Contracts listed on Schedule 5.15(a) are (i) valid and binding on such counterparty and enforceable by one or more of the SRI JV Companies in accordance with their respective terms, (ii) none of the counterparties is in default or has waived any material right under any of such Contracts, nor does there exist any event or condition, which upon the giving of notice or the lapse of time or both, would (A) constitute a default or event of default thereunder or (B) entitle any other party thereto to terminate such Contract, and which would in any case have a Material Adverse Effect on any of the Material SRI JV Companies.

       (c) Specifically, pursuant to Article 5.15 (a) (i), Schedule 5.15(a) includes without limitation a list of all Contracts in excess of the equivalent of US$1,000,000 in any fiscal year to which any of the SRI JV Companies is a party or by which any of their assets or operations are bound with any original

                                   X-10.1-50
equipment automotive manufacturer ("Original Equipment Contracts"). Except for such Original Equipment Contracts, there are no other contracts with original equipment automotive manufacturers which impose obligations on any of the Material SRI JV Companies which would have a Material Adverse Effect on any of the Material SRI JV Companies.

       (d) None of the Contracts listed on Schedules 5.15(a) or 5.16(a) and (b) to which any SRI JV Company is a party or a beneficiary violates any provision of any applicable Law or Judgment. All Contracts between any of the SRI JV Companies on the one hand, and its suppliers, customers, distributors, dealers, agents or licensees, on the other hand, have been concluded under normal market conditions, in accordance with normal commercial practice except where the failure to have so concluded such Contracts would have a Material Adverse Effect on any of the Material SRI JV Companies.

       (e) SRI and SRE have made or will make upon request all Dealer Contracts and Original Equipment Contracts available to Goodyear for review and have made available or will make available upon request in writing all material amendments to such Contracts in connection therewith (unless prohibited by applicable anti-trust Laws or a confidentiality clause contained in any such agreement). Any Contracts or material amendments not available for review by Goodyear due to the foregoing prohibition regarding anti-trust Laws or confidentiality clauses, impose no obligations on any of the Material SRI JV Companies which would have a Material Adverse Effect on any of the Material SRI JV Companies.

5.16    EMPLOYMENT MATTERS.

       (a) Schedule 5.16(a) contains a list, for each of the SRI JV Companies, and for each separate establishment thereof, of all the collective rules applicable to SRI JV Employees (the "Collective Rules"), including without limitation: (i) the applicable collective bargaining agreements (other than those applicable on a nation-wide or industry-wide basis) and company agreements; (ii) the remuneration system, including premiums, bonuses, commissions and benefits in kind; (iii) profit-sharing, incentive and company savings plans; (iv) any retirement or health insurance plan pursuant to which employees are entitled to receive benefits in addition to those provided for by law or the applicable collective bargaining agreements; (v) any other employee benefit plans similar in type to those described in Sections 3(1) and 3(2) of ERISA; and (vi) any regional, local or individual company or establishment practices which provide for benefits which exceed those provided for by law or the applicable collective bargaining agreements.

       (b) Schedule 5.16(b) (save as expressly provided therein) sets forth a

                                   X-10.1-51
complete and accurate list of the thirty (30) employment, consulting, severance, termination or compensation Contracts of greatest amount between any individual and each of the Major SRI JV Companies and their Affiliates controlled by them and ten (10) such contracts of greatest amount for retail operations between an individual and any of the SRI JV Companies, pursuant to which any such individual has received benefits within the preceding two (2) years which exceed those provided for by law or the applicable Collective Rules, including, but not limited to, increased severance pay, extended notice periods, advantages in kind or pensions (the "SRI JV Employment Agreements"), copies of which are available upon request by Goodyear. In the case of certain of the SRI JV Employment Agreements to which the provisions of the German Data Protection Act extend, the information provided on Schedule 5.16 (b) shall only identify the employment contract between the applicable company and individual by a general title, job description or functional area of responsibility, in order not to disclose information protected by such Act (the "SRI German Employment Contracts"). None of the individual SRI German Employment Contracts have been amended nor do any of them contain any contractual provisions or entitlement to benefits other than as stated in the specific representative contract that SRI has provided to Goodyear (by letter of May 24, 1999) as representative of that individual's SRI German Employment Contract. SRI has provided a model representative contract (by letter of May 24, 1999) to Goodyear for each of the SRI German Employment Contracts. No amount will become due to any director, consultant or employee of any of the SRI JV Companies under the Collective Rules or any SRI JV Employment Agreement solely as a result of the Transactions.

       (c) As of the date hereof, none of the directors, consultants or employees of any of the SRI JV Companies earning in excess of the equivalent of US$100,000 per annum has formally notified any such company that he or she does not intend to continue his or her relationship with it following the completion of the Transactions on the terms of the applicable Collective Rules and the SRI JV Employment Agreements as currently in effect and SRI and SRE have no reason to believe that each of the SRI JV Companies will not be able to continue such relationships with such persons after the Closing.

       (d) Except as set forth on Schedule 5.16(d), each of the SRI JV Companies are now and have in the past been in all material respects in compliance with all provisions of applicable labor and social security Laws, the Collective Rules and the SRI JV Employment Agreements and all payments due thereunder from each of the SRI JV Companies have been made when due.

       (e) The SRI JV Companies:

              (i) do not have any obligation to contribute to, nor have they incurred any liability with respect to any benefit plan

                                   X-10.1-52
                     concerning the SRI JV Employees, other than the employee benefit plans listed on Schedule 5.16(a) (the "SRI JV Employee Benefit Plans"), nor will they have any liability after the Closing under any employee benefit plan concerning any employees, other than SRI JV Employees or retirees from the SRI Businesses or the predecessors of such businesses;

              (ii) have not engaged in a transaction that could result in the imposition upon any SRI JV Companies of a civil penalty with respect to the regulation of the SRI JV Employee Benefit Plans and no fact or event exists that could give rise to any such liability which would have a Material Adverse Effect on any of the Material SRI JV Companies;

              (iii) have not entered into any agreement to indemnify any Person (other than any Person entitled to benefits under the SRI JV Employee Benefit Plans) with respect to any of the SRI JV Employee Benefit Plans; and

              (iv) have had the SRI JV Employee Benefit Plans, as amended to date, determined by the appropriate regulatory authority if required, to be plans which comply in all material respects with the laws and regulations to which they are subject, and no assets of the SRI JV Employee Benefit Plans are subject to any Encumbrances.

       (f) Except as set forth on Schedule 5.16(f), SRI and SRE have not permitted the SRI JV Companies to adopt, change or commit to adopt any type of employee benefit plan similar to the SRI JV Employee Benefit Plans covering the SRI JV Employees, after December, 31 1998 and prior to the Closing, except in the Ordinary Course of Business.

       (g) Except as set forth in Schedule 5.16(g), since January 1, 1998 there have not occurred any strikes, slow downs, work stoppages or other similar labor actions by any group of employees of any of the SRI JV Companies. Nor are any of SRI or any of the SRI JV Companies aware that any such labor action is pending or threatened. No Proceeding arising out of any labor grievance under any Law, the Collective Rules or any SRI JV Employment Agreement is pending or, to the best knowledge of SRI, threatened against any SRI JV Company.


5.17   ENVIRONMENT, HEALTH AND SAFETY.

       (a) Except as set forth on Schedule 5.17(a), and except where the failure to be in compliance would not have a Material Adverse Effect on any Material SRI

                                   X-10.1-53

JV Company, each of the SRI JV Companies has obtained, and has been at all times, for which the applicable statute of limitation has not expired, in compliance with all terms and conditions of, all Permits which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Laws, Permits and Judgments relating to public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation Environmental Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the testing, characterization, classification, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes. All such Permits are valid and in full force and effect and (to the extent such Permits need to be assigned or transferred to an SRI JV Company pursuant to the SRI Reorganization or pursuant to the Transactions in order to ensure the continued conduct of the SRI Businesses as such are presently conducted) are freely transferable or assignable (except to the extent that the failure to assign or transfer is due solely to the discretionary act of any Authority and not based upon the acts or omissions of SRI or any of the SRI JV Companies), and where applicable, timely renewal applications have been submitted for all such Permits. No Proceedings have been filed or commenced against any of the SRI JV Companies or notices of violation or Environmental Claim received by any of the SRI JV Companies alleging any failure to comply with any such Laws, Judgments or Permits, where such Proceeding or violation would have a Material Adverse Effect on any of the SRI JV Companies and, to the best knowledge of SRI, no such Proceedings, notices of violation or Environmental Claims are pending or threatened, nor does there exist any existing event or condition on the basis of which (i) an Authority would reasonably be expected to deny or revoke or limit any such Permits or (ii) if such Permits have been obtained by any of the SRI JV Companies, such Permits would not remain in full force and effect as of the Closing Date.

       (b) Except as set forth in Schedule 5.17(b), none of the SRI JV Companies has any material liability (and there is not any past or present fact, status, condition, activity, occurrence, action or failure to act related to the past or present operations, properties or facilities, whether owned, used or leased, of any of the SRI JV Companies that to their best knowledge, forms or reasonably could form the basis for the imposition of any liability)
(i) under any law relating to protection of human health or safety or concerning employee or worker health and safety or relating generally to the environment, (ii) for damage to any site, location, natural resources or body of water (surface or subsurface) or for failure to report or clean up any discharges of any substance, or (iii) for any illness of, personal injury to, or death of, any of its employees or any third party.

                                   X-10.1-54
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5.18  INSURANCE. Except as disclosed on Schedule 5.18, each of the SRI JV
Companies are insured by insurance carriers not related to or affiliated with SRI or SRE. Schedule 5.18 sets forth a complete list and brief description (specifying the insurer, the coverage and the policy number or covering note number with respect to binders) of all policies, binders or Contracts to which any of the SRI JV Companies is a party or by which any of the SRI Business Assets are covered for purposes of property, fire, liability, product liability, workmen's compensation, vehicular, crime, builders' risk, title and other insurance or Contracts in the nature of insurance. The policies, binders and Contracts listed on Schedule 5.18 are in full force and effect in accordance with their respective terms and, to the best knowledge of SRI and the SRI JV Companies, will remain in full force and effect after the Closing, except as otherwise agreed in writing between SRI and Goodyear and, additionally, none of the SRI JV Companies has received written notice that any insurer thereunder intends to cancel or terminate such policies, binders or Contracts. None of SRI or any of the SRI JV Companies has received any notice that it is in default with respect to any provision of any such policies, binders or Contracts. None of SRI or any of the SRI JV Companies has provided inaccurate, incomplete or misleading information in connection with any such policies, binders or Contracts or failed to give any notice or present any claim thereunder in due and timely fashion or as required by any such policies, binders or Contracts so as to jeopardize full recovery thereunder. There are no claims in excess of US$1,000,000 outstanding under any such policy, binder or Contract.

5.19 ACCOUNTS RECEIVABLES. Except as disclosed on Schedule 5.19, all accounts receivables of the SRI JV Companies and other rights of payment, including, without limitation, unbilled amounts and credits extended to third parties, shown on the SRI Major European Companies Year End Financial Statements or acquired by the SRI JV Companies subsequent to the date of the balance sheets included therein but before the Closing Date, except to the extent thereafter collected, have arisen from bona fide transactions in the Ordinary Course of Business, are free of any Encumbrances, except for those receivables sold as reflected on the SRI Major European Companies Year End Financial Statements which receivables will be free and clear of Encumbrances at the Closing Date, and the reserves or write-offs for bad debts in the SRI Major European Companies Year End Financial Statements have been computed in a manner consistent with past practice.

5.20 GUARANTEES. There are no guaranty agreements, commitments to issue guarantees, comfort letters, letters of awareness, other credit support arrangements, joint and several obligations, swap agreements or any other derivative transactions entered into by any of the SRI JV Companies which are not listed in Schedule 5.20, copies of which are available to Goodyear upon request.

                                   X-10.1-55

5.21 SUBSIDIES. Schedule 5.21 sets forth a complete list of all governmental, quasi-governmental and other public and private grants and subsidies that provide any reimbursement, refund, abatement, Tax reduction or other benefit in excess of US$1,000,000 ("Subsidies") to any of the SRI JV Companies, together with any additional Subsidies for which any of the SRI JV Companies is in the process of applying, and fully and correctly sets out the status of each Subsidy and application therefor, including the obligations imposed on each SRI JV Company that remain outstanding. The SRI JV Companies have complied in all material respects with the terms and conditions imposed upon them in connection with each such Subsidy, including but not limited to the utilization of funds, the amount of investments to be made by them and the maintaining of a minimum level of employment. Except as set forth in Schedule 5.21, none of the SRI JV Companies are in material breach of any of the terms and conditions of any Subsidy and no facts or circumstances exist that to the best knowledge of SRI could cause the SRI JV Companies to be required to reimburse all or part of any Subsidy before the due date of reimbursement, if any, or to lose all or part of the benefit of the Subsidy.

5.22 YEAR 2000. Each of SRI and the SRI JV Companies have taken and will take up to Closing all commercially reasonable actions in a timely manner to prevent a Year 2000 problem in computer systems, software, or equipment owned, leased or licensed by such company from (a) interfering with its performance under the Alliance Agreements, (b) interfering with or frustrating the purpose and successful operation and administration of the Europe JVC or the SRI JV Companies, as set forth in this JV Agreement, the Umbrella Agreement or any of the other Alliance Agreements or (c) having a Material Adverse Effect on any of the SRI JV Companies. Each of the SRI JV Companies has requested from those of its suppliers or other business partners whose performance may materially affect the performance of any of the SRI JV Companies hereunder that each supplier or business partner undertake all commercially reasonable actions in a timely manner to prevent a Year 2000 problem from interfering with such performance, in each case where the failure to perform would have a Material Adverse Effect on any of the Material SRI JV Companies.

For purposes of the Alliance Agreements, Year 2000 problem means any failure, error, or delay resulting from the inability of any software, hardware, embedded chip, or other device to accurately and without interruption perform and process, display, store, manipulate, and handle dates before, on, and after January 1, 2000.

5.23 UNDISCLOSED LIABILITIES, ETC. On the date hereof, except as disclosed in the SRI Major European Companies Year End Financial Statements or as set forth on Schedule 5.23, the SRI JV Companies have no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or

                                   X-10.1-56
to become due other than liabilities (i) that have been incurred in the Ordinary Course of Business, (ii) that have not had a Material Adverse Effect on the SRI JV Companies taken as a whole, or (iii) that would not have a Material Adverse Effect on the SRI JV Companies taken as a whole.


5.24 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule 5.24, which will be supplemented by an accurate and complete list as required by Article 8.03 of the Umbrella Agreement, since December 31, 1998 (except for
Article 5.24(q), none of the SRI JV Companies has and/or there has not been (with respect to either the SRI Business Assets or the SRI Businesses):

       (a) declared for payment after the Closing Date, any cash dividend, payment or other distribution in respect of their shares of capital stock or, except as required by the SRI Reorganization or otherwise pursuant to the Alliance Agreements, declared any dividend of property in kind;

       (b) other than in the Ordinary Course of Business, or except as contemplated by the SRI Reorganization, incurred any obligation or liability, contingent or otherwise, exceeding US$1,000,000, except such obligations affecting any of the SRI JV Companies beyond the Closing Date under Contracts;

       (c) except (i) in the Ordinary Course of Business, (ii) as contemplated by the Alliance Agreements, (iii) the payment of any obligations or installments when due or (iv) the discharge or satisfaction of any Encumbrance, paid any obligation or liability (fixed or contingent);

       (d) sold, assigned, transferred, conveyed, leased or otherwise disposed of or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any of its SRI Business Assets having a fair market value equivalent of US$100,000 and above, except for fair consideration (plus or minus 10% therefrom) in the Ordinary Course of Business or except as contemplated by the SRI Reorganization;

       (e) compromised any debt, Proceeding or claim, or waived or released any right, except as made in the Ordinary Course of Business or which would not have a Material Adverse Effect on any of the Material SRI JV Companies;

       (f) suffered any extraordinary loss or extraordinary losses which would have a Material Adverse Effect on any of the Material SRI JV Companies;

       (g) except in the Ordinary Course of Business or as contemplated by the Alliance Agreements, transferred or granted any rights under any material concessions, leases, licenses, agreements, Patents, inventions, Trademarks, brandmarks, brand names, copyrights, or with respect to any know-how;

                                   X-10.1-57

       (h) suffered any accidental losses or damages with respect to the SRI Business Assets having an aggregate replacement cost of more than US$5,000,000, whether or not such losses or damages shall have been covered by insurance;

       (i) made any material charitable contribution not in accordance with past practice or entered into any commitment therefor;

       (j) lost as customers any original equipment manufacturers, Dealer Contracts or Contracts with suppliers or for supplies, based on facts or events not arising out of a change in control of the SRI JV Companies, which losses, individually or in the aggregate, have had, or which any of the SRI JV Companies expect to have, a Material Adverse Effect on any of the Material SRI JV Companies;

       (k) other than as contemplated by the Alliance Agreements or at the specific request of Goodyear, introduced any material change with respect to the method or practices of accounting of the SRI JV Companies;

       (l) instituted any increases or commitments for increases in excess of 3% per annum in the general average salary or compensation level of all the SRI JV Employees of each of the SRI JV Companies;

       (m) except for bids or tenders made in the Ordinary Course of Business, made any bids or tenders on or for Contracts in excess of US$5,000,000;

       (n) except as provided in (l) above, amended or otherwise modified the terms of any SRI JV Employment Agreements to increase the amount or accelerate the payment or vesting of any benefit thereunder or under any existing or new benefit plan of the type described in Article 5.16(a) with respect to any individual party to such agreements;

       (o) adopted any amendments to its Constituent Documents that could reasonably be expected to have a Material Adverse Effect on the ability of SRI or any of the SRI JV Companies to perform their obligations under the Alliance Agreements;

       (p) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not) in the Ordinary Course of Business) that could reasonably be expected to have a Material Adverse Effect on the ability of SRI or any of the Material SRI JV Companies to perform their obligations under the Alliance Agreements; and

                                   X-10.1-58

       (q) since December 31, 1998 through and including the date hereof, except as contemplated by the Alliance Agreements or otherwise agreed in writing, carried on the SRI Businesses (including without limitation, entering into any material transaction, contract or commitment) other than in the ordinary course of business and substantially in the same manner as heretofore conducted consistent with past practice.

5.25 SURVIVAL PERIOD. The representations and warranties of SRI or SRE contained in the Alliance Agreements or in any document delivered pursuant to the Alliance Agreements shall not be discharged upon the date(s) of the giving of such representations and warranties (the date of this JV Agreement and the Closing Date), but shall survive for so long as an indemnification claim for the applicable representation and warranty can be made pursuant to Article XV, Indemnification, of the Umbrella Agreement.



                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         The Parties hereby agree that Goodyear shall be deemed to know and possess all the knowledge and information known to or possessed by each of the Goodyear JV Companies. Each of Goodyear, Goodyear Fra, Goodyear Lux and Goodyear Canada hereby jointly and severally represents and warrants to SRI (including any successor corporation) as of the date hereof except as otherwise stated herein, as follows:

6.1 CORPORATE ORGANIZATION, ETC. (a) Schedule 6.1 hereto lists all the companies, one hundred per cent (100%) of the shares of which, except as otherwise indicated on such schedule, must be owned by the Europe JVC and its Affiliates controlled by it in order that the Europe JVC and its Affiliates controlled by it will be able to conduct the Goodyear Businesses as contemplated in the Alliance Agreements.

(b) Each of the Goodyear JV Companies, is a corporation or limited liability company duly organized and validly existing and, in good standing under the laws of its jurisdiction of incorporation or organization and each has all requisite corporate power and authority to own, lease, convey and operate its respective part of the Goodyear Businesses as now conducted, and is qualified to do business in each jurisdiction where the nature of its properties, assets or business requires such qualification, other than where the failure to be so qualified would not have a Material Adverse Effect on the business and assets of such corporation or company. Complete and correct copies of the Constituent Documents, duly updated, of each of the Goodyear JV Companies have previously been delivered to SRI or will be made available upon request. The

                                   X-10.1-59
minute books or similar records of each of the Goodyear JV Companies contain a materially accurate record of all meetings and other corporate action of its stockholders, board of directors or other governing bodies (and any committees thereof). Except as described and contemplated by this JV Agreement, there has been no proposal made or resolution adopted by the competent corporate body or bodies of any of the Goodyear JV Companies for the dissolution, liquidation, merger or split-up of any of them and, to their best knowledge, no circumstances exist which might result in the dissolution, liquidation, merger or split-up of any such corporation or company.

6.2 AUTHORITY; EXECUTION AND ENFORCEABILITY. Except as set forth on Schedule 6.2, each of the Goodyear JV Companies has the requisite power and authority to execute, deliver and carry out the terms and provisions of the Alliance Agreements to be executed, delivered and (save in respect of corporate actions concerning the Reorganizations) carried out by each of them, if any, to which each of them is a party and to consummate the Transactions to which each of them is a party, and has taken all necessary corporate action to authorize the execution, delivery and performance of such Alliance Agreements, and no other act or proceeding, corporate or otherwise, on the part of any of the Goodyear JV Companies is necessary to authorize the execution of the Alliance Agreements or the consummation of any of the Transactions. Goodyear has the power and authority to cause the Goodyear JV Companies to enter into and, prior to Closing, to carry out the obligations under the Alliance Agreements to which such companies are a party, and, to the extent applicable, to carry out the Goodyear Reorganization, in each case so as to be bound to the obligations thereunder. This JV Agreement has been duly executed by of each of Goodyear, Goodyear Fra, Goodyear Lux and Goodyear Canada and constitutes and the other Alliance Agreements when duly executed by them and the Goodyear JV Companies will constitute, a legal, valid and binding obligation of each of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada and the Goodyear JV Companies as the case may be, enforceable against each in accordance with its terms except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought. Except as described and contemplated by this JV Agreement, all corporate actions required from the Goodyear JV Companies in connection with the consummation of the Transactions have been duly performed.

6.3 OWNERSHIP OF STOCK; CORPORATE STRUCTURE. (a) Schedule 6.3 (a) sets forth for each of the Goodyear JV Companies as of the date hereof which will be supplemented by an accurate and complete list, as required by Article 9.03 of the Umbrella Agreement, the authorized capital, the issued capital, the number and,

                                   X-10.1-60
where applicable, the par value of the shares comprising such capital, the names of the shareholders thereof and the number of shares held by each such shareholder. All of the issued and outstanding shares of capital stock of each of the Goodyear JV Companies have been duly authorized and are validly issued, have been credited as fully paid and are clear of any Encumbrances, and, as of the date hereof are held of record and owned beneficially by the Persons indicated on Schedule 6.3(a). There are no preemptive rights with respect to the capital stock indicated on Schedule 6.3(a) of any of the Goodyear JV Companies. Except as set forth on Schedule 6.3(a), at the Closing, the Europe JVC will own, directly or indirectly, 100% of the capital stock of all the Goodyear JV Companies. Except in the Ordinary Course of Business or as part of the Goodyear Reorganization, no repayment or reduction of the stated capital of the Goodyear JV Companies has been made.

      (b) Except as set forth in Schedule 6.3(b) and except for their respective ownership interests in the Goodyear JV Companies and pursuant to the Transactions, neither Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada own, nor have they committed to acquire, directly or indirectly, any interest in any Person which manufactures, distributes or sells tires in the European Territory.

      (c) Except as provided in Article 2 hereof, there are not authorized or outstanding, any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating (i) any of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or the Goodyear JV Companies to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of the capital stock or any securities convertible into or exchangeable for shares of capital stock, of any of the Goodyear JV Companies (ii) any Person to repurchase or redeem the capital stock of any Goodyear JV Company, or (iii) any of such Persons to grant, extend or enter into any such agreement or commitment.

      (d) Except as indicated on Schedule 6.3(d), each of the Goodyear JV Companies is Solvent.

6.4 NO VIOLATION OR BREACH. Except as set forth on Schedule 6.4, neither the execution and delivery by Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or the Goodyear JV Companies of the Alliance Agreements to which such companies are a party nor the consummation of the Transactions, does or will:

       (a) conflict with, result in the breach of any terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party or result in the creation or imposition of any Encumbrance except for Permitted Encumbrances on any of the Goodyear Assets, under the Constituent Documents of any of the Goodyear JV Companies, any applicable law, rule or regulation or any agreement, lease, mortgage, note,

                                   X-10.1-61
bond, indenture, license or other document or undertaking, to which any of the Goodyear JV Companies is a party or by which any of the Goodyear JV Companies or any of their properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which any of the Goodyear JV Companies or any of their properties is subject, the effect of any of which, either individually or in the aggregate (i) would impair the ability of any of the Goodyear JV Companies to perform its or their material obligations under the Alliance Agreements or have a Material Adverse Effect on any of the Material Goodyear JV Companies or (ii) would materially diminish the benefits intended to be afforded to any of the parties to the Alliance Agreements;

       (b) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to accelerate, renegotiate or terminate or receive any payment, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or any Permits to which any of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or the Goodyear JV Companies is a party or by which any of them (or any of the securities, properties or businesses of any of them) are bound, the effect of any of which would have a Material Adverse Effect on any of the Material Goodyear JV Companies;

       (c) result in the creation of any Encumbrances except Permitted Encumbrances upon the Goodyear Business Assets of any of the Goodyear JV Companies, the effect of which would have a Material Adverse Effect on any of the Material Goodyear JV Companies; or

       (d) constitute a violation by Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or any of the Goodyear JV Companies of (i) any Laws or any Judgments but only those violations of Laws or Judgments the violation of which may give rise to criminal penalties or punishments or (ii) any Laws or Judgments the violation of which may not give rise to criminal penalties or punishments, the effect of any of which in (ii) hereof would have a Material Adverse Effect on any of the Material Goodyear JV Companies.

6.5 BROKERS AND FINDERS. All negotiations relating to the Alliance Agreements and the Transactions have been carried on without the participation of any Person acting on behalf of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or any of the Goodyear JV Companies, in such manner as would give rise to any broker's fee (including without limitation investment banker's fees) or finder's fees or commissions that will be for the account of, or impose a liability on, SRI or any of the SRI JV Companies (including any successor corporations thereof).

                                   X-10.1-62

6.6    FINANCIAL STATEMENTS; LIABILITIES.

       (a) Schedule 6.6(a) contains a complete and correct copy of the audited consolidated statement of assets and liabilities to be contributed to the Europe JVC (as described in the MOU), modified as stated in note 1 to the relevant Financial Statements), including the report of the independent accountants of the Goodyear JV Companies with respect thereto, in the English language. Such statement is made as of December 31, 1998 ("Goodyear Europe Year End Financial Statement").

       (b) The Goodyear Europe Year End Financial Statement gives a true and accurate account in all material respects of, and fairly presents, in conformity with accounting principles generally accepted in the United States of America ("US GAAP"), the assets and liabilities of the relevant Goodyear JV Companies as of December 31, 1998 which are to be contributed to the Europe JVC (as described in the MOU, modified as stated in note 1 to the relevant Financial Statement). The Goodyear Europe Year End Financial Statement has been certified without qualification by the relevant independent accountants.

       (c) As of December 31, 1998 the Goodyear JV Companies on a consolidated basis did not have any liabilities or obligations of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due (for the purposes of Article 5.6 or 6.6 only, collectively, "Liabilities" and individually, a "Liability") which are to be contributed to the Europe JVC and which (i) were required by US GAAP, as applicable, as applied on a consistent basis, to be reflected in financial statements and (ii) individually or in the aggregate would have had a Material Adverse Effect on the financial condition of the Goodyear JV Companies on a consolidated basis, and that, in either case, were not reflected or expressly reserved against in the Goodyear Europe Year End Financial Statement or specifically disclosed or provided for in the notes thereto.

       (d) Except as disclosed on Schedule 6.6(d) and except as otherwise conducted as a result of the Transactions, since December 31, 1998 the Goodyear JV Companies on a consolidated basis have conducted their businesses only in the Ordinary Course of Business and the Goodyear JV Companies on a consolidated basis have not undergone or suffered any change in their financial condition, income, properties (other than as expressly required by this JV Agreement), Liabilities, operations or prospects which has had, individually or in the aggregate, a Material Adverse Effect on the Goodyear JV Companies on a consolidated basis.

       (e) Except as disclosed on Schedule 6.6(e), there have been no material intercompany transactions or arrangements relating to the Goodyear Businesses between or among any of the Goodyear JV Companies, Goodyear, Goodyear Fra,

                                   X-10.1-63

Goodyear Lux and Goodyear Canada and their Affiliates during the periods covered by the Goodyear Europe Year End Financial Statement which have not been fully and accurately reflected on the Goodyear Europe Year End Financial Statement.

6.7 QUIET ENJOYMENT. Except as set forth on Schedule 6.7 or as a result of the Transactions, each of the Goodyear JV Companies is entitled to carry on its respective part of the Goodyear Businesses and enjoy the goodwill of those respective businesses as going concerns free and clear of any and all Encumbrances, other than Permitted Encumbrances.

6.8 CONSENTS; FILINGS. Except as set forth on Schedule 6.8 and except as provided in Articles 8.04(a), (b) and (c) and Schedule 8.04(d) of the Umbrella Agreement, no consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, any other Person or Authority ("Consent"), is required to be made or obtained by any of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or the Goodyear JV Companies in connection with (i) the execution, delivery or enforceability of the Alliance Agreements to which such companies are a party or (ii) the consummation of any of the Transactions except, in each case, where the failure to make or obtain a Consent would not have a Material Adverse Effect on any of the Material Goodyear JV Companies.

6.9   ACTIONS AND PROCEEDINGS.

      (a) Except as set forth on Schedule 6.9(a), there is no action or suit or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation (in each case, whether or not the defense thereof or liability in respect thereof is covered by policies of insurance) (each, a "Proceeding" and collectively, "Proceedings") pending nor, to the best knowledge of Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada, is any Proceeding or claim threatened, to which any of the Goodyear JV Companies is, or would be, a party, nor is any Judgment outstanding against any of the Goodyear JV Companies, in each case, the effect of which would have a Material Adverse Effect on any of the Material Goodyear JV Companies.

      (b) No Proceeding is pending or, to the best knowledge of Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada, threatened, before any arbitrator or Authority to restrain or prohibit, or to obtain damages or other relief in connection with, entry into the Alliance Agreements or the Closing of the Transactions.

      (c) Except as set forth in Schedule 6.9(c), no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or, to the best knowledge of Goodyear, Goodyear Fra, Goodyear Lux or


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Goodyear Canada, involuntary proceedings in bankruptcy or actions pursuant to any other debtor relief laws or actions by any Authority having jurisdiction over any of the Goodyear JV Companies are pending, or to the best knowledge of Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada, threatened, against any of the Goodyear JV Companies.

6.10  TAXES AND TAX RETURNS.

      (a) Each of the Goodyear JV Companies has filed on a timely basis (or within any applicable extension) all returns and reports of all Taxes required to be filed by it and has timely given and delivered all Tax notices and accounts required to be given by it in respect of Taxes for which such company is liable. All information provided in such returns, reports, notices and accounts was, when filed or given, complete and accurate. All Taxes previously assessed or that will be assessed upon any of the Goodyear JV Companies for any period prior to January 1, 1999 have been paid. Adequate provisions in accordance with US GAAP, as applicable, have been made in the Goodyear Europe Year End Financial Statement for the payment of all Taxes for which each of the Goodyear JV Companies will be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

      (b) Except as set forth on Schedule 6.10(b), there are no pending, or to the best knowledge of Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada, threatened audits or investigations relating to any Taxes for which any of the Goodyear JV Companies is liable. No deficiencies for any Taxes have been proposed, asserted or assessed against any of the Goodyear JV Companies. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Taxes for which any of the Goodyear JV Companies is liable and no written requests for any such agreements are pending.

      (c) Each of the Goodyear JV Companies has withheld from its employees and timely paid to the appropriate Authority proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of all applicable Laws.

      (d) Goodyear, Goodyear Fra, Goodyear Lux and Goodyear Canada have furnished or made available or will make available upon request to SRI complete and accurate copies of all returns and reports of all Taxes filed by any of the Goodyear JV Companies or on their behalf on or prior to the date hereof for each of the preceding three (3) fiscal years.

      (e) None of the Goodyear JV Companies has elected, or has otherwise been granted, any preferential tax treatment or made any sort of commitment


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

vis-a-vis any Tax Authorities (whether in connection with a reorganization or otherwise) which (i) are applicable in whole or in part to any time period that includes a date on or after the date of this JV Agreement and (ii) would have a Material Adverse Effect on any of the Goodyear JV Companies.

      (f) Each of the Goodyear JV Companies is resident only in the jurisdiction in which it is incorporated for tax purposes and does not have a permanent establishment or other taxable presence in any other jurisdiction.

      (g) Except as set forth on Schedule 6.10(g), none of the Goodyear JV Companies is liable for any Taxes for which Goodyear or any Affiliate of Goodyear, other than the Goodyear JV Companies, is liable.

6.11  TITLE TO PROPERTY; CONDITION; SUFFICIENCY.

      (a) Schedule 6.11(a) sets forth an accurate and complete list of each parcel of real property which was owned by any of the Goodyear JV Companies as part of the Goodyear Businesses on December 31, 1998 of the following description:

            (i) all factories, warehouses, distribution facilities, retail stores, office buildings, test tracks, test facilities, technical centers, dump sites and landfills and also any real property over which environmental concerns can reasonably be expected;

            (ii) all other parcels of real property in excess of the fair market value of US$250,000; and

            (iii) any parcels of real property owned by any of the Goodyear JV
                  Companies, leased or subleased to Persons other than Affiliates of Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada for a term exceeding three (3) years.

Such list which will be supplemented by an accurate and complete list, as required by Article 9.03 of the Umbrella Agreement, of each parcel of such real property as of the Closing Date. Except as indicated on Schedule 6.11(a) as so supplemented, as of the Closing Date, the Goodyear JV Companies will own all of the parcels of real property so listed and supplemented, free and clear of all Encumbrances, except Permitted Encumbrances.

      (b) Schedule 6.11(b) sets forth an accurate and complete list of all the real property leased by any of the Goodyear JV Companies as part of the Goodyear Businesses on December 31, 1998 of the following description:

            (i) all factories, warehouses, distribution facilities, retail stores, office buildings, test tracks, test facilities, technical centers,


                                      52

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

                  dump sites and landfills and also any real property over which environmental concerns can reasonably be expected;

            (ii) all other parcels of real property leased to any of the Goodyear JV Companies with an annual rent of US$100,000 or more per annum; and

            (iii) any parcels of real property leased by any of the Goodyear JV
                  Companies, or subleased to Persons other than Affiliates of Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada for a term exceeding three (3) years.

Such list which will be supplemented by an accurate and complete list, as required by Article 9.03 of the Umbrella Agreement, of (A) all such real property leased by any of the Goodyear JV Companies (the Schedule 6.11(b) leases as supplemented being called the "Goodyear JV Major Real Property Leases") and
(B) all real property leases with Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada and/or any of their Affiliates (the "Goodyear Non Tire Real Property Leases"), (A) and (B) being as of the Closing Date. Goodyear has made and will make all such Schedule 6.11(b) leases above available to SRI upon request as soon as practicable for review. The Goodyear JV Major Real Property Leases and all other leases to which any of the Goodyear JV Companies is a party (except the Goodyear Non Tire Real Property Leases) are collectively hereinafter called the "Goodyear JV Real Property Leases". With respect to the Goodyear JV Real Property Leases, each Goodyear JV Company which is a party to such leases has a valid and subsisting right to use the premises, in accordance with the terms of those leases, in each instance free and clear of all Encumbrances other than Permitted Encumbrances. There is no default under any Goodyear JV Real Property Leases and no event has occurred that with the lapse of time or giving of notice would constitute a default thereunder, which would for the Goodyear JV Real Property Leases, except for the Goodyear JV Major Real Property Leases, have a Material Adverse Effect on any of the Material Goodyear JV Companies. There does not exist with respect to the Goodyear JV Real Property Leases and, as of the Closing Date with respect to the Goodyear Non-Tire Real Property Leases, any violation of any building, zoning, health, safety, environmental or other license, ordinance, code, regulation or law, the effect of which would have a Material Adverse Effect on any Goodyear JV Company.

The Parties agree that, notwithstanding the identification of real property on Schedules 6.11(a) and 6.11(b) by reference to an assessment of a reasonable expectation of environmental concern, a claim against Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada for breach by a Goodyear JV Company of Environmental Laws may only be brought pursuant to Article 6.17.




                                      53

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

       (c) Except as set forth on Schedule 6.11(c), the Goodyear JV Companies, as the case may be, have good title to the Goodyear Business Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

       (d) Schedule 6.11(d) sets forth an accurate and complete list of all leases of tangible personal property leased by or from any of the Goodyear JV Companies relating to or used in the conduct of the Goodyear Businesses, which will be supplemented by an accurate and complete list, as required by Article
9.03 of the Umbrella Agreement, of all such leases on the Closing Date, which in each case require lease payments equal to or exceeding the equivalent of US$ 50,000 per annum (the "Goodyear JV Major Personal Property Leases") and Goodyear, Goodyear Fra, Goodyear Lux and Goodyear Canada have made and will make all such Schedule 6.11(d) leases available to SRI upon request as soon as practicable for review. The Goodyear JV Major Personal Property Leases and all other tangible personal property leases pursuant to which any of the Goodyear JV Companies leases tangible personal property are collectively hereinafter called the "Goodyear JV Personal Property Leases". With respect to each Goodyear JV Personal Property Lease, each Goodyear JV Company which is party to any such lease has a valid and subsisting lease, in each instance free and clear of all Encumbrances other than Permitted Encumbrances. There is no default under any Goodyear JV Personal Property Lease and no event has occurred that with the lapse of time or giving of notice would constitute a default thereunder, which would for the Goodyear JV Personal Property Leases, except for the Goodyear JV Major Personal Property Leases, have a Material Adverse Effect on any of the Goodyear JV Companies.

       (e) The Goodyear Business Assets and the assets, properties and rights to be transferred and/or granted to the Goodyear JV Companies pursuant to the Alliance Agreements at or prior to Closing, constitute all assets, properties and rights necessary for the conduct of the Goodyear Businesses.

       (f) The Goodyear Business Assets are in all material respects in normal operating condition and suitable for their intended purposes, ordinary wear and tear excepted, and adequate in all material respects for the conduct of their respective part of the Goodyear Businesses and ancillary activities as currently conducted. No material change in the nature or method of use will occur prior to Closing (other than normal lease expirations) and no lease assets will be disposed of outside the Ordinary Course of Business.

6.12   INTELLECTUAL PROPERTY.

       (a) Schedule 6.12(a) sets forth an accurate and complete list (as at the date in 1999 indicated at the top of each article) in all material respects of all patents and patent applications owned by the Goodyear JV Companies or (to the extent that Goodyear is permitted to disclose the same) licensed by them from a third

                                   X-10.1-68
party ("Goodyear Patents") indicating for each such Goodyear Patent whether it is owned or licensed from a third party and whether such Goodyear Patent is licensed to any third party. Except as set forth on Schedule 6.12(a), each of the Goodyear JV Companies has all of the patents, patent licenses and know-how licenses necessary for the conduct of the Goodyear Businesses as conducted by the Goodyear JV Companies as of the Closing Date and the consummation of the transactions contemplated hereby will not alter or impair any such rights, save as expressly stated in or contemplated by the Alliance Agreements. Schedule 6.12(a) also includes an update of all material and substantive changes to the information contained in the above list which changes occurred after the date indicated on the top of the list and before the date of this JV Agreement.

       (b) To the best of Goodyear and Goodyear's Affiliates knowledge and belief (having made all proper inquiries) save as specified in Schedule 6.12(b)(ii):


              (i) the manufacture, use, or sale of the products of the Goodyear Businesses, and the Goodyear JV Companies' respective use of processes and equipment in the manufacture or sale of such products, do not infringe the patent rights of any third party; and

              (ii) other than those claims identified in Schedule 6.12(b)(ii), there is no claim of any third party or any proceeding pending or threatened, or any investigations for which the Goodyear JV Companies have procured a written legal opinion, internally or externally, during any of the last six years, which relate to infringement of a third party's patent rights in the conduct of the Goodyear Businesses, nor are there any written notices or challenges to the validity or enforceability of such rights.

       (c) Schedule 6.12(c) sets forth one or more lists which cumulatively provide an accurate and complete record (as at the date in 1999 indicated at the top of each article) in all material respects of the following (in so far as Goodyear is permitted to disclose the same):

              (i) All license agreements whereunder the Goodyear JV Companies have licensed patents and know-how relating to the Goodyear Businesses exclusively to third parties indicating for each, the identity of the licensee, the identity of the patents, the identity of the licensed subject matter, as well as the term of the license, the licensed territory, the type of exclusivity and whether the exclusivity relates to manufacture, use or sale; and

              (ii) All patents, patent applications and know-how licensed directly, or indirectly under a sub-license, from competitors of


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                                   X-10.1-69

                     Goodyear and Goodyear JV Companies, indicating the details of said license, as described above and details of all the products, processes and equipment used by Goodyear JV Companies which fall within one or more claims of such patents.

Schedule 6.12(c) also includes an update of all material and substantive changes to the information contained in the above lists which changes occurred after the date indicated on those lists. Complete and accurate copies of all the license agreements under (i) and (ii) above which Goodyear is permitted to disclose have been provided to SRI.

       (d) Schedule 6.12(d) sets forth one or more lists which cumulatively provide an accurate and complete record (as at the date in 1999 indicated at the top of each article) in all material respects of:

              (i) all trademarks, service marks (and applications and registrations for such trademarks and service marks), used or held by or licensed to Goodyear and the Goodyear JV Companies, or to which they are entitled, relating to "Goodyear Goods" (namely: tires, inner tubes for tires, tire repair kits, pre-cured treads for tires, air springs and tire retail chains, none of the aforesaid relating to aircraft or solid polyurethane industrial tires) in the Greater European Territory, including but not limited to the trademarks GOODYEAR, GOODYEAR (and Winged Foot Device), KELLY and FULDA (but excluding the SAVA and DEBICA trademarks (as defined in the Alliance Agreements) and excluding trademarks owned by any other Eastern European manufacturing operation which Goodyear may subsequently acquire which is not part of the Europe JVC) (together called the "Goodyear European Trademarks"), indicating for each the full name of the registered proprietor, the name of the current proprietor (if different) or if Goodyear is unaware whether a known change of proprietor has been recorded then the names of the former proprietor and the new proprietor and the date and nature of the transaction giving rise to the change, the country/ies and general nature of the goods/services for which such are registered/pending and the general nature of the goods/services for which such are used; and



              (ii)   (A)    in respect of GOODYEAR, GOODYEAR (and Winged Foot
                            Device), KELLY and FULDA (whether or not registered) and all registrations and pending applications to register said trademarks or a similar

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                                   X-10.1-70
                            trademark or a variation thereof or a combination containing any of said trademarks in the Greater European Territory (hereinafter the "G Marks"), all and any material restrictions on use of the G Marks in relation to the Goodyear Goods in the Greater European Territory including but not limited to all agreements, arrangements, conflicts or threatened conflicts between Goodyear or any of the Goodyear JV Companies and a third party which restrict use of one or more of the G Marks in relation to the Goodyear Goods or affect the scope of or validity of the G Marks including the names of parties and details (or copy documentation to be provided concurrently); and

                     (B) in respect of all other registrations and pending applications to register any Goodyear European Trademark (hereinafter "Goodyear Registrations-2"), all and any material restrictions on use and registration of the Goodyear Registrations-2 in relation to the Goodyear Goods in all countries where said are registered or pending, including but not limited to all agreements, arrangements, conflicts or threatened conflicts between Goodyear or any of the Goodyear JV Companies and a third party which restrict use of one or more of the Goodyear Registrations-2 in relation to the Goodyear Goods in all countries where said are registered or pending, or affect the scope of or validity of the Goodyear Registrations-2 in said countries including the names of parties and details (or copy documentation to be provided concurrently), and all restrictions on registration of the Goodyear Registrations-2 in the Greater European Territory in relation to Goodyear Goods of which Goodyear or any of the Goodyear JV Companies are aware, including but not limited to all agreements, arrangements, conflicts or threatened conflicts between Goodyear or any of the Goodyear JV Companies and a third party which restrict registration of one or more of the Goodyear Registrations-2 in relation to the Goodyear Goods including the names of parties and details (or copy documentation to be provided concurrently); and

                     (C) in respect of Goodyear European Trademarks which are used but not registered (or the subject of a pending application) in any country/s for any goods/services

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                                   X-10.1-71
                            falling within Goodyear Goods in relation to which they are used (hereinafter "Goodyear CL Marks"), all and any material restrictions on use of the Goodyear CL Marks in relation to the Goodyear Goods in said countries including but not limited to all agreements, arrangements, conflicts or threatened conflicts between Goodyear or any of the Goodyear JV Companies and a third party which restrict use of one or more of the Goodyear CL Marks in relation to the Goodyear Goods or affect the scope of or validity of the Goodyear CL Marks including the names of parties and details (or copy documentation to be provided concurrently); and

                     (D) all other restrictions on use of the Goodyear European Trademarks in relation to the Goodyear Goods in the Greater European Territory of which Goodyear or any of the Goodyear JV Companies are aware; and

              (iii) all licenses under which Goodyear European Trademarks are licensed to another party, with the name and address of the licensee/s, and details of said licenses (or a copy thereof to be provided concurrently); and

              (iv) all licenses under which Goodyear European Trademarks are licensed from a third party, with the name and address of the licensor/s, the name and address of the owner (if different), and details of said license/s (or a copy thereof to be provided concurrently); and

              (v) details of each and every Encumbrance (other than a Permitted Encumbrance) created by Goodyear or any of the Goodyear JV Companies on any of the Goodyear European Trademarks (or a copy thereof to be provided concurrently); and

              (vi) all agreements or arrangements relating to the Goodyear European Trademarks which may be terminated in the event of a change of control of the Goodyear JV Companies or which require approval to grant sub-licenses in a separate list in Schedule 6.12(d)(vi) (details shall be included); and

              (vii) all OE export arrangements or agreements relating to Licensed Products bearing Goodyear European Trademarks fitted as original equipment to vehicles exported from any country

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                                   X-10.1-72
                     within the Greater European Territory in a separate list in Schedule 6.12(d)(vii); and

              (viii) all company names of Goodyear or the Goodyear JV Companies incorporated in the Greater European Territory in a separate list in Schedule 6.12(d)(viii).

Schedule 6.12(d) includes an update of all material and substantive changes to the information contained in the above lists which changes occurred after the date indicated on those lists but before the date of this Agreement.

        (e) To the best of Goodyear's knowledge and belief (having made all proper inquiries), save as specified in Schedule 6.12(e) the use or other exploitation by Goodyear and the Goodyear JV Companies of the following, does not infringe the rights of any third party:

                (i) the G Marks in relation to the Goodyear Goods in the Greater European Territory;

                (ii) the Goodyear Registrations-2 in relation to the Goodyear Goods in countries where they are registered or pending; and

                (iii) the Goodyear CL Marks in relation to the goods/services falling within the Goodyear Goods for which they are used in the countries in which they are used.

Other than those identified in Schedule 6.12(e), there is no claim of any third party or any proceeding pending or to the best knowledge of Goodyear, threatened, or any investigations by Goodyear or the Goodyear JV Companies, which relate to infringement or other violation by Goodyear or any of the Goodyear JV Companies (or so far as they are aware, any users authorized by them) of a third party's trademark rights in the conduct of the Business in the Greater European Territory, nor are there any written notices or challenges to the validity or enforceability of the rights of Goodyear and/or the Goodyear JV Companies in the Goodyear European Trademarks. To the best of the knowledge and belief of Goodyear and the Goodyear JV Companies, no person is infringing the rights of any of Goodyear and the Goodyear JV Companies with respect to such Goodyear European Trademarks, other than those identified in Schedule 6.12(e). Other than as specified in Schedule 6.12(e), no Trademarks relating to the Goodyear Goods in the Greater European Territory have been assigned or transferred, and no rights which would restrict use of the Goodyear European Trademarks in relation to the Goodyear Goods have been granted by Goodyear or the Goodyear JV Companies within the last 12 months.




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                                   X-10.1-73
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        (f) Except as set forth on Schedule 6.12(f), each of Goodyear and the
Goodyear JV Companies cumulatively have:

                (i)     the right to manufacture under:

                        (A)     the G Marks in relation to the Goodyear Goods,

                        (B) the Goodyear Registrations-2 in relation to the Goodyear Goods in countries where they are registered or pending, and

                        (C) the Goodyear CL Marks in relation to the goods for which they are used,

                in the Greater European Territory; and

                (ii) the right to sell and provide the goods and services referred to in (f) (i) above under the respective trademarks referred to in (f) (i) above in the Greater European Territory; and

                (iii) in relation to the Goodyear JV Companies, the right to use said trademarks in connection with OE exports of said goods to jurisdictions other than the country in which the said goods are fitted to the vehicle;

and have all the trademark rights and licenses necessary for the conduct of the Goodyear Businesses as conducted by the Goodyear JV Companies as of the Closing Date, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, save as expressly stated in or contemplated by the Alliance Agreements.


        (g) Schedule 6.12(g) also sets forth:

                (i) Any and all material restrictions on use by the Goodyear JV Companies of all copyright rights and other rights in drawings of tires and parts thereof and other products of the Goodyear Businesses and all designs applicable to the appearance or shape of tires and other products of the Goodyear Businesses (including but not limited to tread designs) owned by Goodyear, Goodyear's Affiliates or the Goodyear JV Companies or licensed from a third party in the European Territory (hereinafter "the Works") and the consummation of the Transactions contemplated hereby will not alter or impair any of the Goodyear JV Companies' rights in or their ability to use

                                   X-10.1-74
                        the Works save as expressly stated in or contemplated by the Alliance Agreements; and

                (ii) All current conflicts or threatened conflicts (of which Goodyear is aware) or validity challenges relating to the Works.

        (h) To the best knowledge and belief of Goodyear, the use or other exploitation by the Goodyear JV Companies of the Works in relation to the Goodyear Businesses does not infringe the rights of any third party. Other than those identified in Schedule 6.12(h), there is no claim of any third party or any Proceeding pending or to the best knowledge of Goodyear, threatened, or any investigations by Goodyear or the Goodyear JV Companies, which relate to infringement or other violation of a third party's rights in the Works in the conduct of the Goodyear Businesses, nor are there any written notices or challenges to the validity or enforceability of the rights of Goodyear, Goodyear's Affiliates or the Goodyear JV Companies in the Works. To the best of the knowledge and belief of Goodyear, no person is infringing the rights of any of Goodyear, Goodyear's Affiliates or the Goodyear JV Companies with respect to such Works, other than those identified in Schedule 6.12(h).

        (i) The Parties agree that the information provided pursuant to all parts of this Article 6.12 and in Schedules 6.12(a) through (h) shall be supplemented by an accurate and complete list, as required by Article 9.03 of the Umbrella Agreement as at the Closing Date.

6.13    SOFTWARE.

        (a) The Goodyear JV Companies have entered into, have valid rights under and have maintained all material computer programs, computer data bases or other computer software used or owned by any of the Goodyear JV Companies (insofar as they are comprised in the Goodyear Businesses) ("Software").

        (b) The Goodyear JV Companies have received no claim of any third party nor is any Proceeding or any investigation pending or, to the best of the knowledge of Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada, threatened, which relates to infringement or other violation of the rights of third parties arising out of the use of the Software. There are no written notices or challenges to the validity or enforceability of the rights of any of the Goodyear JV Companies to use the Software. To the best of the knowledge of Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada, no Person is infringing the rights of any of the Goodyear JV Companies with respect to the Software.

        (c) The Goodyear JV Companies have granted to the third parties listed on Schedule 6.13(c) the licenses or authorizations identified thereon relating to the use of the Software owned or licensed by the Goodyear JV Companies.



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                                   X-10.1-75
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        (d) Except as set forth on Schedule 6.13(d), each of the Goodyear JV
Companies' consultants, contractors and subcontractors who have participated in the creation, design or development of the Software owned or used but not licensed by any of the Goodyear JV Companies has entered into a written agreement assigning the copyright (or any other right arising under any applicable Law) in the Software (including the related documentation) to the relevant Goodyear JV Company and each employee of a Goodyear JV Company who has participated in the creation, design or development of the Software owned or used by any of the Goodyear JV Companies, have under the law of the relevant jurisdictions automatically assigned the copyright (or any other right arising under any applicable Law) in the Software (including the related documentation) to the relevant Goodyear JV Company.

6.14    COMPLIANCE WITH LEGAL REQUIREMENTS

        (a) The Goodyear JV Companies are currently conducting, and have at all times for which the applicable statute of limitation has not expired, conducted their respective part of the Goodyear Businesses and are currently maintaining and have at all times which the applicable statute of limitation has not expired maintained their ownership and possession of their respective Goodyear Business Assets, in compliance with all applicable Laws, Judgments and Permits, except to the extent that the failure to so conduct their respective part of the Goodyear Businesses and maintain their respective Goodyear Business Assets would not have a Material Adverse Effect on any of the Material Goodyear JV Companies.

        (b) Except as set forth on Schedule 6.14, the Goodyear JV Companies possess, and upon consummation of the Transactions will continue to possess all Permits necessary to conduct their respective part of the Goodyear Businesses, as they are currently being conducted, and all such Permits are in full force and effect, except to the extent the failure to so possess or maintain in full force and effect would not have a Material Adverse Effect on any of the Material Goodyear JV Companies or impair the Goodyear JV Companies ability to perform their material obligations under the Alliance Agreements. Except as set forth in Schedule 6.14, all such Permits, to the extent such Permits need to be assigned or transferred, pursuant to the Transactions, are fully and freely assignable or transferable (except to the extent that the failure to so assign or transfer is due solely to the discretionary act or acts of an Authority and not based upon the acts or omissions of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or any of the Goodyear JV Companies) to the applicable Goodyear JV Company. No proceeding to modify, suspend, terminate or otherwise limit any such Permit is pending or, to the best knowledge of Goodyear, Goodyear Fra, Goodyear Lux and/or Goodyear Canada, threatened.



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        (c) Except as set forth in Schedule 6.14, none of the Goodyear JV
Companies has received any notice in any form (including any citations, notices of violations, complaints, consent orders or inspection reports) which would indicate that any such company was not at the time of such notice or is not currently in compliance with all such applicable Laws, Judgments and Permits except where the failure to not be in compliance would not have a Material Adverse Effect on any of the Material Goodyear JV Companies.

        (d) None of the Goodyear JV Companies has made any illegal payment to any officer or employee of any governmental or regulatory authority, engaged in any illegal reciprocal agreements with competitors, customers or suppliers or made any illegal payment to any supplier or purchasing agent.

6.15     OUTSTANDING COMMITMENTS.

        (a) Schedule 6.15 contains an accurate and complete list of all Contracts (insofar as such Contracts are comprised in the Goodyear Businesses other than Contracts covered in Article 6.16(b)) to which any of the Goodyear JV Companies is a party or by which any of their assets or operations are bound or affected and which (i) involve the obligation (including contingent obligations) by or to any of the Goodyear JV Companies to pay amounts in excess of the equivalent of US$1,000,000 in any fiscal year, (ii) are Contracts whose term exceeds one (1) year or is unlimited (with the exception of labor agreements) and which may not be terminated by the relevant Goodyear JV Company on less than six (6) months' notice without the payment of a penalty in the equivalent amount of US$100,000 or more, (iii) are Contracts under whose terms one or more of the Goodyear JV Companies is bound to materially refrain from carrying out or to materially restrict certain normal business activities as such activities are conducted in the Ordinary Course of Business, or to refrain from competing with any third party, (iv) are Contracts with Goodyear or any Affiliate thereof (except any of the Goodyear JV Companies) in the equivalent amount of US$100,000 or more or any director or employee thereof (v) are Contracts for the purchase or resale of tires, retread materials, accessory parts and air springs in excess of the equivalent of US$2,000,000 per annum ("Dealer Contracts"), or (vi) were not entered into in the Ordinary Course of Business.

        (b) All Contracts listed on Schedule 6.15 are valid, binding and enforceable by one or more of the Goodyear JV Companies in accordance with their respective terms and none of the Goodyear JV Companies is in default or has waived any material right under any of such Contracts, nor does there exist any event or condition, which upon the giving of notice or the lapse of time or both, would (i) constitute a default or event of default thereunder or (ii) entitle any other party thereto to terminate such Contract, and which would in any case, have a Material Adverse Effect on any of the Material Goodyear JV Companies. To the best knowledge of Goodyear, Goodyear Fra, Goodyear Lux


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and Goodyear Canada, the obligations of each counterparty to any Contracts listed on Schedule 6.15 are (i) valid and binding on such counterparty and enforceable by one or more of the Goodyear JV Companies in accordance with their respective terms, (ii) none of the counterparties is in default or has waived any material right under any of such Contracts, nor does there exist any event or condition, which upon the giving of notice or the lapse of time or both, would (A) constitute a default or event of default thereunder or (B) entitle any other party thereto to terminate such Contract, and which would in any case have a Material Adverse Effect on any of the Material Goodyear JV Companies.

        (c) Specifically, pursuant to Article 6.15(a)(i), Schedule 6.15 includes without limitation a list of all Contracts in excess of the equivalent of US$1,000,000 in any fiscal year to which any of the Goodyear JV Companies is a party or by which any of their assets or operations are bound with any original equipment automotive manufacturer ("Original Equipment Contracts"). Except for such Original Equipment Contracts, there are no other contracts with original equipment automotive manufacturers which impose obligations on any of the Material Goodyear JV Companies which would have a Material Adverse Effect on any of the Material Goodyear Companies.

        (d) None of the Contracts listed on Schedules 6.15 or 6.16(a) and (b) to which any Goodyear JV Company is a party or a beneficiary violates any provision of any applicable Law or Judgment. All Contracts between any of the Goodyear JV Companies on the one hand, and its suppliers, customers, distributors, dealers, agents or licensees, on the other hand, have been concluded under normal market conditions, in accordance with normal commercial practice except where the failure to have so concluded such Contracts would have a Material Adverse Effect on any of the Material Goodyear JV Companies.

        (e) Goodyear, Goodyear Fra, Goodyear Lux and Goodyear Canada have made or will make upon request all Dealer Contracts and Original Equipment Contracts available to SRI for review and have made available or will make available upon request, in writing all material amendments to such Contracts in connection therewith (unless prohibited by applicable anti-trust Laws or a confidentiality clause contained in any such agreement). Any Contracts or material amendments not available for review by SRI due to the foregoing prohibition regarding anti-trust Laws or confidentiality clauses, impose no obligations on any of the Material Goodyear JV Companies which would have a Material Adverse Effect on any of the Material Goodyear JV Companies.

6.16    EMPLOYMENT MATTERS.

        (a) Schedule 6.16(a) contains a list, for each of the Goodyear JV Companies, and for each separate establishment thereof, of all the collective


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rules applicable to Goodyear JV Employees (the "Collective Rules"), including without limitation: (i) the applicable collective bargaining agreements (other than those applicable on a nation-wide or industry-wide basis) and company agreements; (ii) the remuneration system, including premiums, bonuses, commissions and benefits in kind; (iii) profit-sharing, incentive and company savings plans; (iv) any retirement or health insurance plan pursuant to which employees are entitled to receive benefits in addition to those provided for by law or the applicable collective bargaining agreements; (v) any other employee benefit plans similar in type to those described in Sections 3(1) and 3(2) of ERISA; and (vi) any regional, local or individual company or establishment practices which provide for benefits which exceed those provided for by law or the applicable collective bargaining agreements.

        (b) Schedule 6.16(b) (save as expressly provided therein) sets forth a complete and accurate list of the thirty (30) employment, consulting, severance, termination or compensation Contracts of greatest amount between any individual and any of the Goodyear JV Companies and ten (10) such contracts of greatest amount for retail operations between an individual and any of the Goodyear JV Companies, pursuant to which any such individual has received benefits within the preceding two (2) years which exceed those provided for by law or the applicable Collective Rules, including, but not limited to, increased severance pay, extended notice periods, advantages in kind or pensions (the "Goodyear JV Employment Agreements"), copies of which are available upon request by SRI. In case of certain of the Goodyear JV Employment Agreements to which the provisions of the German Data Protection Act extend, the information provided on Schedule 6.16(b) shall only identify the employment contract between the applicable company and individual by a general title, job description or functional area of responsibility, in order not to disclose information protected by such Act (the "Goodyear German Employment Contracts"). None of the individual Goodyear German Employment Contracts have been amended nor do any of them contain any contractual provisions or entitlement to benefits other than as stated in the specific representative contract that Goodyear has provided to SRI (by letter of June 10, 1999) as representative of that individual's Goodyear German Employment Contract. Goodyear has provided a model representative contract (by letter of June 10, 1999) to SRI for each of the Goodyear German Employment Contracts. No amount will become due to any director, consultant or employee of any of the Goodyear JV Companies under the Collective Rules or any Goodyear JV Employment Agreement solely as a result of the Transactions.

        (c) As of the date hereof, none of the directors, consultants or employees of any of the Goodyear JV Companies earning in excess of the equivalent of US$100,000 per annum has formally notified any such company that he or she does not intend to continue his or her relationship with it following the completion of the Transactions on the terms of the applicable Collective Rules and the Goodyear JV Employment Agreements as currently in effect and



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Goodyear, Goodyear Fra, Goodyear Lux and Goodyear Canada have no reason to believe that each of the Goodyear JV Companies will not be able to continue such relationships with such persons after the Closing.

        (d) Each of the Goodyear JV Companies are now and have in the past been in all material respects in compliance with all provisions of applicable labor and social security Laws, the Collective Rules and the Goodyear JV Employment Agreements and all payments due thereunder from each of the Goodyear JV Companies have been made when due.

        (e) The Goodyear JV Companies:

                (i) do not have any obligation to contribute to, nor have they incurred any liability with respect to any benefit plan concerning the Goodyear JV Employees other than the employee benefit plans listed on Schedule 6.16(a) (the "Goodyear JV Employee Benefit Plans"), nor will they have any liability after the Closing under any employee benefit plan concerning any employees, other than Goodyear JV Employees or retirees from the Goodyear Businesses or the predecessors of such businesses;

                (ii) have not engaged in a transaction that could result in the imposition upon any Goodyear JV Companies of a civil penalty with respect to the regulation of the Goodyear JV Employee Benefit Plans and no fact or event exists that could give rise to any such liability which would have a Material Adverse Effect on any of the Material Goodyear JV Companies;

                (iii) have not entered into any agreement to indemnify any Person (other than any Person entitled to benefits under the Goodyear JV Employee Benefit Plans) with respect to any of the Goodyear JV Employee Benefit Plans; and

                (iv) have had the Goodyear JV Employee Benefit Plans, as amended to date, determined by the appropriate regulatory authority if required, to be plans which comply in all material respects with the laws and regulations to which they are subject, and no assets of the Goodyear JV Employee Benefit Plans are subject to any Encumbrances.

        (f) Except as set forth on Schedule 6.16(f), Goodyear, Goodyear Fra, Goodyear Lux and Goodyear Canada have not permitted the Goodyear JV Companies to adopt, change or commit to adopt any Goodyear JV Employee

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Benefit Plans covering the Goodyear JV Employees, after December, 31 1998 and prior to the Closing, except in the Ordinary Course of Business.

        (g) Except as set forth on Schedule 6.16(g), since January 1, 1998 there have not occurred any strikes, slow downs, work stoppages or other similar labor actions by any group of employees of any of the Goodyear JV Companies. Nor are any of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or any of the Goodyear JV Companies aware that any such labor action is pending or threatened. No Proceeding arising out of any labor grievance under any Law, the Collective Rules or any Goodyear JV Employment Agreement is pending or, to the best knowledge of Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada, threatened against any Goodyear JV Company.

6.17    ENVIRONMENT, HEALTH AND SAFETY.

        (a) Except as set forth on Schedule 6.17(a), and except where the failure to be in compliance would not have a Material Adverse Effect on any Material Goodyear JV Company, each of the Goodyear JV Companies has obtained, and has been at all times, for which the applicable statute of limitation has not expired, in compliance with all terms and conditions of, all Permits which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Laws, Permits and Judgments relating to public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation Environmental Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the testing, characterization, classification, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes. All such Permits are valid and in full force and effect and (to the extent such Permits need to be assigned or transferred to a Goodyear JV Company pursuant to the Goodyear Reorganization or pursuant to the Transactions in order to ensure the continued conduct of the Goodyear Businesses as such businesses are presently conducted) are freely transferable or assignable (except to the extent that the failure to assign or transfer is due solely to the discretionary act of any Authority and not based upon the acts or omissions of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or any of the Goodyear JV Companies), and where applicable, timely renewal applications have been submitted for all such Permits. No Proceedings have been filed or commenced against any of the Goodyear JV Companies or notices of violation or Environmental Claim received by any of the Goodyear JV Companies alleging any failure to comply with any such Laws, Judgments or Permits, where such Proceeding or violation would have a Material Adverse Effect on any of the Goodyear JV Companies and, to the best knowledge


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of Goodyear, Goodyear Fra, Goodyear Lux and/or Goodyear Canada, no such
Proceedings, notices of violation or Environmental Claims are pending or threatened, nor does there exist any existing event or condition on the basis of which (i) an Authority would reasonably be expected to deny or revoke or limit any such Permits or (ii) if such Permits have been obtained by any of the Goodyear JV Companies, such Permits would not remain in full force and effect as of the Closing Date.

        (b) Except as set forth in Schedule 6.17(b), none of the Goodyear JV Companies has any material liability (and there is not any past or present fact, status, condition, activity, occurrence, action or failure to act related to the past or present operations, properties or facilities, whether owned, used or leased, of any of the Goodyear JV Companies that to their best knowledge, forms or reasonably could form the basis for the imposition of any liability) (i) under any law relating to protection of human health or safety or concerning employee or worker health and safety or relating generally to the environment, (ii) for damage to any site, location, natural resources or body of water (surface or subsurface) or for failure to report or clean up any discharges of any substance, or (iii) for any illness of, personal injury to, or death of, any of its employees or any third party.

6.18 INSURANCE. Except as disclosed on Schedule 6.18, each of the Goodyear JV Companies are insured by insurance carriers not related to or affiliated with Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada. Schedule 6.18 sets forth a complete list and brief description (specifying the insurer, the coverage and the policy number or covering note number with respect to binders) of all policies, binders or Contracts to which any of the Goodyear JV Companies is a party or by which any of the Goodyear Business Assets are covered for purposes of property, fire, liability, product liability, workmen's compensation, vehicular, crime, builders' risk, title and other insurance or Contracts in the nature of insurance. The policies, binders and Contracts listed on Schedule 6.18 are in full force and effect in accordance with their respective terms and, to the best knowledge of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada and the Goodyear JV Companies, will remain in full force and effect after the Closing, except as otherwise agreed in writing between SRI and Goodyear and, additionally, none of the Goodyear JV Companies has received written notice that any insurer thereunder intends to cancel or terminate such policies, binders or Contracts. None of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or any of the Goodyear JV Companies has received any notice that it is in default with respect to any provision of any such policies, binders or Contracts. None of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or any of the Goodyear JV Companies has provided inaccurate, incomplete or misleading information in connection with any such policies, binders or Contracts or failed to give any notice or present any claim thereunder in due and timely fashion or as required by any such policies, binders or Contracts so as to jeopardize full


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recovery thereunder. There are no claims in excess of US$1,000,000 outstanding under any such policy, binder or Contract.

6.19 ACCOUNTS RECEIVABLES. All accounts receivables of the Goodyear JV Companies and other rights of payment, including, without limitation, unbilled amounts and credits extended to third parties, shown on the Goodyear Europe Year End Financial Statement or acquired by the Goodyear JV Companies subsequent to the date of the balance sheets included therein but before the Closing Date, except to the extent thereafter collected, have arisen from bona fide transactions in the Ordinary Course of Business, are free of any Encumbrances, except for those receivables sold as reflected on the Goodyear Europe Year End Financial Statement which receivables will be free and clear of Encumbrances at the Closing Date, and the reserves or write-offs for bad debts in the Goodyear Europe Year End Financial Statement have been computed in a manner consistent with past practice.

6.20 GUARANTEES. There are no guaranty agreements, commitments to issue guarantees, comfort letters, letters of awareness, other credit support arrangements, joint and several obligations, swap agreements or any other derivative transactions entered into by any of the Goodyear JV Companies which are not listed in Schedule 6.20, copies of which are available to SRI upon request.

6.21 SUBSIDIES. Schedule 6.21 sets forth a complete list of all governmental, quasi-governmental and other public and private grants and subsidies that provide any reimbursement, refund, abatement, Tax reduction or other benefit in excess of US$1,000,000 ("Subsidies") to any of the Goodyear JV Companies, together with any additional Subsidies for which any of the Goodyear JV Companies is in the process of applying, and fully and correctly sets out the status of each Subsidy and application therefor, including the obligations imposed on each Goodyear JV Company that remain outstanding. The Goodyear JV Companies have complied in all material respects with the terms and conditions imposed upon them in connection with each such Subsidy, including but not limited to the utilization of funds, the amount of investments to be made by them and the maintaining of a minimum level of employment. Except as set forth in Schedule 6.21, none of the Goodyear JV Companies are in material breach of any of the terms and conditions of any Subsidy and no facts or circumstances exist that to the best knowledge of Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada could cause the Goodyear JV Companies to be required to reimburse all or part of any Subsidy before the due date of reimbursement, if any, or to lose all or part of the benefit of the Subsidy.

6.22 YEAR 2000. Each of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada and the Goodyear JV Companies have taken and will take up to Closing all commercially reasonable actions in a timely manner to prevent a Year 2000


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problem in computer systems, software, or equipment owned, leased or licensed by such company from (a) interfering with its performance under the Alliance Agreements, (b) interfering with or frustrating the purpose and successful operation and administration of the Europe JVC or the Goodyear JV Companies, as set forth in this JV Agreement, the Umbrella Agreement or any of the other Alliance Agreements or (c) having a Material Adverse Effect on any of the Goodyear JV Companies. Each of the Goodyear JV Companies has requested from those of its suppliers or other business partners whose performance may materially affect the performance of any of the Goodyear JV Companies hereunder that each supplier or business partner undertake all commercially reasonable actions in a timely manner to prevent a Year 2000 problem from interfering with such performance, in each case where the failure to perform would have a Material Adverse Effect on any of the Material Goodyear JV Companies.

For purposes of the Alliance Agreements, Year 2000 problem means any failure, error, or delay resulting from the inability of any software, hardware, embedded chip, or other device to accurately and without interruption perform and process, display, store, manipulate, and handle dates before, on, and after January 1, 2000.

6.23 UNDISCLOSED LIABILITIES, ETC. On the date hereof, except as disclosed in the Goodyear Europe Year End Financial Statement or as set forth on Schedule 6.23, the Goodyear JV Companies have no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due other than liabilities (i) that have been incurred in the Ordinary Course of Business, (ii) that have not had a Material Adverse Effect on the Goodyear JV Companies taken as a whole, or (iii) that would not have a Material Adverse Effect on the Goodyear JV Companies taken as a whole.

6.24 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule 6.24, which will be supplemented by an accurate and complete list as required by Article 9.03 of the Umbrella Agreement, since December 31, 1998 (except for
Article 6.24(q)), none of the Goodyear JV Companies has and/or there has not been (with respect to either the Goodyear Business Assets or the Goodyear Businesses):

        (a) declared for payment after the Closing Date, any cash dividend, payment or other distribution in respect of their shares of capital stock or, except as required by the Goodyear Reorganization or otherwise pursuant to the Alliance Agreements, declared any dividend of property in kind;

        (b) other than in the Ordinary Course of Business or except as contemplated by the Goodyear Reorganization, incurred any obligation or liability, contingent or otherwise, exceeding US$1,000,000, except such


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obligations affecting any of the Goodyear JV Companies beyond the Closing Date under Contracts;

        (c) except (i) in the Ordinary Course of Business, (ii) as contemplated by the Alliance Agreements, (iii) the payment of any obligations or installments when due or (iv) the discharge or satisfaction of any Encumbrance, paid any obligation or liability (fixed or contingent);

        (d) sold, assigned, transferred, conveyed, leased or otherwise disposed of or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any of its Goodyear Business Assets having a fair market value equivalent of US$100,000 and above, except for fair consideration (plus or minus 10% therefrom) in the Ordinary Course of Business or except as contemplated by the Goodyear Reorganization;

        (e) compromised any debt, Proceeding or claim, or waived or released any right, except as made in the Ordinary Course of Business or which would not have a Material Adverse Effect on any of the Material Goodyear JV Companies;

        (f) suffered any extraordinary loss or extraordinary losses which would have a Material Adverse Effect on any of the Material Goodyear JV Companies;

        (g) except in the Ordinary Course of Business or as contemplated by the Alliance Agreements, transferred or granted any rights under any material concessions, leases, licenses, agreements, Patents, inventions, Trademarks, brandmarks, brand names, copyrights, or with respect to any know-how;

        (h) suffered any accidental losses or damages with respect to the Goodyear Business Assets having an aggregate replacement cost of more than US$5,000,000, whether or not such losses or damages shall have been covered by insurance;

        (i) made any material charitable contribution not in accordance with past practice or entered into any commitment therefor;

        (j) lost as customers any original equipment manufacturers, Dealer Contracts, or lost any Contracts with suppliers or for supplies, based on facts or events not arising out of a change in control of the Goodyear JV Companies, which losses, individually or in the aggregate, have had, or which any of the Goodyear JV Companies expects to have, a Material Adverse Effect on the Material Goodyear JV Companies;

        (k) other than as contemplated by the Alliance Agreements or at the specific request of SRI, introduced any material change with respect to the method or practices of accounting of the Goodyear JV Companies;




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       (l) instituted any increases or commitments for increases in excess of
3% per annum in the general average salary or compensation level of all the Goodyear JV Employees of each of the Goodyear JV Companies;

       (m) except for bids or tenders made in the Ordinary Course of Business, made any bids or tenders on or for Contracts in excess of US$5,000,000;

       (n) except as provided in (l) above, amended or otherwise modified the terms of any Goodyear JV Employment Agreements to increase the amount or accelerate the payment or vesting of any benefit thereunder or under any existing or new benefit plan of the type described in Article 6.16(a) with respect to any individual party to such agreements;

       (o) adopted any amendments to its Constituent Documents that could reasonably be expected to have a Material Adverse Effect on the ability of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or any of the Goodyear JV Companies to perform their obligations under the Alliance Agreements;

       (p) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not) in the Ordinary Course of Business) that could reasonably be expected to have a Material Adverse Effect on the ability of Goodyear, Goodyear Fra, Goodyear Lux, Goodyear Canada or any of the Material Goodyear JV Companies to perform their obligations under the Alliance Agreements; and

       (q) since December 31, 1998 through and including the date hereof, except as contemplated by the Alliance Agreements or otherwise agreed in writing, carried on the Goodyear Businesses (including without limitation, entering into any material transaction, contract or commitment) other than in the ordinary course of business and substantially in the same manner as heretofore conducted consistent with past practice.

6.25 SURVIVAL PERIOD. The representations and warranties of Goodyear, Goodyear Fra, Goodyear Lux or Goodyear Canada contained in the Alliance Agreements or in any document delivered pursuant to the Alliance Agreements shall not be discharged upon the date(s) of the giving of such representations and warranties (the date of this JV Agreement and the Closing Date), but shall survive for so long as an indemnification claim for the applicable representation and warranty can be made pursuant to Article XV, Indemnification, of the Umbrella Agreement.


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                                   ARTICLE VII
                       MAINTENANCE OF BUSINESS AND ASSETS
                       ----------------------------------

7.1    MAINTENANCE OF BUSINESS AND ASSETS.

       The Parties to this JV Agreement agree to use reasonable efforts to preserve and to cause their Affiliates controlled by them, as the case may be, to preserve the Goodyear Businesses and the SRI Businesses, and to maintain the rights and franchises of such businesses, as the case may be, intact until the Closing Date and to keep available to the Europe JVC and Affiliates controlled by it, the present services of the Goodyear JV Employees and the SRI JV Employees respectively and to preserve the goodwill of their respective customers, suppliers and others with whom business relationships exist, except as may otherwise be agreed in writing between SRI and/or SRE on the one hand and Goodyear, Goodyear Fra, Goodyear Lux and/or Goodyear Canada on the other hand.

                                  ARTICLE VIII
                       CONDITIONS TO PARTIES' OBLIGATIONS
                       ----------------------------------

8.1 The obligations of Goodyear, Goodyear Fra, Goodyear Lux and Goodyear Canada to consummate the Transactions shall be subject to the satisfaction of the conditions, unless waived by Goodyear, stated in Articles V and VIII of the Umbrella Agreement. The obligations of SRI and SRE to consummate the Transactions shall be subject to the satisfaction of the conditions, unless waived by SRI, stated in Articles V and IX of the Umbrella Agreement.


                                   ARTICLE IX
                              NAMES AND TRADEMARKS
                              --------------------


       9.1 Without prejudice to Article 3.6 of the Shareholders Agreement for the Europe JVC, SRI will not object to the Europe JVC using the name "DUNLOP" in its corporate name and trade name or in one or more domain names that do not conflict with third party rights.

       9.2 Goodyear hereby grants to the Europe JVC permission to use the name "GOODYEAR" in its corporate name and trade name during the term of this JV Agreement provided that Goodyear directly or indirectly maintains a greater than fifty percent (50%) ownership of the issued voting shares of the Europe JVC. Goodyear will not object to the Europe JVC registering one or more domain names including "GOODYEAR" if combined with "DUNLOP".

       9.3 (a) SRI agrees and shall cause its Affiliates (other than the SRI JV Companies) jointly or severally to agree and each undertakes not to directly or


                                      73

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indirectly use or assist any other Person to use any of the SRI European
Trademarks in any country in Western Europe or in Eastern Europe on or in connection with:

                (i) any "Licensed Products", (namely all types of tires, retread tires, pre-cured treads for tires, inner tubes for tires, flaps for tires, repair kits for tires, and repair outfits for tires, but not including aircraft tires or solid polyurethane industrial tires), save to the extent that BTRI and its assigns and licensees are licensed to use DUNLOP and D Device in connection with industrial tires on a non-exclusive basis; or

                (ii) any "Extended Products" (namely air springs, vehicle tracks, vehicle treads, tire repair materials, vehicle batteries, shock absorbers, accessories and parts and fittings for vehicles (hereinafter "Tire Goods"); software relating to design, construction, administration and sale of Licensed Products and Tire Goods; machines and apparatus and parts thereof relating to manufacture of Tire Goods); or

                (iii) any "Extended Services" (namely retreading, retail, repair, and fitting services relating to Licensed Products and Extended Products; and vehicle repair services).

               (b) Products produced by the non-tire operations of SRI which are excluded from the Alliance (said operations being identified in the definition of SRI Businesses in this JV Agreement) are not included in the above definitions of Extended Products and Extended Services for the purposes of this Article 9.3.

         9.4 Goodyear agrees and shall cause its Affiliates (other than the Goodyear JV Companies) jointly or severally to agree and each undertakes not to directly or indirectly use or assist any other Person to use any of the Goodyear European Trademarks in any country in Western Europe or in Eastern Europe on or in connection with:

               (i)    any Licensed Products; or

               (ii)   any Extended Products; or

               (iii)  any Extended Services.

         9.5   SRI and Goodyear agree that:



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                                   X-10.1-88
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              (a)    Goodyear and SRI shall consult and co-operate with regard
                     to filing, maintaining and renewal of SRI European Trademarks in the Greater European Territory;

              (b) if either SRI or the Europe JVC (for itself and as representative of the SRI JV Companies and Goodyear JV Companies) is using or intends to use a "New D TM" (namely: a trade mark similar to, incorporating, or being a variation or foreign language equivalent of any of DUNLOP, D Device, PNEUMANT and SP or an expansion of the goods or services (within Licensed Products and Extended Products and Extended Services) covered by an existing application/registration) in any one or more countries of French Africa, Russia/CIS, Middle East, Miscellaneous countries or Part 6 countries, it may request the other (whichever is the owner (the Europe JVC as owners representative)) of DUNLOP, D Device, PNEUMANT or SP in the country in question) to apply to register said Trademark for the goods/services of interest and the other company may cause said application to be filed unless the trademark would conflict with the trademark rights of a third party. If without due cause said other company does not act and confirm or refuses to act to cause said application to be filed within 21 days of said request then the company who made the request may cause the application to be filed in its own name or the other company's name and the other company shall consent to said application;

              (c) in so far as SRI or any of SRI's Affiliates own Trademark rights which may in any way interfere with the ability or rights of the Europe JVC or any of its Subsidiaries to use the SRI European Trademarks in relation to Extended Products and Extended Services in the Greater European Territory, SRI and SRI's Affiliates shall not unreasonably object to use by the Europe JVC and its Subsidiaries of those trademarks in relation to Extended Products and Extended Services and shall consent to any application by the Europe JVC or any of its Subsidiaries to register those Trademarks for the Extended Products and Extended Services in the Greater European Territory;

              (d) in so far as Goodyear or any of Goodyear's Affiliates own Trademark rights which may in any way interfere with the ability or rights of the Europe JVC or any of its Subsidiaries to use the Goodyear European Trademarks in relation to Extended Products and Extended Services in the Greater


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                     European Territory, Goodyear and Goodyear's Affiliates
                     shall not unreasonably object to use by the Europe JVC and its Subsidiaries of those trademarks in relation to Extended Products and Extended Services and consent to any application by the Europe JVC to register those Trademarks for the Extended Products and Extended Services in the Greater European Territory; and

              (e) in so far as DUNLOP, D Device, and SP are not registered in any one or more countries of French Africa, Russia/CIS, Middle East, Miscellaneous countries or Part 6 countries or are not registered for any goods or services falling within Licensed Products, Extended Products or Extended Services, SRI or the Europe JVC may request the proprietor of that trademark in that country (or in the case of the SRI JV Companies and the Goodyear JV Companies, the Europe
                     JVC) to apply to register said trademark in said country for requested goods/services and said company may cause said application to be filed unless it would give rise to a conflict with a third party. If without due cause said company does not act and confirm or refuses to cause said application to be filed within 21 days of said request then the company making the request may cause the application to be filed in its own name or the other company's name and the other company shall consent to and support said application.



                                    ARTICLE X
                               R&D REORGANIZATION
                               ------------------

10.1 After Closing, the Europe JVC will review the possibility for increasing efficiency and cost savings in the tire research and development organizations of the SRI JV Companies in France, Germany and the United Kingdom. If, following appropriate consultation with relevant works councils, trade union and employee representatives, the Europe JVC decides to proceed with any such efficiency plan, then:

              (a) the Europe JVC will consult SRI and Goodyear concerning implementation of the plan; and

              (b) all relevant costs of implementing the plan which are reasonably and necessarily incurred and/or committed by the Europe JVC (or its Affiliates controlled by it) within the four months after Closing will be for the account of SRI, provided

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                     however that SRI's obligation shall in no event exceed
                     US$7 million.

For the purpose of Article 10.1, "relevant costs" are (1) all direct employee redundancy and relocation costs and (2) all incidental costs of reducing variable research and development expense.

10.2 Upon request from the Europe JVC, SRI will make a capital contribution to the general reserves of the Europe JVC in accordance with Article 5.8 of the Shareholders Agreement for the Europe JVC to the Europe JVC of an amount equal to the relevant costs referred to in Article 10.1(b).

                                   ARTICLE XI
                               TECHNOLOGY MATTERS
                               ------------------

11.1 The Parties agree that during the first twenty-four (24) months following the Closing Date, the Parties will undertake to review and may reorganize and realign the research and development and technology responsibilities of the Parties in line with the Technology Joint Venture and Shareholders Agreement and the technology license agreements listed in Article 5.03(d) of the Umbrella Agreement and the overall objectives and operations of the Europe JVC. At the end of such twenty-four (24) month period, the Parties will consider entering into new agreements which reflect any revised responsibilities of each Party and appropriate compensation. The Parties agree and understand that neither Party will be financially disadvantaged as a result of such new agreements.



                                   ARTICLE XII
                                EMPLOYEE MATTERS
                                ----------------

12.1 SRI acknowledges that as of Closing, the SRI JV Companies will continue to make employment available to the SRI JV Employees including participation in the respective SRI JV Employee Benefit Plans in which they are entitled to participate. The SRI JV Companies are liable for all expense charges, contributions to, liabilities and benefits under the SRI JV Employee Benefit Plans before the Closing Date and will be responsible for the expenses, charges, contributions to, liabilities and benefits under these plans with effect upon Closing. The SRI JV Companies have accounted for, consistent with past practices, the expenses through all prior periods which end on or prior to the Closing Date for the cost of providing the benefits for the SRI JV Employee Benefit Plans.

12.2 Goodyear, Goodyear Fra, Goodyear Lux and Goodyear Canada acknowledge that as of Closing, the Goodyear JV Companies will continue to

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                                   X-10.1-91
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make employment available to the Goodyear JV Employees, including participation in the respective Goodyear JV Employee Benefit Plans in which they are entitled to participate. The Goodyear JV Companies are liable for all expense charges, contributions to, liabilities and benefits under the Goodyear JV Employee Benefit Plans before the Closing Date and will be responsible for the expenses, charges, contributions to, liabilities and benefits under these plans with effect upon Closing. The Goodyear JV Companies have accounted for, consistent with past practices, the expenses through all prior periods which end on or prior to the Closing Date for the cost of providing the benefits for the Goodyear JV Employee Benefit Plans.

12.3 As soon as practicable after the date of this JV Agreement, each of SRI and Goodyear shall cause their applicable Affiliates to request from their respective employees who are parties to the SRI German Employment Contracts and the Goodyear German Employment Contracts, permission to provide copies of such Contracts to the Parties. In lieu of the above, each of SRI or Goodyear may make copies of the applicable agreements available to the other Parties after approval of the Transactions by the European Commission, provided that in each case such copies are provided at least one (1) month or more prior to the Closing.

12.4 After the date of this JV Agreement and prior to the Closing, each of SRI and Goodyear agree to advise the other of any directors, consultants or employees of any of the SRI JV Companies and Goodyear JV Companies, as the case may be, earning in excess of the equivalent of US$100,000 per annum that have formally notified such SRI JV Company or Goodyear JV Company, as the case may be, that he or she does not intend to continue his or her relationship with such company following the consummation of the Transactions on the terms of the applicable Collective Rules and the SRI JV Employment Contracts and Goodyear JV Employment Contracts, as the case may be.


                                  ARTICLE XIII
                                 INDEMNIFICATION
                                 ---------------


         The rights and obligations of the Parties under this JV Agreement are governed by and subject to Article XV, Indemnification, of the Umbrella Agreement and said Article is hereby incorporated into and made a part of this JV Agreement by this reference. The term "Party" and/or "Parties" in said
Article XV of the Umbrella Agreement shall be deemed to include all the Parties to this JV Agreement. SRI shall be solely liable for SRE's obligations to indemnify under said Article XV of the Umbrella Agreement.


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                                   X-10.1-92
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                                   ARTICLE XIV
                                 SHARED SERVICES
                                 ---------------

14.1 The Parties acknowledge that after the Closing Date, in order to ensure the continued operation of the Goodyear Businesses, the SRI Businesses and the businesses to be extracted pursuant to the Goodyear Reorganization and the SRI Reorganization, certain services will continue to be provided either by or to the Goodyear JV Companies or the SRI JV Companies on the one hand and Goodyear or SRI and their respective Affiliates (other than the Europe JVC and Affiliates controlled by it) on the other hand (the "Shared Services").

14.2 The Parties agree that between the date hereof and the Closing Date, they will, and will cause their respective Affiliates to, agree to the detailed written commercial terms upon which the Shared Services will be provided between them on the understanding that the provision of any such services will be made at cost, or upon such other commercial terms, in each case, as are agreed between Goodyear and SRI.

14.3 The Parties acknowledge that in the event that Shared Services, other than services which in the reasonable opinion of the provider have confidentiality aspects to providing such services (i.e. computer use, etc.), are transferred by Goodyear or SRI or their respective Affiliates to third parties instead of to Goodyear or SRI or their respective Affiliates (other than the Goodyear JV Companies or the SRI JV Companies), as the case may be, the above arrangements shall apply after such disposal, and such disposal shall proceed only if such third party shall also agree to accept and abide by the above arrangements regarding use by the Europe JVC or its Affiliates controlled by it with respect to such services.

                                   ARTICLE XV
                          NON TIRE REAL PROPERTY LEASES
                          -----------------------------


15.1 As of the Closing Date, SRI will, to the extent necessary, have caused the SRI JV Companies to have entered into the SRI Non Tire Real Property Leases with SRI and/or any Affiliate of SRI, other than the SRI JV Companies, for the use and enjoyment of each of the real properties described in Article 5.11(b) at cost, or upon such other commercial terms, in each case, as are agreed between Goodyear and SRI. SRI will ensure that, with respect to the SRI Non Tire Real Property Leases, as of the Closing Date, each SRI JV Company which is a party to such leases will have a valid and subsisting right to use the premises at no more than then current market terms, in each instance free and clear of all


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                                   X-10.1-93

Encumbrances other than Permitted Encumbrances and that, as of the Closing Date, there will be no default under any SRI Non Tire Real Property Lease nor any event, that with the lapse of time or giving of notice, would constitute a default thereunder and which would, in either case, have a Material Adverse Effect on any of the Material SRI JV Companies.

15.2 As of the Closing Date, Goodyear will, to the extent necessary, have caused the Goodyear JV Companies to have entered into the Goodyear Non Tire Real Property Leases with Goodyear and/or any Affiliate of Goodyear, other than the Goodyear JV Companies, for the use and enjoyment of each of the real properties described in Article 6.11(b) at cost, or upon such other commercial terms, in each case, as are agreed between Goodyear and SRI. Goodyear will ensure that, with respect to the Goodyear Non Tire Real Property Leases, as of the Closing Date, each Goodyear JV Company which is a party to such leases will have a valid and subsisting right to use the premises at no more than then current market terms, in each instance free and clear of all Encumbrances other than Permitted Encumbrances and that, as of the Closing Date, there will be no default under any Goodyear Non Tire Real Property Lease nor any event, that with the lapse of time or giving of notice, would constitute a default thereunder and which would, in either case, have a Material Adverse Effect on any of the Material Goodyear JV Companies.

15.3 The Parties acknowledge that in the event any interest in the leases described in Articles 15.1 or 15.2 above are disposed of by Goodyear or SRI or their respective Affiliates to third parties instead of to Goodyear or SRI or their respective Affiliates (other than the Goodyear JV Companies or the SRI JV Companies), as the case may be, the above arrangements shall apply after such disposal, and such disposal shall proceed only if such third party shall also agree to accept and abide by the above arrangements regarding use by the Europe JVC or its Affiliates controlled by it with respect to such leases.



                                   ARTICLE XVI


         This Article intentionally left blank.


                                  ARTICLE XVII
                                WARRANTY SERVICES
                                -----------------

17.1 WARRANTY SERVICES. The Parties agree that the applicable Goodyear JV Companies and the SRI JV Companies, respectively, from the Closing Date forward, for the products contemplated to be part of the Goodyear Businesses

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                                   X-10.1-94
and the SRI Businesses, shall perform repair and other work in connection with product warranties and shall administratively handle all claims and pay all costs arising in respect of warranty claims. Product recalls, including the administration and costs therefor, shall be handled in accordance with the applicable procedures of the Goodyear JV Companies and the SRI JV Companies, as the case may be.





                                  ARTICLE XVIII
                         INSURANCE AND PRODUCT LIABILITY
                         -------------------------------

18.1 INSURANCE. The Parties agree to and to cause their Affiliates, from the date of this JV Agreement until the Closing Date, to maintain property and liability insurance, if any, of the type and value maintained on the Goodyear Business Assets and the SRI Business Assets, as applicable, immediately before the signing of this JV Agreement.

18.2  SRI PRODUCT LIABILITY/COMPLETED OPERATIONS.

(a) SRI agrees to be responsible for the costs and expenses of liability for products manufactured or services performed by the SRI JV Companies before the Closing Date for the Transactions. Pursuant to but without limitation of the foregoing, SRI will at SRI's expense secure a product liability/completed operations insurance policy in the name of or for the benefit of the SRI JV Companies to pay for losses from product liability/completed operations claims (a "SRI Pre-Closing Product Liability Claim") arising on and after the Closing Date for products manufactured or services performed by the SRI JV Companies prior to the Closing Date and the Parties will cause the relevant SRI JV Companies to claim and to use their best efforts to recover under such policy for any insured losses. Such policy will provide coverage for a term of at least two (2) years after the Closing Date. The insurer under such policy shall administer such SRI Pre-Closing Product Liability Claims and shall be directed by SRI to coordinate with the risk manager for the Europe JVC regarding such risk manager's administration of SRI Pre-Closing Product Liability Claims with SRI and SRI's Affiliates, as mutually agreed between Goodyear and SRI.

(b) In the event that a SRI Pre-Closing Product Liability Claim gives rise to any claim by an SRI JV Company for recovery of insured losses which are not for any reason met in full or in part by the relevant insurer (such loss being an "SRI Uninsured Loss") for which SRI is responsible pursuant to this Article 18.2, the applicable SRI JV Company shall with reasonable promptness notify SRI in writing, specifying the nature of and the specific basis for such claim and the

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                                   X-10.1-95
amount or the estimated amount thereof to the extent then feasible. SRI may, and upon request of the SRI JV Company shall, retain counsel reasonably satisfactory to the SRI JV Company to represent the SRI JV Company and any other persons SRI may designate in connection with such claim. SRI shall pay the fees and disbursements of such counsel with regard thereto. SRI shall not be liable under this Article 18.2 for any settlement of any SRI Uninsured Loss without the prior written consent of SRI, which consent shall not be unreasonably withheld or delayed. SRI shall have the right to direct the defense or settlement of any SRI Uninsured Loss, but shall not, without the SRI JV Company's prior written consent, which consent shall not be unreasonably withheld or delayed, settle or compromise any SRI Uninsured Loss or consent to entry of any Judgment which does not include as an unconditional term thereof the release by the claimant or the plaintiff of the SRI JV Company and its Affiliates from all liability in respect of such claim. In the event SRI exercises the right to undertake the defense of any SRI Pre-Closing Product Liability Claim as provided above, the relevant SRI JV Company shall cooperate, and shall use all reasonable efforts to cause its Affiliates to cooperate, with SRI in such defense and make available to SRI, at SRI's expense, all witnesses, pertinent records, materials and information in the SRI JV Company's possession or under its control, and shall use all reasonable efforts to cause its Affiliates to make available to SRI, at SRI's expense, all witnesses, pertinent records, materials and information in the possession or under the control of any of them relating thereto, in each case as is reasonably required by SRI.

18.3  GOODYEAR PRODUCT LIABILITY/COMPLETED OPERATIONS.

(a) Goodyear agrees to be responsible for the costs and expenses of liability for products manufactured or services performed by the Goodyear JV Companies before the Closing Date for the Transactions. Pursuant to but without limitation of the foregoing, Goodyear will at Goodyear's expense secure a product liability/completed operations insurance policy in the name of or for the benefit of the Goodyear JV Companies to pay for losses from product liability/completed operations claims (a "Goodyear Pre-Closing Product Liability Claim") arising on and after the Closing Date for products manufactured or services performed by the Goodyear JV Companies prior to the Closing Date and the Parties will cause the relevant Goodyear JV Companies to claim and to use their best efforts to recover under such policy for any insured losses. Such policy will provide coverage for a term of at least two (2) years after the Closing Date. The insurer under such policy shall administer such Goodyear Pre-Closing Product Liability Claims and shall be directed by Goodyear to coordinate with the risk manager for the Europe JVC regarding such risk manager's administration of Goodyear Pre-Closing Product Liability Claims with Goodyear and Goodyear's Affiliates, as mutually agreed between SRI and Goodyear.

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(b)  In the event that a Goodyear Pre-Closing Product Liability Claim gives rise to any claim by a Goodyear JV Company for recovery of insured losses which are not for any reason met in full or in part by the relevant insurer (such loss being a "Goodyear Uninsured Loss") for which Goodyear is responsible pursuant to this Article 18.3, the applicable Goodyear JV Company shall with reasonable promptness notify Goodyear in writing, specifying the nature of and the specific basis for such claim and the amount or the estimated amount thereof to the extent then feasible. Goodyear may, and upon request of the Goodyear JV Company shall, retain counsel reasonably satisfactory to the Goodyear JV
Company to represent the Goodyear JV Company and any other persons Goodyear may designate in connection with such claim. Goodyear shall pay the fees and disbursements of such counsel with regard thereto. Goodyear shall not be liable under this Article 18.3 for any settlement of any Goodyear Uninsured Loss without the prior written consent of Goodyear, which consent shall not be unreasonably withheld or delayed. Goodyear shall have the right to direct the defense or settlement of any Goodyear Uninsured Loss, but shall not, without the Goodyear JV Company's prior written consent, which consent shall not be unreasonably withheld or delayed, settle or compromise any Goodyear Uninsured Loss or consent to entry of any Judgment which does not include as an unconditional term thereof the release by the claimant or the plaintiff of the Goodyear JV Company and its Affiliates from all liability in respect of such claim. In the event Goodyear exercises the right to undertake the defense of any Goodyear Pre-Closing Product Liability Claim as provided above, the relevant Goodyear JV Company shall cooperate, and shall use all reasonable efforts to cause its Affiliates to cooperate, with Goodyear in such defense and make available to Goodyear, at Goodyear's expense, all witnesses, pertinent records, materials and information in the Goodyear JV Company's possession or under its control, and shall use all reasonable efforts to cause its Affiliates to make available to Goodyear, at Goodyear's expense, all witnesses, pertinent records, materials and information in the possession or under the control of any of them relating thereto, in each case as is reasonably required by Goodyear.


                                   ARTICLE XIX
                      TERM OF JV AGREEMENT; EFFECTIVE DATE
                      ------------------------------------

19.1 TERM OF AGREEMENT. The covenants and agreements of the Parties hereto contained in this JV Agreement shall survive the execution and delivery of this JV Agreement and the Closing. This JV Agreement shall remain in effect until terminated in accordance with the provisions of the Umbrella Agreement.

19.2 EFFECTIVE DATE. This JV Agreement shall become effective as of the date first above written.


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                                   X-10.1-97
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                                   ARTICLE XX
                            MISCELLANEOUS PROVISIONS
                            ------------------------

20.1 AMENDMENTS. This JV Agreement may be amended, modified or superseded, and any of the terms, covenants or conditions hereof may be waived, only by a written instrument expressly referencing this JV Agreement as being amended, modified, superseded or waived, executed by the Parties, or, in the case of a waiver, by the Party or Parties waiving compliance.

20.2 WAIVERS. The failure at any time of any Party to require performance by another Party of any responsibility or obligation provided for in this JV Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision of this JV Agreement by another Party constitute a waiver of any succeeding breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself. No investigation conducted by or on behalf of any Party hereto, whether prior or subsequent to the date hereof, shall affect the representations and warranties contained in this JV Agreement, or in the schedules or certificates delivered pursuant hereto, or the rights of any Party hereto with respect to such representations and warranties or otherwise under this JV Agreement.

20.3 ASSIGNABILITY. Neither this JV Agreement nor any right or obligation hereunder may be assigned or delegated in whole or in part by any Party without the prior written consent of the other Parties, and any such attempted assignment or delegation without such consent shall be null, void AB INITIO and without effect. Any permitted assignment of this JV Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and the assignor shall, unless the Parties agree otherwise, remain liable for the obligations of any of its permitted assigns.

20.4 SEVERABILITY. If any one or more of the provisions contained in this JV Agreement or any document executed in connection therewith shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired; PROVIDED, HOWEVER, that in such case the Parties agree to use their best efforts (but without the incurrence of unreasonable cost or liability) to achieve the purpose of the invalid provision by a new legally valid stipulation.

         20.5 NOTICES. All notices, requests, demands and other communications required or permitted under this JV Agreement shall be in writing and shall be


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

deemed to have been duly given if delivered by hand, or sent by courier (and, in either case duly receipted) or facsimile transmission (provided that, in the case of facsimile transmission, a confirmation copy thereof shall be delivered by hand or sent by courier (and, in either case duly receipted) within two (2) days of transmission) as follows (until notice of a change thereof is given as provided in this Article 20.5):

         (a)      if to Goodyear, to:

                  The Goodyear Tire & Rubber Company
                  1144 East Market Street
                  Akron, Ohio   44316-0001, U.S.A.
                  Attention:  Corporate Secretary
                  Facsimile:  (330) 796 7861

         (b)      if to Goodyear Fra, to:

                  Goodyear S.A.
                  101 Avenue De La Chataigneraie
                  Bp 310
                  92506 Rueil-Malmaison Cedex - France
                  Attention: Finance Director
                  Facsimile:  33 1 47 16 2317

         (c)      if to Goodyear Lux, to:

                  Goodyear S.A.
                  Avenue Gordon Smith
                  L-7750 Colmar-Berg
                  Grand Duchy of Luxembourg
                  Attention: Finance Director
                  Facsimile:  352 8199 2709

         (d)      if to Goodyear Canada, to:
                  Goodyear Canada Inc.
                  450 Kipling Avenue
                  Toronto, Ontario M8Z 5E1
                  Canada
                  Attention:   President
                  Facsimile:   1-416-201-4249

         (e)      if to SRI, to:

                  Sumitomo Rubber Industries, Ltd.
                  6-9, 3-Chome




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                                   X-10.1-99

                  Wakinohama-cho, Chuo-ku
                  Kobe 651-0072, Japan
                  Attention: General Manager, Legal Department
                  Facsimile: 81 78 265 3111

         (f)      if to SRE, to:

                  Sumitomo Rubber Europe B.V.
                  Rue de Luxembourg 14A
                  B-1000 Brussels
                  Belgium
                  Attention: Chairman
                  Facsimile: 32 2 500 3693

         All notices given in accordance with this Article 20.5 are (subject to the foregoing provisions) effective, if delivered by hand or mailed by courier, at the time of delivery, and, if communicated by facsimile, at the time of receipt of confirmation of a successful transmission.

20.6     GOVERNING LAW, DISPUTES AND LANGUAGE.

         (a) THIS JV AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         (b) The parties hereto acknowledge that this JV Agreement and all other agreements contemplated to be delivered in connection herewith, incorporate certain negotiated terms and therefore, no presumption shall arise favoring any party hereto by virtue of authorship of any provisions of this JV Agreement, exhibits, schedules or any documents specifically referenced herein.

         (c) This JV Agreement has been written in English and the English version shall be the definitive text even if for convenience or otherwise it is translated into another language.

         (d) Except as may be otherwise specifically provided in this JV Agreement, any dispute between the parties in regard to the interpretation of, the effect of, the Parties' respective rights and obligations under, or a breach of any matter arising out of this JV Agreement shall be decided by the procedures in the Umbrella Agreement.

                                  X-10.1-100

20.7 TERMINATION PRIOR TO CLOSING. This JV Agreement may be terminated in accordance with the provisions of Article 18.08 of the Umbrella Agreement.

20.8 THIRD PARTIES. Except as specifically set forth or referred to in the Alliance Agreements, nothing expressed or implied herein is intended or shall be construed to confer upon or give any Person or entity other than the Parties hereto, their Affiliates and subsidiaries from time to time and their permitted successors and assigns any rights or remedies under or by reason of this JV Agreement.

20.9 TITLES TO ARTICLES AND SUBPARTS. The various titles of Articles or subparts of this JV Agreement are used solely for the purpose of convenience and shall not be used for interpreting or construing any word, clause, article or subpart of this JV Agreement.

20.10 COUNTERPARTS. This JV Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.11 SINGULAR AND PLURAL; GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

20.12 INCORPORATION. The Parties hereto hereby agree that Articles 4.01, ACCESS TO DATA AND PROPERTIES, 4.02, CONSENTS; NONASSIGNABILITY OR APPROVALS, 4.03, ORDINARY COURSE OF BUSINESS, 4.05, ANNOUNCEMENTS AND CONFIDENTIALITY, 4.06, PRESERVATION OF AND ACCESS TO BOOKS AND RECORDS, 18.06 SET-OFF, 18.08, TERMINATION PRIOR TO CLOSING, 18.09, ENTIRE AGREEMENT, 18.11, COSTS AND TAXES, and 18.12, REMEDIES, of the Umbrella Agreement are hereby incorporated into and made a part of this JV Agreement by this reference. The term "Party" and/or "Parties" in the above referenced articles of the Umbrella Agreement shall be deemed to include all the Parties to this JV Agreement.

                                  X-10.1-101

         IN WITNESS WHEREOF, the Parties hereto have caused this JV Agreement to be duly executed as of the day and year first above written.

                                THE GOODYEAR TIRE & RUBBER COMPANY

                                /S/  Samir Gibara
                                -----------------------------------------------
                                By:      Samir Gibara
                                Title:   Chairman of the Board, Chief Executive
                                         Officer and President

                                GOODYEAR S.A. a French corporation

                                /S/  Samir Gibara
                                -----------------------------------------------
                                By :     Samir Gibara
                                Title:   Attorney-in-Fact

                                GOODYEAR S.A.
                                a Luxembourg corporation

                                /S/  Samir Gibara
                                -----------------------------------------------
                                By:      Samir Gibara
                                Title:   Attorney-in-Fact

                                GOODYEAR CANADA INC.

                                /S/  Samir Gibara
                                -----------------------------------------------
                                By:      Samir Gibara
                                Title:   Attorney-in-Fact

                                SUMITOMO RUBBER INDUSTRIES , LTD.

                                /S/  Naoto Saito
                                -----------------------------------------------
                                By:      Naoto Saito
                                Title:   Chairman

                                SUMITOMO RUBBER EUROPE B.V.

                                /S/  Naoto Saito
                                -----------------------------------------------
                                By:      Naoto Saito
                                Title:   Attorney-in-Fact

                                  X-10.1-102

                               AMENDMENT NO. 1 TO
                       JOINT VENTURE AGREEMENT FOR EUROPE

This Amendment No. 1 to the Joint Venture Agreement for Europe ("JVA") dated as of September 1, 1999 ("Amendment No. 1") by and among The Goodyear Tire & Rubber Company, a company organised and existing under the laws of the State of Ohio of The United States of America ("Goodyear"), Goodyear S.A., a company organized and existing under the laws of the Republic of France ("Goodyear Fra"), Goodyear S.A., a company organized and existing under the laws of the Grand Duchy of Luxembourg ("Goodyear Lux"), Goodyear Canada Inc., a company organized and existing under the laws of the Province of Ontario of Canada ("Goodyear Canada"), Sumitomo Rubber Europe B.V., a company organized and existing under the laws of The Netherlands (to be renamed Goodyear Dunlop Tires Europe B.V.) ("SRE") and Sumitomo Rubber Industries, Ltd., a company organized and existing under the laws of Japan ("SRI").

WITNESSETH:

WHEREAS,

(A)      the above-stated parties desire to amend the JVA by amending Article
         2.4 and Schedule 2.4 thereof (i) by having Goodyear transfer the shares of Checkpoint Franchise B.V., where Checkpoint Franchise B.V. owns all the shares of Goodyear Great Britain Limited, to SRE in exchange for shares of SRE and by not having Goodyear Lux transfer any shares of Goodyear Great Britain Limited to SRE, (ii) by not having Goodyear Lux transfer any shares of S.A. Goodyear Coordination Center N.V. to SRE, and (iii) by retaining as an asset of DUK the sports field site known as "Sports Ground East, Fort Dunlop" ("sports field site") referred to in Schedule 2.1(b) of the JVA for a period of time and to agree to arrangements concerning its disposal by DUK following Closing; and

(B) the above-stated parties desire to agree to arrangements concerning certain letters of comfort issued by SRI to Sumitomo Bank Limited in favor of DU.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.       Goodyear Great Britain Limited and S.A. Goodyear Coordination Center
         N.V.

1.1 The parties agree that Goodyear shall transfer the entire issued share capital of Checkpoint Franchise B.V., a Netherlands company, which will on the Closing Date be the 100% owner of all issued share capital of Goodyear Great Britain Limited, except for certain shares held by directors as nominees, to SRE in exchange for shares of solely voting stock of SRE, all of the above-stated shares of Checkpoint Franchise B.V., Goodyear Great Britain Limited and SRE to be free and clear of all Encumbrances.

                                   X-10.1-103

1.2 The parties agree that Goodyear Lux shall not transfer any shares of Goodyear Great Britain directly to SRE and shall not transfer any shares of S.A. Goodyear Coordination Center N.V., which corporation has been dissolved, to SRE.

1.3 The amount of Equity Capital of SRE to be issued by SRE to Goodyear and Goodyear Lux in exchange for the shares of the companies to be transferred by Goodyear and Goodyear Lux pursuant to Article 2.4 and
         Schedule 2.4 of the JVA, as modified and amended by this Amendment No. 1, shall be adjusted in accordance with the formula set forth in such
         Schedule 2.4, where the "Share Value" for Goodyear shall increase from $291.4 mm to $594.4 mm to reflect the additional value of Checkpoint Franchise B.V. and Goodyear Great Britain Limited as being exchanged by Goodyear for SRE shares and where the "Share Value" for Goodyear Lux shall decrease from $1,071.2 mm to $768.2 mm to reflect the subtracted value of Goodyear Great Britain Limited not being in the shares of companies being exchanged by Goodyear Lux for SRE shares.

1.4      Goodyear hereby:

         1.4.1 acknowledges and agrees with SRE that to the extent that any stamp duty or other Tax is incurred by SRE in connection with the matters referred to in Article 1.1 above, Goodyear agrees to indemnify, defend and hold harmless SRE from any such stamp duty and any other Tax in accordance with Article 3.04(c) of the Umbrella Agreement dated as of June 14, 1999 by and between Goodyear and SRI; and

         1.4.2 agrees to indemnify, defend and hold harmless SRI (and its Affiliates) from all costs, losses and liabilities incurred by SRI (or any of its Affiliates) to the extent that the same would not have been incurred had the parties given effect to
                  Article 2.4 and Schedule 2.4 of the JVA in their original form prior to the amendments thereto set out in this Amendment No. 1, including, without limitation, costs, losses and liabilities arising out of the inability of SRI (or any of its Affiliates) to have the benefit in Japan of foreign tax credits as a result of giving effect to such amendments.

2.       Sports Ground East, Fort Dunlop

2.1 The parties agree that the sports field site shall remain as one of the assets of DUK after Closing until such time as the sports field site is sold to Tarmac Richardson Development Limited ("Tarmac") by December 31, 1999 or thereafter to SRI (or its nominee) notwithstanding the provisions of paragraph (xv) of Schedule 2.1(b) of the JVA on the following basis:

         2.1.1 following Closing the Parties will cooperate to agree to arrangements for the disposal of the sports field site either to Tarmac or to SRI (or its nominee) which, so far as is practicable, will have the same economic effect for DUK (and its Affiliates) and SRI (and its Affiliates) as if the

                                   X-10.1-104
                  sports field site had been disposed of by DUK to Tarmac or another third party at market value immediately prior to Closing and so that SRI (and its Affiliates) can receive the benefit of the net proceeds of sale arising in DUK on such a disposal, i.e. after deducting all costs associated with its disposal; and

         2.1.2 SRI shall indemnify, defend and hold harmless DUK (and its Affiliates) from and against all costs, losses and liabilities (other than costs already deducted in accordance with Article
                  2.1.1 above) incurred by DUK (or any of its Affiliates) to the extent that the same would not have been incurred had the sports field site been disposed of immediately prior to Closing.

3.       Letters of Comfort

3.1 SRI has issued a letter of comfort to Sumitomo Bank Limited in respect of forward exchange contracts entered into by DU which are listed in Schedule A hereto. The parties have agreed that it is impracticable to terminate such letter of comfort on Closing and that it shall continue in place for so long as the forward exchange contracts remain effective provided that the parties will procure that DU will not enter into any new forward exchange contracts with Sumitomo Bank Limited which are covered by such letter of comfort. SRE shall indemnify, defend and hold harmless SRI (and its Affiliates) from and against all costs, losses and liabilities incurred by SRI (or any of its Affiliates) under such letter of comfort.

4.       SRI Reorganization

4.1 The Parties recognize that, for commercial reasons, it has not been practicable to complete the non-exclusive grant back of the IMS patent by SRI to DG envisaged by paragraph (vi) of Schedule 2.1(b) to the JVA (the "Grant").

4.2 The Parties agree that they will each use their respective reasonable endeavors to achieve completion of the Grant as soon as reasonably practicable after the date hereof.

5.       General

5.1 The Parties agree that the JVA shall be amended to give effect to the provisions of this Amendment No. 1 but in all other respects the other terms and conditions of the JVA shall continue without change.

5.2 The Parties agree that expressions used in this Amendment No. 1 will have the same meanings as are ascribed thereto in the JVA.

                                   X-10.1-105

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Joint Venture Agreement for Europe to be duly executed as of the day and year first above written in this Amendment No. 1.

                                            THE GOODYEAR TIRE & RUBBER COMPANY

                                            /s/ C.E. Sprang
                                            ------------------------------
                                            By:      Clark E. Sprang
                                            Title:   Senior Vice President
                                                     Business Development and
                                                     Business Integration

                                            GOODYEAR S.A.

                                            a French corporation

                                            /s/ C.E. Sprang
                                            ------------------------------
                                            By:      Clark E. Sprang
                                            Title:   Attorney-in-Fact

                                            GOODYEAR S.A.

                                            a Luxembourg corporation

                                            /s/ C.E. Sprang
                                            ------------------------------
                                            By:      Clark E. Sprang
                                            Title:   Attorney-in-Fact

                                            GOODYEAR CANADA, INC.

                                            /s/ C.E. Sprang
                                            ------------------------------
                                            By:      Clark E. Sprang
                                            Title:   Attorney-in-Fact

                                            SUMITOMO RUBBER INDUSTRIES, LTD.

                                            /s/ T. Uchibayashi
                                            ------------------------------
                                            By:      Takashi Uchibayashi
                                            Title:   Representative Director and
                                                     Executive Vice President

                                            SUMITOMO RUBBER EUROPE B.V.

                                            /s/ T. Uchibayashi
                                            ------------------------------
                                            By:      Takashi Uchibayashi
                                            Title:   Attorney-in-Fact

                                   X-10.1-106